Exhibit 10.1

STOCK PURCHASE AGREEMENT

Among

LONE TREE HOLDINGS LTD.,

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.,

CM INTERNATIONAL HOLDING PTE. LTD.

and

CM BERMUDA LIMITED

Dated as of July 24, 2015

TABLE OF CONTENTS
Page

ARTICLE I

 Purchase and Sale of Shares; Closing

ARTICLE II

 Representations and Warranties of Seller

ARTICLE III

 Representations and Warranties of the Company

- i -

ARTICLE IV

 Representations and Warranties of Purchaser

ARTICLE V

 Covenants

- ii -

ARTICLE VI

 Conditions Precedent

SECTION 6.01.	Conditions to Each Party’s Obligation	68
SECTION 6.02.	Conditions to Obligation of Purchaser	69
SECTION 6.03.	Conditions to Obligation of Seller	70
SECTION 6.04.	Frustration of Closing Conditions	71

ARTICLE VII

 Termination, Amendment and Waiver

ARTICLE VIII

 Indemnification

- iii -

ARTICLE IX

 Tax Matters

ARTICLE X

 General Provisions

Exhibits
INDEX OF DEFINED TERMS

EXHIBIT A	Form of Letter of Credit
EXHIBIT B	Bi-Lateral Services Agreement
EXHIBIT C	Escrow Agreement
EXHIBIT D	Investment Management Agreement

- iv -

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 24, 2015, among Lone Tree Holdings Ltd., an exempted company with limited liability incorporated under the laws of Bermuda with registered number 39337 having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Seller”), Sirius International Insurance Group, Ltd., an exempted company with limited liability incorporated under the laws of Bermuda with registered number 39821 having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”), CM International Holding Pte. Ltd., a company with limited liability incorporated under the laws of Singapore with registered number 201437634R having its registered office at 20 Collyer Quay #23-01, Singapore 049319 (“Purchaser”), and CM Bermuda Limited, an exempted company with limited liability incorporated under the laws of Bermuda with registered number 50418 having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (“CMB”).

RECITALS

White Mountains Insurance Group, Ltd., an exempted company with limited liability incorporated under the laws of Bermuda with registered number 27225 having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Parent”), owns indirectly all of the issued and outstanding capital stock of Seller, and Seller owns directly all of the issued and outstanding shares of the common stock of the Company (the “Shares”).

Purchaser desires to purchase (directly or indirectly through its direct wholly-owned subsidiary, CMB) from Seller, and Seller desires to sell to Purchaser, all of the issued and outstanding Shares.

Concurrently with the execution and delivery of this Agreement, (i) Parent has executed and delivered to Purchaser a guaranty in favor of Purchaser (the “Parent Guaranty”) and (ii) China Minsheng Investment Co., Ltd., incorporated under the laws of the People’s Republic of China with registered number 310000000125935 having its registered office at No. 100 South Zhongshan Street, 23rd Floor, Shanghai 200010, People’s Republic of China (“CMI”), has executed and delivered to Seller a guaranty in favor of Seller (the “CMI Guaranty”).

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

SECTION 1.01.           Purchase and Sale of the Shares.  (a)  On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, all of the Shares for an amount equal to the sum of (A) the product of (i) the Closing Date Book Value multiplied by (ii) the Agreed Multiple, (B) $10 million and (C) the Adjustment Amount, if any (together, the “Purchase Price”), payable as set forth below in Section 1.03 and as determined pursuant to Section 1.04.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

(b)            Concurrently with the execution and delivery of this Agreement, Purchaser shall deliver to Seller a letter of credit in the form set out in Exhibit A issued by Hana Bank, Hong Kong Branch, in an amount of $200 million (together with any extensions or renewals thereof, the “Letter of Credit”) as security for the performance of the obligations of Purchaser hereunder, in the period up to and through Closing.  Such Letter of Credit shall terminate upon Closing or as otherwise provided under the terms of the Letter of Credit.

SECTION 1.02.           Closing Date.  The closing of the Acquisition (the “Closing”) shall take place at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton, Bermuda HM CX, at 10:00 a.m. on (i) the fifth Business Day following the satisfaction (or, to the extent not prohibited by Applicable Law or the byelaws and requirements of Lloyd’s, the waiver by all the parties) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent not prohibited by Applicable Law or the byelaws and requirements of Lloyd’s, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent not prohibited by Applicable Law or the byelaws and requirements of Lloyd’s, waived by the parties entitled to the benefits thereof), or (ii)  a Business Day within five Business Days following the then-scheduled Closing Date as Purchaser may notify Seller pursuant to Section 8.01(c), or (iii) at such other place, time and date as shall be agreed in writing between Seller and Purchaser.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.           Transactions To Be Effected at the Closing.  At the Closing:

(a)           the Company shall deliver to Seller and Purchaser counterparts of each of the Ancillary Agreements to be entered into by the Company at the Closing, duly executed by the Company;

(b)          Seller shall:

(i)            deliver to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate Transfer Tax stamps, if any, affixed; and

(ii)           deliver to Purchaser and the Company counterparts of each of the Ancillary Agreements to be entered into by Seller at the Closing, duly executed by Seller and, if party thereto, Parent;

(c)           Purchaser shall:

(i)            deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least four Business Days prior to the Closing Date), of immediately available funds in U.S. dollars in an amount (such amount, the “Estimated Payment Amount”) equal to the sum of (A) the product of (1) Estimated Closing Book Value multiplied by (2) the Agreed Multiple, (B) $10 million and (C) the Estimated Adjustment Amount, if any.  In the event that the Estimated Closing Book Value is less than the Reference Book Value, Seller may, at its option, transfer to the Company immediately prior to Closing an amount in Cash equal to the difference between the Reference Book Value and the Estimated Closing Book Value and, upon receipt of such amount by the Company, such Cash shall be taken into account as an asset in determining the Estimated Closing Book Value for the purpose of calculating the Estimated Payment Amount payable under this Section 1.03 and the Closing Date Book Value for the purpose of calculating the Final Purchase Price as determined pursuant to Section 1.04.  In the event that the Estimated Closing Book Value is greater than the Reference Book Value (the amount of such excess, the “Estimated Book Value Excess Amount”) and Seller, Parent or any subsidiary thereof (other than the Company or any Subsidiary) has contributed Cash to the Company or any Subsidiary after the date hereof and prior to the Closing Date (other than, for the avoidance of doubt, Cash contributed to the Company or any Subsidiary in exchange for the fair market value of the Reorganization Assets (including the Closing Date Reorganization Value) or the Extracted Entities (including the Extracted Entity Value) or in respect of any Parent Covers), then an amount (the “Estimated Adjustment Amount”) equal to (x) the aggregate amount of any Cash contributed to the Company or any Subsidiary after the date hereof and prior to the Closing Date (other than, for the avoidance of doubt, Cash contributed to the Company or any Subsidiary in exchange for the fair market value of the Reorganization Assets (including the Closing Date Reorganization Value) or the Extracted Entities (including the Extracted Entity Value) or in respect of any Parent Covers) by Seller, Parent or any subsidiary thereof (other than the Company or any Subsidiary), if any (the aggregate amount of such contribution, the “Estimated Contribution Amount”), or (y) in the event that the Estimated Contribution Amount exceeds the Estimated Book Value Excess Amount, the Estimated Book Value Excess Amount, shall be excluded as an asset in determining the Estimated Closing Book Value for the purpose of calculating the Estimated Payment Amount payable under Section 1.03 and the Closing Date Book Value for the purpose of calculating the Final Purchase Price as determined pursuant to Section 1.04 and shall instead be included in the Estimated Payment Amount pursuant to clause (C) of the definition thereof; and

(ii)           deliver to Seller and the Company counterparts of each of the Ancillary Agreements to be entered into by Purchaser at the Closing, duly executed by Purchaser and, if party thereto, CMI;

(d)          Seller shall permit the Letter of Credit to be withdrawn by the Purchaser;

(e)           the Company and the Subsidiaries shall (to the extent not previously transferred) sell, transfer and deliver the Reorganization Assets to Seller or any of its affiliates (other than the Company and the Subsidiaries) in exchange for immediately available funds in U.S. dollars in an amount equal to the Closing Date Reorganization Value reflected in the calculation of the Estimated Closing Book Value;

(f)            in the event that the conditions set forth in Article VI have been satisfied and the Company or any Subsidiary holds any of the entities listed on Section 1.03(f) of the Company Disclosure Letter (such entities  the “Run-Off Entities”), the Company and the Subsidiaries shall sell, transfer and deliver any Run-Off Entities then held by the Company or any Subsidiary to Seller or any of its affiliates (other than the Company and the Subsidiaries) in exchange for immediately available funds in U.S. dollars in an amount equal to the amount set forth on Section 1.03(f) of the Company Disclosure Letter with respect to the applicable Run-Off Entity (collectively, the “Run-Off Entity Value”), and, in connection therewith, Seller and the Company shall cause Sirius Re Holdings, Inc. to execute and deliver a guarantee (in the form customarily provided by the Company or its applicable Subsidiary in connection with similar transactions by White Mountains Solutions Holding Company and as is anticipated to be provided in connection with the sale of the Run-Off Entities pursuant to the respective Run-Off Entity SPA) to Parent for liabilities and obligations of the Run-Off Entities;

(g)           in the event that the conditions set forth in Article VI have been satisfied and Regulatory Approvals from the Insurance Regulators in the State of Tennessee have not been obtained (or have not been obtained without the imposition of a Burdensome Condition) at least four Business Days prior to the Closing Date, the Company and the Subsidiaries shall sell, transfer and deliver the entity listed on Section 1.03(g) of the Company Disclosure Letter (such entity, the “Solutions Entity”) to Seller or any of its affiliates (other than the Company and the Subsidiaries) in exchange for immediately available funds in U.S. dollars in an amount equal to the fair market value (as reasonably determined by Seller) of such entity (the “Solutions Entity Value”), and, in connection therewith, Seller and the Company shall cause Sirius Re Holdings, Inc. to execute and deliver a guarantee (in the form customarily provided by the Company or its applicable Subsidiary in connection with similar transactions by White Mountains Solutions Holding Company) to Parent for liabilities and obligations of the Solutions Entity (which guarantee shall survive the termination of the obligations under Section 5.15);

(h)           in the event that the conditions set forth in Article VI have been satisfied and Regulatory Approvals from the Insurance Regulators in Hong Kong have not been obtained (or have not been obtained without the imposition of a Burdensome Condition), the Company and the Subsidiaries shall sell, transfer and deliver the entity listed on Section 1.03(h) of the Company Disclosure Letter (such entity, the “JV Entity” and, together with the Run-Off Entities and the Solutions Entity, the “Extracted Entities”) to Seller or any of its affiliates (other than the Company and the Subsidiaries) in exchange for immediately available funds in U.S. dollars in an amount equal to the fair market value (as reasonably determined by Seller) of such entity (the “JV Entity Value” and, together with the Run-Off Entity Value and the Solutions Entity Value, the “Extracted Entity Value”).

(i)            Pursuant to Section 1.05, Seller shall deliver to Purchaser an amount in Cash equal to the Seller Settlement Amount, if any, and the Company shall deliver to Seller an amount in Cash equal to the Company Settlement Amount, if any.

(j)            All payments made pursuant to this Section 1.03 may be applied to offset any other payment required under this Section 1.03.

SECTION 1.04.           Final Determination of the Purchase Price.  (a)  At least four Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a statement in the form attached to Section 1.04(j) of the Company Disclosure Letter as Exhibit B (the “Estimated Closing Date Statement”) setting forth in reasonable detail Seller’s calculation of the Estimated Closing Book Value and a calculation of the Estimated Payment Amount based thereon.  Within 45 days after the end of the calendar quarter containing the Closing Date, Purchaser shall prepare and deliver to Seller a statement in the form attached to  Section 1.04(j) of the Company Disclosure Letter as Exhibit C (the “Closing Date Statement”) setting forth in reasonable detail (i) Purchaser’s calculation of the Closing Date Book Value, (ii) a calculation of the Purchase Price based thereon, and (iii) a calculation of the difference between the Estimated Payment Amount and the Purchase Price.  The Closing Date Book Value shall be calculated in accordance with the Applicable Accounting Principles.

(b)           The Closing Date Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Seller gives written notice of its disagreement with the Closing Date Statement (a “Notice of Disagreement”) to Purchaser prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.  If a Notice of Disagreement is received by Purchaser in a timely manner, then the Closing Date Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified by Seller in the Notice of Disagreement and (B) the date any disputed matters are finally resolved by the Accounting Firm.  During the 45-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified by Seller in the Notice of Disagreement.  At the end of such 45-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for resolution any and all matters that were included by Seller in the Notice of Disagreement and that remain in dispute.  The Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon in writing by Seller and Purchaser (such agreement not to be unreasonably withheld, delayed or conditioned).

(c)           In resolving matters submitted to it pursuant to Section 1.04(b), the Accounting Firm (i) shall make its final determination on all matters within 60 days of its appointment; (ii) shall not hold any hearings; (iii) shall not be entitled to take or order the taking of depositions or other testimony under oath and (iv) with respect to each matter submitted to it, shall select either the Purchaser position (as set forth in the Closing Date Statement) or the Seller position (as set forth in the Notice of Disagreement) and shall not select or determine any alternative position.

(d)           The scope of the disputes to be resolved by the Accounting Firm shall be limited to (i) whether the Closing Date Statement was prepared in accordance with the Applicable Accounting Principles (including Exhibit C of Section 1.04(j) of the Company Disclosure Letter) with respect to the matters that were submitted for resolution to the Accounting Firm, (ii) whether there were mathematical errors in the Closing Date Statement and (iii) the fees and expenses allocation pursuant to Section 1.04(f).  The Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Date Statement or the Notice of Disagreement that was not submitted for resolution to the Accounting Firm, (B) any determination as to whether GAAP or SAP was followed for the Financial Statements, the Statutory Statements, the Estimated Closing Date Statement or the Closing Date Statement (other than to the extent required in connection with the determination made in clause (i) of the preceding sentence), (C) any determination as to whether the Reference Book Value, the Estimated Closing Book Value, the Estimated Adjustment Amount, the Closing Date Reorganization Value, the Extracted Entity Value or any other Cash contributed to the Company or any Subsidiary in exchange for the fair market value of the Reorganization Assets or the Extracted Entities was properly calculated in accordance with the Applicable Accounting Principles, (D) any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement, or (E) any determination as to compliance by the Company, Purchaser or Seller with any of its covenants in this Agreement.  Any disputes not within the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 1.04(d) as well as any disputes about the scope of disputes to be resolved by the Accounting Firm pursuant to this Section 1.04(d) shall be resolved in accordance with Section 10.09.  Any determination by the Accounting Firm, and any work or analyses performed by the Accounting Firm, may not be offered as evidence in any suit, action or proceeding as evidence of a breach of Section 3.05, a breach of any other representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 1.04).

(e)           The final determination by the Accounting Firm of the matters submitted to it pursuant to Section 1.04(b) shall:  (i) be in writing; (ii) include the Accounting Firm’s calculation of the Closing Date Book Value; (iii) include the Accounting Firm’s determination of each matter submitted to it pursuant to Section 1.04(b); (iv) include the allocation of fees and expenses pursuant to Section 1.04(f); and (v) include a brief summary of the Accounting Firm’s reasons for its determination of each issue.

(f)            The dispute resolution by the Accounting Firm under this Section 1.04 shall constitute an expert determination under New York CPLR Article 76 and shall not constitute an arbitration.  The determinations of the Accounting Firm as to any issue of fact shall be final and binding, absent actual and intentional fraud, bad faith or manifest error or clear failure to apply clause (i) or (ii) of the definition of “Applicable Accounting Principles”.  Judgment may be entered upon the determination of the Accounting Firm in the Supreme Court of the State of New York, New York County, the United States District Court for the Southern District of New York or any other court having jurisdiction over the party against which such determination is to be enforced.  The cost of any dispute resolution (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.04 shall be borne by Seller and Purchaser equally.  The fees and disbursements of Purchaser’s independent accountants incurred in connection with their preparation and review of the Closing Date Statement and any Notice of Disagreement shall be borne by Purchaser, and the fees and disbursements of Seller’s independent accountants incurred in connection with their preparation and review of the Closing Date Statement and any Notice of Disagreement shall be borne by Seller.

(g)           (i)  In the event that the Closing Date Book Value as finally determined in accordance with Section 1.04(b) (giving effect, for the avoidance of doubt, to any amounts transferred to the Company prior to Closing pursuant to the second sentence of Section 1.03(c)(i) as an asset in Closing Date Book Value) is less than the Reference Book Value, Seller may elect, by delivering written notice to Purchaser no later than five Business Days following the date on which the Closing Date Statement becomes final and binding on the parties in accordance with Section 1.04(b), to transfer to the Company an amount (such amount, the “Top-Up Amount”) in Cash equal to the difference between the Reference Book Value and the Closing Date Book Value as finally determined in accordance with Section 1.04(b).  If Seller so notifies Purchaser of its election to transfer the Top-Up Amount to the Company, (1) the Closing Date Book Value as finally determined in accordance with Section 1.04(b) shall be increased by the Top-Up Amount (such Closing Date Book Value, the “Increased Closing Date Book Value”), (2) the parties shall use the Increased Closing Date Book Value instead of the Closing Date Book Value as finally determined in accordance with Section 1.04(b) for the purpose of calculating the Final Purchase Price as determined pursuant to, and any amounts payable pursuant to, Section 1.04(h) and (3) Seller shall transfer the Top-Up Amount to the Company no later than such time as any amounts are payable pursuant to Section 1.04(h) (and the payment of the Top-Up Amount may be applied to offset any payment required to be made by Purchaser under Section 1.04(h)).

(ii)           In the event that (1) the Closing Date Book Value as finally determined in accordance with Section 1.04(b) (giving effect, for the avoidance of doubt, to any amounts transferred to the Company prior to Closing pursuant to the second sentence of Section 1.03(c)(i) as an asset in Closing Date Book Value) is greater than the Reference Book Value (the amount of such excess, the “Book Value Excess Amount”) and (2) Seller, Parent or any subsidiary thereof (other than the Company or any Subsidiary) contributed Cash to the Company or any Subsidiary after the date of this Agreement and prior to the Closing Date (other than, for the avoidance of doubt, Cash contributed to the Company or any Subsidiary in exchange for the fair market value of the Reorganization Assets (including the Closing Date Reorganization Value) or the Extracted Entities (including the Extracted Entity Value) or in respect of any Parent Covers), then the Closing Date Book Value as finally determined in accordance with Section 1.04(b) shall be decreased by an amount (such amount, the “Adjustment Amount” and such Closing Date Book Value, the “Decreased Closing Date Book Value”) equal to (x) the aggregate amount of any Cash contributed to the Company or any Subsidiary after the date of this Agreement and prior to the Closing Date (other than, for the avoidance of doubt, Cash contributed to the Company or any Subsidiary in exchange for the fair market value of the Reorganization Assets (including the Closing Date Reorganization Value) or the Extracted Entities (including the Extracted Entity Value) or in respect of any Parent Covers) by Seller, Parent or any subsidiary thereof (other than the Company or any Subsidiary), if any (the aggregate amount of such contributions, the “Contribution Amount”), or (y) in the event that the Contribution Amount exceeds the Book Value Excess Amount, the Book Value Excess Amount, and the parties shall use the Decreased Closing Date Book Value instead of the Closing Date Book Value as finally determined in accordance with Section 1.04(b) for the purpose of calculating the Final Purchase Price as determined pursuant to, and any amounts payable pursuant to, Section 1.04(h) and the Adjustment Amount shall instead be included in the Final Purchase Price pursuant to clause (C) of the definition of Purchase Price.

(h)           In the event that the Estimated Payment Amount (based on the Estimated Closing Book Value as determined pursuant to Section 1.03(c)(i)) does not equal the Purchase Price (based on the Closing Date Book Value as finally determined in accordance with Section 1.04(b) or, if applicable, the Increased Closing Date Book Value or the Decreased Closing Date Book Value) (such Purchase Price, the “Final Purchase Price”), then (i) if the Final Purchase Price is greater than the Estimated Payment Amount, Purchaser shall, within seven Business Days after the Final Purchase Price is so finally determined, make payment by wire transfer in immediately available funds in U.S. dollars of the amount of such difference and (ii) if the Final Purchase Price is less than the Estimated Payment Amount, Seller shall, within seven Business Days after the Final Purchase Price is so finally determined, make payment by wire transfer in immediately available funds in U.S. dollars of the amount of such difference.  Any payment pursuant to this Section 1.04(h) shall be accompanied by interest thereon, compounded daily (based on a 365-day year), at a rate per annum equal to the average of the six-month LIBOR for United States dollars as published by Reuters as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid, from and including the Closing Date to but excluding the date of payment.

(i)            In connection with the determination of the Closing Date Book Value pursuant to this Section 1.04:

(i)            During the 45 days following Seller’s receipt of the Closing Date Statement, Seller and its independent accountants shall be permitted to review the working papers of Purchaser, the Company and their respective independent accountants relating to the Closing Date Statement.

(ii)           From the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Seller, Purchaser and the Company shall not take any action with respect to the accounting Books and Records of the Company on which the Closing Date Statement is to be based that are not consistent with the Company’s past practices.

(iii)          From the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Seller, Purchaser and the Company shall afford to Seller and Purchaser and their respective independent accountants reasonable access to the personnel, properties, Books and Records of the Company and the Subsidiaries for any purpose relating to the adjustment contemplated by this Section 1.04.

(j)            In this Agreement:

“Applicable Accounting Principles” means (i) the principles, policies and procedures set forth in Section 1.04(j) of the Company Disclosure Letter, whether or not used by the Company historically or in the Financial Statements or the Statutory Statements and whether or not in accordance with GAAP or SAP, (ii) with respect to any matter not covered by clause (i) above, the principles, policies and procedures used in the preparation of the Audited Financial Statements, whether or not in accordance with GAAP or SAP, and (iii) with respect to any matter not covered by clause (i) or (ii) above, GAAP applied in a manner consistent with the Audited Financial Statements; provided, however, that (A) no “subsequent event” occurring after the Closing Date shall be taken into account, even if otherwise required by clause (i), (ii) or (iii) above, and (B) except as otherwise specifically set forth in Section 1.04(j) of the Company Disclosure Letter, no change shall be made in any reserve, accrual or other account existing as of the Closing Date, nor shall any new reserve, accrual or other amount be included in the liabilities of the Company and the Subsidiaries, in either case as a result of events or developments occurring, or information becoming available, after the Closing Date, even if otherwise required by clause (i), (ii) or (iii) above.

SECTION 1.05.           Settlement of Parent Covers.  (a)  From and after the date hereof until such time as all Parent Covers have expired or been sold, unwound, settled, terminated or otherwise extinguished, the Company shall prepare and maintain a schedule (the “Parent Cover Schedule”) that sets forth each Parent Cover (whether or not currently in effect), including each Parent Cover set forth on Section 10.04(b)(4) of the Company Disclosure Letter, and reasonable detail regarding (w) the effective date, covered perils and territories and attachment point, (x) the consideration paid (including earned and unearned premiums as of the report date) by the Company or any Subsidiary to acquire such Parent Cover (such amount, the “Parent Cover Costs”), (y) the amount of any recoveries or other payment received or receivable therefrom by the Company or any Subsidiary (the “Parent Cover Benefits”) and (z) the legal entity purchasing each such Parent Cover, the applicable statutory tax rate and the applicable tax-adjusted amounts of the Parent Cover Costs and Parent Cover Benefits, in each case from and after the date of any previous settlement of Parent Cover Costs and Parent Cover Benefits pursuant to this Section 1.05.  Promptly upon request by Seller and promptly following any material change in the status of any Parent Cover or the recoveries receivable thereunder, the Company shall deliver a copy of such schedule to Seller.

(b)            At least two Business Days prior to the anticipated Closing Date, the Company shall deliver to Seller the then-current Parent Cover Schedule.  In the event that the then current tax-adjusted Parent Cover Costs (not previously settled pursuant to this Section 1.05) exceed the then current tax-adjusted Parent Cover Benefits (not previously settled pursuant to this Section 1.05), at the Closing, Seller shall deliver to the Company an amount in Cash equal to such excess (the amount of such excess at any time, the “Seller Settlement Amount”).  In the event that the then current tax-adjusted Parent Cover Benefits (not previously settled pursuant to this Section 1.05) exceed the then current tax-adjusted Parent Cover Costs (not previously settled pursuant to this Section 1.05), at the Closing, the Company shall deliver to Seller an amount in Cash equal to such excess (the amount of such excess at any time, “Company Settlement Amount”).

(c)            During the period from and after the Closing until such time as all Parent Covers have expired or been sold, unwound, settled, terminated or otherwise extinguished and no further Parent Cover Costs or Parent Cover Benefits may accrue or be incurred, the Company shall, on a quarterly basis, deliver to Seller the then-current Parent Cover Schedule and promptly thereafter, Seller shall deliver an amount in Cash equal to the Seller Settlement Amount, if any, and Purchaser shall deliver to Seller an amount in Cash equal to the Company Settlement Amount, if any.

(d)            With respect to each Parent Cover, from and after the date hereof and until such Parent Cover has expired or been sold, unwound, settled, terminated or otherwise extinguished, the Company shall, and shall cause any applicable Subsidiary to, use its reasonable best efforts at the tax-adjusted cost of the Seller to take any action with respect to such Parent Cover upon delivery of written notice from Seller to the Company, including to sell, unwind, settle, terminate or otherwise extinguish such Parent Cover.

(e)            During the period from and after the Closing until such time as all Parent Cover Costs and all Parent Cover Benefits have been finally settled, the Company shall afford to Seller and its independent accountants reasonable access to the personnel, properties and Books and Records of the Company and the Subsidiaries for any purpose relating to the payments contemplated by this Section 1.05.

(f)            Disputes arising under this Section 1.05 regarding any Seller Settlement Amount or Company Settlement Amount or the calculation of the amounts set forth on the Parent Cover Schedule shall be identified by the party receiving the Parent Cover Schedule within 30 days of the delivery of such schedule and any dispute not resolved by mutual agreement within 30 days of the delivery of such notice shall be resolved by the Accounting Firm.  The Accounting Firm shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require, and any such resolution by the Accounting Firm shall be final.  The costs, fees and expenses of the Accounting Firm relating to any disputes under this Section 1.05 shall be borne equally by Purchaser and Seller.

SECTION 1.06.           No Setoff.  Seller and Purchaser acknowledge and agree that the payments contemplated by this Article I are non-refundable and that no party shall have any right of abatement, reduction, setoff, counterclaim, rescission, recoupment, refund, defense or deduction with respect thereto, in each case except as otherwise expressly provided for in this Article I.

SECTION 1.07.           Withholding.  To the extent withholding is required by Applicable Law, the Purchaser shall be entitled to deduct and withhold from the Purchase Price or any other payment made by it under this Agreement such amounts as it is required to deduct and withhold under Applicable Law (such requirement, the “Withholding Tax”), and any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made, provided that, if the Withholding Tax was imposed as a result of a present or former connection between Purchaser and the jurisdiction imposing such Withholding Tax (other than a connection arising as a result of the sale of the Shares hereunder), including for the avoidance of doubt any Withholding Tax imposed under the laws of Singapore, then the Purchaser shall pay such additional amounts as necessary so that the total amount received by Seller is equal to the amount Seller would have received had no Withholding Tax been imposed.  Purchaser and Seller shall cooperate to reduce or eliminate any Withholding Tax, and shall each provide to the other party any forms it is eligible to provide to reduce or eliminate such Withholding Tax.

SECTION 1.08.           Substitution.  Purchaser shall be entitled, by delivering written notice to Seller no later than two Business Days before the Closing Date, to require Seller to transfer the Shares to CMB at the Closing rather than Purchaser; provided, however, that Purchaser’s election to require Seller to deliver the Shares to CMB shall not relieve Purchaser of its obligation to pay the Estimated Payment Amount at Closing pursuant to Section 1.03 or any other obligations under this Agreement.  If Purchaser elects to require Seller to transfer the Shares to CMB pursuant to this Section 1.08, then following Closing all references to Purchaser in this Agreement shall be deemed to refer instead CMB and CMB shall be entitled to enforce any and all rights of Purchaser hereunder.

ARTICLE II

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Letter, the statements contained in this Article II are true, complete and correct:

SECTION 2.01.           Organization, Standing and Power.  Seller is an exempted Bermuda limited company duly incorporated, validly existing and in good standing under the laws of Bermuda and has full corporate or organizational power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party or a material adverse effect on the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby and thereby (any such material adverse effect, a “Seller Material Adverse Effect”).

SECTION 2.02.           Authority; Execution and Delivery; Enforceability.  Seller has all requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.  Seller has duly executed and delivered this Agreement, and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming due authorization, execution and delivery hereof and thereof by the parties hereto or thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 2.03.           No Conflicts; Consents.  (a)  The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, (i) conflict with, or result in any violation of any provision of, the memorandum of association or bye-laws of Seller, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any mortgage, lien, charge, encumbrance, pledge or security interest of any kind (collectively, “Liens”) upon any of the properties or assets of Seller under, any provision of any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which Seller is a party or by which any of its properties or assets is bound or (iii) assuming (A) compliance with the matters set forth in Section 4.03(a) (other than Section 4.03(a)(iii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(a)), (B) that the Consents referred to in Sections 2.03(b) and 3.04(b) are obtained and (C) that the filings referred to in Sections 2.03(b) and 3.04(b) are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (C), prior to the Closing, conflict with, or result in any violation of any provision of, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Applicable Law”), in each case, applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b)           No consent, approval, waiver, license, permit, order or authorization (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) the Regulatory Approvals, (iii) filings with or approvals from the Bermuda Monetary Authority under the Exchange Control Act of 1972 of Bermuda and regulations thereunder and (iv) compliance with and filings under the Securities Act, the Exchange Act, applicable state securities or blue sky laws and the rules and regulations of any securities exchange.

SECTION 2.04.           Litigation.  (a) There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller or any affiliate of Seller (other than the Company and the Subsidiaries) and (b) to the Knowledge of Seller, none of Seller or Seller’s affiliates (other than the Company and the Subsidiaries) is a party to any Judgment of or settlement agreement with a Governmental Entity that, in the case of clauses (a) and (b) above, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

SECTION 2.05.           The Shares.  Seller has good and valid title to the Shares, free and clear of all Liens.  Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Purchase Price or the Estimated Payment Amount, as the case may be, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

SECTION 2.06.           Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby or by any Ancillary Agreement based upon arrangements made by or on behalf of Seller.

SECTION 2.07.           No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE COMPANY IN THIS AGREEMENT, SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANY, THE SUBSIDIARIES OR ANY OTHER MATTER, INCLUDING WITH RESPECT TO THE ADEQUACY OF RESERVES.

ARTICLE III

Representations and Warranties of the Company

The Company hereby represents and warrants to Purchaser that, except as set forth in the Company Disclosure Letter, the statements contained in this Article III are true, complete and correct:

SECTION 3.01.           Organization and Standing.  (a)  Each of the Company and the Subsidiaries is duly incorporated or organized, validly existing and in good standing (to the extent the concept is recognized by the applicable jurisdiction) under the laws of the jurisdiction in which it is incorporated or organized and has full corporate or organizational power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and the Subsidiaries is duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The term “Subsidiary” means each person listed as a “Subsidiary” in Section 3.01 of the Company Disclosure Letter.

(b)           The Company has made available to Purchaser true and complete copies of (i) the memorandum of association of the Company, as amended to the date of this Agreement (the “Company Memorandum of Association”), and the bye-laws of the Company, as amended to the date of this Agreement (the “Company Bye-Laws”), and (ii) the comparable governing instruments, each as amended to the date of this Agreement, of each Subsidiary listed in Section 3.01 of the Company Disclosure Letter.

SECTION 3.02.           Capital Stock of the Company and the Subsidiaries.  (a)  As of the date of this Agreement, the authorized share capital of the Company consists of 12,000 shares of common stock, par value $1.00 per share (the “Common Shares”), of which 12,000 Common Shares are issued and outstanding as of the date hereof.  Except for the Common Shares, there are no other classes of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.  The Common Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act 1981 of Bermuda, the Company Memorandum of Association or the Company Bye-Laws or any Contract to which the Company is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Common Shares may vote (“Voting Company Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Common Shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(b)           As of the date of this Agreement, Section 3.02(b) of the Company Disclosure Letter sets forth for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock.  As of the date of this Agreement, except as set forth in Section 3.02(b) of the Company Disclosure Letter, there are no shares of capital stock or other equity securities of any Subsidiary issued, reserved for issuance or outstanding.  The Company, directly or indirectly, owns all of the outstanding shares of capital stock of each of the Subsidiaries.  All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Subsidiary is a party or by which any Subsidiary is bound (i) obligating any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, any Subsidiary or (ii) obligating any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.  As of the date of this Agreement, there are no restrictions on the sale or transfer of the Common Shares or the capital stock of the Subsidiaries, subject to obtaining regulatory approvals.  As of the date of this Agreement, there are not any outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary.

(c)            Except for its interests in the Subsidiaries, as of the date of this Agreement (or in the case of Investment Assets, as of the close of business on June 30, 2015), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.           Authority; Execution and Delivery; Enforceability.  The Company has all necessary corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company has duly executed and delivered this Agreement, and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 3.04.           No Conflicts; Consents.  (a)  The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Company with the terms hereof and thereof will not (i) conflict with, or result in any violation of any provision of, the Company Memorandum of Association or the Company Bye-Laws, (ii) conflict in any material respects with, or result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, any provision of any Listed Contract or (iii) assuming (A) compliance with the matters set forth in Section 4.03(a) (other than Section 4.03(a)(iii)(A)) (and assuming the accuracy of the representations and warranties made in such Section 4.03(a)), (B) that the Consents referred to in Sections 2.03(b) and 3.04(b) are obtained and (C) that the filings referred to in Sections 2.03(b) and 3.04(b) are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (C), prior to the Closing, conflict in any material respects with, or result in any material violation of any provision of, any Judgment or Applicable Law, in each case, applicable to the Company or any Subsidiary or their respective properties or assets.

(b)           No Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) the Regulatory Approvals, (iii) filings with or approvals from the Bermuda Monetary Authority under the Exchange Control Act of 1972 of Bermuda and regulations thereunder, and (iv) compliance with and filings under the Securities Act, the Exchange Act, applicable state securities or blue sky laws and the rules and regulations of any securities exchange.

SECTION 3.05.           Financial Statements.  (a)  The Company has made available to Purchaser true, complete and correct copies of (i) the audited consolidated financial statements of SIG and its subsidiaries as of and for the years ended December 31, 2014, 2013 and 2012 (the most recent such date, the “Balance Sheet Date”), together with the report of the independent auditor of SIG thereon, including, in each case, a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity and related footnotes (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of SIG and its subsidiaries as of and for the three-month period ended March 31, 2015, including a balance sheet and statement of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (A) have been prepared in accordance with United States generally accepted accounting principles (or authoritative interpretation thereof by a Governmental Entity) (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (B) present fairly in all material respects the financial position, results of operations, cash flows, and changes in stockholder’s equity of SIG and its subsidiaries on a consolidated basis as of and for the respective periods indicated (subject, in each case with respect to the Unaudited Financial Statements, to the absence of footnotes and changes resulting from normal year-end adjustments).

(b)           The Company has made available to Purchaser a statement reconciling the unaudited consolidated balance sheet and statement of comprehensive income (loss) of the Company and the Subsidiaries as of and for the years ended December 31, 2014 and 2013, to the audited balance sheet and statement of comprehensive income (loss) of SIG and its subsidiaries for the years ended December 31, 2014 and 2013 (the “Reconciliation Statement”).  The Reconciliation Statement, together with the Audited Financial Statements, presents fairly, in all material respects, the financial position and results of operations of the Company and the Subsidiaries as of and for the periods indicated.

(c)           The Company has made available to Purchaser true, complete and correct copies of the audited regulatory balance sheet and regulatory results of operations and cash flows of each of the Reinsurance Subsidiaries, excluding any footnotes thereto, in each case, as of and for the years ended December 31, 2012, December 31, 2013, and December 31, 2014 (together, the “Statutory Statements”).  The Statutory Statements (A) were prepared in accordance with Applicable Law and SAP applied on a consistent basis during the periods presented and (B) present fairly in all material respects the respective regulatory financial position of the Reinsurance Subsidiaries at the respective dates thereof, and the regulatory results of operations and cash flows for the periods then ended (subject, in each case, to the absence of footnotes) and there are no permitted practices utilized in the preparation of the Statutory Statements. As of the date of this Agreement, no material weakness or significant deficiency has been asserted by any Governmental Entity with respect to any of the Statutory Statements.  As of the date of this Agreement, no Governmental Entity has requested the refiling or amending of any Statutory Statement.

(d)           The Insurance Reserves stated in the Statutory Statements with respect to each of the Reinsurance Subsidiaries as of their respective dates: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); (ii) were fairly stated in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); and (iii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding Insurance Reserves in the prior fiscal years, except as otherwise noted in the Statutory Statements and related actuarial opinions for the applicable Reinsurance Subsidiary for the 2014 fiscal year; provided, that this Section 3.05(d) shall not be construed as a representation or warranty (expressed or implied) with respect to the adequacy or sufficiency of the Insurance Reserves.

(e)           None of the Company or the Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between any of the Company or the Subsidiaries, on the one hand, and the Parent or any of its affiliates (other than the Company and the Subsidiaries), including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Company or the Subsidiaries on SIG’s financial statements.

(f)            Since January 1, 2014 and through the date of this Agreement, none of the Company or any Subsidiary nor, to the Knowledge of the Company, any current or former director, officer or employee of the Company or any Subsidiary, nor, to the Knowledge of the Company, any auditor, accountant or representative of the Company or any Subsidiary, has received or been under a duty to report (including any self-reporting obligation) any non-frivolous complaint, allegation, assertion or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company and the Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company and the Subsidiaries have engaged in questionable accounting, reserving or auditing practices.

(g)           As of the date of this Agreement, the Company has no outstanding indebtedness for borrowed money from third party lending sources.

SECTION 3.06.           No Undisclosed Liabilities.  None of the Company or the Subsidiaries has any Liabilities that would be required to be reserved against or otherwise disclosed or reflected on a balance sheet or in the notes thereto prepared in accordance with GAAP, except (a) for Liabilities reflected, disclosed or reserved against in any Year End Balance Sheet, in the notes thereto, in the Interim Balance Sheet or in the Reconciliation Statement, (b) for Liabilities for losses, loss adjustment expenses and unearned premiums arising under Contracts for insurance or reinsurance written or assumed by the Reinsurance Subsidiaries, (c) for Liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (d) Liabilities for Taxes and (e) other Liabilities that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

SECTION 3.07.           Assets Other than Real Property Interests.  (a)  The Company or a Subsidiary has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all the material assets reflected on any Year End Balance Sheet or thereafter acquired, other than those disposed of in the ordinary course of business since the Balance Sheet Date, in each case free and clear of all Liens, except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable, (ii) Liens that secure obligations that are reflected as Liabilities on any Year End Balance Sheet or the existence of which is referred to in the notes to any Year End Balance Sheet and (iii) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted (the Liens described above, together with the Liens referred to in clauses (ii) through (v) of Section 3.08, are referred to collectively as “Permitted Liens”).  This Section 3.07(a) does not relate to real property or interests in real property, such items being the subject of Section 3.08, or to Intellectual Property, such items being the subject of Section 3.09.

(b)           Immediately following the Closing and after giving effect to the transactions contemplated by this Agreement, the Company and the Subsidiaries will own, possess, have a valid license to or leasehold interest in, or have access to and the right to use or receive the benefit of, all material assets and properties necessary for the operation of the business of the Company and the Subsidiaries as such business was conducted immediately prior to Closing.

SECTION 3.08.           Real Property.

(a)           Section 3.08(a)(i) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all real property and interests in real property owned in fee by the Company or any Subsidiary (individually, an “Owned Property”).  Section 3.08(a)(ii) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all real property and interests in real property leased by the Company or any Subsidiary for which the Company or such Subsidiary is committed to make annual lease payments in excess of $250,000 (individually, a “Leased Property”).  The Company or a Subsidiary has good and insurable fee title to all Owned Property and good and valid title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens, except (i) Liens described in clause (i), (ii) or (iii) of Section 3.07(a), (ii) leases, subleases and similar agreements set forth in Section 3.08(a)(ii) of the Company Disclosure Letter, (iii) easements, covenants, rights-of-way and other similar restrictions of record, (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to the Closing and (v) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions.  None of the items set forth in clauses (iii), (iv) and (v) above, individually or in the aggregate, materially impairs, or would reasonably be expected materially to impair, the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted or have, individually or in the aggregate, a Company Material Adverse Effect (collectively, a “Property Material Adverse Effect”).

(b)           The Company and the Subsidiaries have received no notice, as of the date of this Agreement, under all leases and subleases in effect as of the date of this Agreement to which the Company or such Subsidiary is party (as landlord, sublandlord, tenant or subtenant) with respect to the Company Property (each, a “Real Property Lease”) to which the Company or such Subsidiary, or any applicable Company Property is subject, of breach or default thereunder which has not been cured and, to the Knowledge of the Company, no other party to any Real Property Lease is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Property Material Adverse Effect.  As of the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any notice of the intention of any party to terminate any Real Property Lease.  True, complete and correct copies of each Real Property Lease in effect as of the date of this Agreement have been made available to Purchaser.

(c)           As of the date of this Agreement, neither the Company nor any Subsidiary is a party to a Contract which contemplates the sale, lease, option to purchase or lease, or other disposition of an Owned Property, or an interest in Owned Property, to another party.

SECTION 3.09.           Intellectual Property.  (a)  Section 3.09(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all material registered Intellectual Property (including patents, patent applications, registered trademarks and trademark applications, domain names and copyrights), and material unregistered copyrights and trademarks owned or filed by the Company or any Subsidiary, other than commercial off-the shelf software, unregistered designs, trademarks, copyrights and other unregistered Intellectual Property that, individually or in the aggregate, are not material to the conduct of the business of the Company and the Subsidiaries as presently conducted.  The Intellectual Property set forth on Section 3.09(a) of the Company Disclosure Letter is referred to in this Agreement as the “Company Intellectual Property”.

(b)           All the Company Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the business of the Company and the Subsidiaries as presently conducted.  Each item of the Company Intellectual Property that is registered Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable.  The Company or a Subsidiary is the owner of all the Company Intellectual Property.  The Company or a Subsidiary owns and has the legal and beneficial right, title and interest in, has valid licenses, sublicenses, other agreements, or otherwise has the right to use all material Intellectual Property that is necessary to conduct the business of the Company and the Subsidiaries as presently conducted, and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.  From January 1, 2014 to the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any written communication from any person asserting any ownership interest in any Company Intellectual Property.

(c)           To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  No claims are pending or, to the Knowledge of the Company, threatened as of the date of this Agreement against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Subsidiaries of any Intellectual Property, and from January 1, 2014 to the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any written communication alleging that the Company or any Subsidiary violated any rights relating to Intellectual Property of any person.

(d)           The Company and the Subsidiaries own or have a valid right to access and use all material computer systems, information technology hardware, software, and databases necessary for the conduct of the business of the Company and the Subsidiaries as presently conducted (the “IT Systems”).  The Company and the Subsidiaries have taken commercially reasonable steps to implement appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach of the IT Systems.  To the Knowledge of the Company, the IT Systems (i) do not contain viruses, worms, time bombs, back doors, Trojan horses or other malicious code, bugs, faults, or other errors or contaminants that disrupt or adversely affect  in any material respect the conduct of the business of the Company and the Subsidiaries as presently conducted; and (ii) from January 1, 2014 to the date of this Agreement have not suffered any material error, breakdown, failure, or security breach that adversely affected in any material respect the business of the Company or any of the Subsidiaries or that was required to be reported to any Governmental Entity.  The Company and the Subsidiaries have established (A) commercially reasonable programs that are designed to protect the confidentiality of electronic data, files, materials, reports, forms and records used in and necessary to conduct the business of the Company and the Subsidiaries as presently conducted that are confidential or proprietary and (B) written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of health or financial information about individual policyholders, customers, consumers or benefits recipients.

(e)           In this Agreement, “Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, logo, business name, brand name, domain name, copyright, copyright registration, design, design registration or any right to any of the foregoing.

SECTION 3.10.           Contracts.  (a)  Section 3.10 of the Company Disclosure Letter lists each of the following Contracts which the Company or any Subsidiary, as of the date of this Agreement, is a party to or bound by:

(i)            any Contract relating to outstanding indebtedness (including letters of credit) for borrowed money from third party lending sources pursuant to which the Company or any Subsidiary has borrowed an amount in excess of $2,000,000;

(ii)            with respect to any joint venture, partnership or other similar agreement or arrangement with a third party, any Contract that relates to the formation, creation, operation, management or control of such joint venture, partnership or similar agreement or arrangement, in each case other than Investment Assets;

(iii)          any Contract that involves or would reasonably be expected to involve aggregate payments by or to the Company or any Subsidiary in excess of $2,000,000 in the most recent twelve-month period, other than (A) agreements solely between or among the Company or one or more Subsidiaries, (B) Contracts pursuant to which the Company or any Subsidiary provides or purchases insurance, reinsurance or retrocession and (C) Contracts that can be terminated by the Company or any Subsidiary on less than 90 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(iv)         any Contract (A) that would limit the freedom of the Company or any Subsidiary to compete in any line of business or with any person or in any area after the Closing, (B) that contains exclusivity obligations or restrictions that would be binding on the Company or any Subsidiary after the Closing or (C) pursuant to which the Company or any Subsidiary provides “most favored nations” pricing status to any third party, in each case other than Contracts that can be terminated (including such restrictive provisions) by the Company or any Subsidiary on less than 90 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(v)          any Contract relating to any material interest rate, derivatives or hedging transaction;

(vi)         any Contract between the Company or any Subsidiary, on the one hand, and any Key Employee of the Company or any Subsidiary, on the other hand;

(vii)        any material Contract that relates to the investment management function of or the provision of investment management or advisory services to the business of the Company and the Subsidiaries;

(viii)      any Contract that relates to the acquisition or disposition of any division or line of business or operations, capital stock or assets or any real estate as to which there are any material ongoing obligations of the Company;

(ix)          any Contract under which the Company or any Subsidiary has committed to make any investment (in the form of a loan, capital contribution or otherwise), in any other person (other than the Company or the Subsidiaries), other than (A) any Investment Asset or (B) any investment in an amount less than $2,000,000;

(x)            any Contract under which the Company or any Subsidiary has directly or indirectly guaranteed liabilities or obligations of any person, other than the Company or any Subsidiary (and in each case other than (A) endorsements for the purpose of collection in the ordinary course of business and (B) Contracts pursuant to which the Company or any Subsidiary provides or purchases insurance, reinsurance or retrocession in the ordinary course of business), in any such case which, individually, is in excess of $2,000,000; and

(xi)          any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary, prohibits the pledging of the capital stock of the Company or any Subsidiary or prohibits the issuance of any guarantee by the Company or any Subsidiary.

(b)          As of the date of this Agreement, each Contract required to be listed in Section 3.10 of the Company Disclosure Letter (each, a “Listed Contract”) is a valid and binding agreement of the Company or Subsidiary party thereto and, to the Knowledge of the Company, any other party thereto and is in full force and effect, except for such failures to be valid, binding or in full force and effect that are not material.  The Company or the applicable Subsidiary has performed all material obligations required to be performed by it to date under the Listed Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Listed Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.  As of the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any notice of termination of, or the intention of any party to terminate any Listed Contract.  Complete and correct copies of each Listed Contract, together with all written modifications and amendments thereto, have been made available to Purchaser.

SECTION 3.11.           Permits.  The Company and the Subsidiaries hold, own or possess all licenses, permits, certificates, approvals, authorizations, consents, registrations, exemptions and waivers from Governmental Entities and Lloyd’s necessary for the ownership and lawful conduct of their respective businesses as conducted on the date of this Agreement, except where the failure to hold, own or possess any such Permits is not material (collectively, “Permits”).  Set forth on Section 3.11(a) of the Company Disclosure Letter is a list of jurisdictions where the Company or the Subsidiaries is conducting insurance business for insurance regulatory purposes.  The Company and the Subsidiaries are in material compliance with all of the terms and requirements of each such Permit.  As of the date of this Agreement, since the Balance Sheet Date, none of Seller, the Company and the Subsidiaries has received written notice from any Governmental Entity or Lloyd’s of any suit, action or proceeding (a “Proceeding”) relating to the revocation, suspension or termination of, or material modification to (including imposing any restriction or condition thereon), any such Permits, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity or Lloyd’s, as applicable, and there is no ongoing dispute with any Governmental Entity or Lloyd’s, as applicable regarding the scope or terms of any such material Permits.  Subject to compliance with the matters set forth in Sections 2.03(b), 3.04(b) and 4.03(b) (and assuming the accuracy of the representations and warranties made in Section 4.03), none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the Acquisition, other than any revocation, suspension, withdrawal or termination of a Permit that is not material.

SECTION 3.12.           Insurance.  Section 3.12 of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all current policies in respect of property and general liability, directors and officers liability, fiduciary liability, employment practices liability, errors and omissions liability and workers’ compensation liability, under which the Company and the Subsidiaries are insured (excluding, for the avoidance of doubt, any reinsurance or retrocession policy in respect of any Liability of the Company or any Subsidiary under an insurance or reinsurance policy written by the Company or any Subsidiary).  All such policies are in full force and effect (and all premiums due and payable thereon have been paid in full, other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date, which amounts shall be paid prior to the Closing Date if so required).  As of the date of this Agreement, there is no material claim by or with respect to the Company or the Subsidiaries pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and, to the Knowledge of the Company, there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policy.

SECTION 3.13.           Tax Matters.  (a)  All material Tax Returns required to be filed by or with respect to the Company and the Subsidiaries have been timely filed (taking into account any extensions) in accordance with Applicable Law, any advance tax agreement or advance pricing agreement with a Taxing Authority, and any transfer pricing study, and all such Tax Returns were correct and complete.  All material Taxes required to be paid by or with respect to the Company or any Subsidiary, whether or not shown on such Tax Returns, have been timely paid to the appropriate Taxing Authority.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of the Subsidiaries.  There are no Liens on any of the Company’s or its Subsidiaries’ assets for Taxes other than Permitted Liens.

(b)           Neither the Company nor any Subsidiary is treated or has been treated for Tax purposes as a resident in a country other than the country of its organization and neither the Company nor any Subsidiary of the Company has, or has had, a branch, agency or permanent establishment for Tax purposes in a country other than the country of its organization.  None of the Company or its Subsidiaries are treated as fiscally transparent under Applicable Law.

(c)            The Company and the Subsidiaries have complied in all material respects with all Applicable Law relating to the collection and withholding of Taxes (including all information reporting and record keeping requirements) and all such Taxes, including all such Taxes with respect to amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party, have been duly paid within the time and in the manner prescribed by Applicable Law by or on behalf of the Company and the Subsidiaries.

(d)            Neither the Company nor any Subsidiary has waived in writing any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).  No audit or other administrative proceeding is pending or threatened, and no judicial proceeding is pending or threatened, that involves any Tax or Tax Return filed or paid by or on behalf of the Company or any of its Subsidiaries. None of the Company or its Subsidiaries has entered into any closing agreement or requested or received any Tax rulings or administrative guidance (or similar special arrangements or privileges related to Taxes) from a Taxing Authority with respect to Taxes. No claim has been made by a Taxing Authority that the Company or a Subsidiary may be subject to taxation in a jurisdiction where Tax Returns are not filed by or on behalf of the Company or such Subsidiary.

(e)            All deficiencies for any material Taxes that have been asserted by any Taxing Authority in writing against the Company or any Subsidiary have been satisfied in full, settled or withdrawn or have been reserved for to the extent required by GAAP or SAP, as applicable.

(f)            None of the Company, the Subsidiaries, Seller or its affiliates, has received a Tax opinion with respect to any transaction relating to the Company or any of its Subsidiaries impacting a Tax Return of the Company or the Subsidiaries with respect to which the statute of limitations has not expired, other than a transaction in the ordinary course of business.

(g)           Neither the Company nor any Subsidiary is party to or bound by any Tax sharing agreement or Tax indemnity agreement, other than an agreement (i) the sole parties to which are the Company or any Subsidiary or (ii) with third parties, made in the ordinary course of business, the primary subject of which is not Tax. None of the Company or any Subsidiary is responsible for Taxes of another person (other than the Company or a Subsidiary) as a result of transferee or successor liability or of being or having been a member of an affiliated, consolidated, combined or unitary tax group (other than a group the sole members of which are the Company or its Subsidiaries).

(h)           Neither the Company nor any of its Subsidiaries is a direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect (including an indemnity from a seller or lessee of property, or other insurance) with respect to any transaction or Tax opinion. Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or U.S. Treasury Regulation Section 1.6011-4(b)(1) (or similar provision in non-U.S. Applicable Law).

(i)            None of the Company or any Subsidiary will be required for Tax purposes to include any material item of income in, or exclude any material item of deduction from, taxable income for any Taxable Period (or portion thereof) ending after the date of the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction made or entered into prior to the Closing, (iv) prepaid amount received prior to the Closing, or (v) election under Section 108(i) of the Code made prior to the Closing.

(j)            The Company and its Subsidiaries have complied in all material respects with Section 482 of the Code and all other Applicable Laws, practices of and agreements with or rulings granted by Taxing Authorities concerning transfer pricing, and, without limiting the foregoing, have maintained appropriate supporting documentation with respect to transfer pricing in compliance with applicable requirements of Applicable Laws and Taxing Authorities.

(k)           The total amount of the Net Deferred Tax Asset of the Company and the Subsidiaries as of the Balance Sheet Date and the components thereof (including the relevant company, types of assets and offsetting valuation allowances) are set forth on Section 3.13(k) of the Company Disclosure Letter.  Section 3.13(k) of the Company Disclosure Letter shall be updated to reflect the components of the Net Deferred Tax Asset as taken into account in the Closing Date Book Value.

SECTION 3.14.           Legal Proceedings.  As of the date of this Agreement, (a) there is no material Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary (other than claims-related Proceedings) and (b) neither the Company nor any Subsidiary is a party to any Judgment or settlement agreement of or with a Governmental Entity resulting in, or that would reasonably be expected to result in, a loss to the Company and the Subsidiaries of $1,000,000 or more.  This Section 3.14 does not apply with respect to Intellectual Property matters, which are the subject of Section 3.09, environmental matters, which are the subject of Section 3.22, employee and labor matters, which are the subject of Section 3.19, employee benefit matters, which are the subject of Section 3.15, or Tax matters, which are the subject of Section 3.13.

SECTION 3.15.           Employee Benefit Plans and Related Matters; ERISA.

(a)           Section 3.15(a) of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of each material Company Benefit Plan (identifying with an asterisk each such Company Benefit Plan that is a Stand-Alone Benefit Plan).  Seller or the Company has made available to Purchaser, to the extent applicable, (i) with respect to each material Company Benefit Plan, (A) a true, complete and correct copy of all plan documents and all material modifications and amendments thereto and (B) all material written correspondence from a Governmental Entity and (ii) with respect to each material Stand-Alone Benefit Plan, (A) copies of all trust agreements, insurance Contracts or other funding arrangements, (B) the most recent annual funding report, or such similar reports, statements or information returns required to be filed with or delivered to any Governmental Entity (including reports filed on Form 5500 with accompanying schedules and attachments), if any, (C) the most recent determination, qualification or opinion letter or similar document issued by any Governmental Entity for any such Stand-Alone Benefit Plan intended to qualify for favorable tax treatment and any pending application thereof and (D) the current summary plan description.

(b)          Each Stand-Alone Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) and no event has occurred or circumstance exists that could reasonably be expected to result in a revocation of such determination letter or the imposition of any penalty or Liability with respect to the qualified status of any such Stand-Alone Benefit Plan or trust.  Each Company Benefit Plan has been operated in accordance with its terms and Applicable Laws, except as would not individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries. Neither the Company or any Subsidiary has received any claim or notice that a Stand-Alone Benefit Plan is in non-compliance with its terms or Applicable Laws, except as would not individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries.

(c)            Liability; Compliance.

(i)            No Company Benefit Plan is or has been subject to Title IV of ERISA. No Company Benefit Plan is a defined benefit plan, determines benefits based on level of compensation and years of service or has assets that exceed the present value of its projected benefit obligations (determined based on actuarial assumptions used in the most recently prepared actuarial valuation report with respect to such Company Benefit Plan).

(ii)            As of the date of this Agreement, (A) there are no pending or, to the Knowledge of the Company, threatened, claims, suits, actions or disputes by or on behalf of any participant or his or her dependents with respect to any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan or by or on behalf of any Participant against the Company or any Subsidiary regarding matters relating to a Company Benefit Plan and (B) no Stand-Alone Benefit Plan is under audit, investigation or examination (nor, to the Knowledge of the Company, has notice been received of any potential audit, investigation or examination) nor is any Stand-Alone Benefit Plan subject to any suit, claim or proceeding by any Governmental Entity except, in the case of clauses (A) and (B), as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries.

(iii)          Neither the Company nor any Subsidiary has any Liability in respect of, or obligation to provide, post-employment or post-retirement health, medical or life insurance benefits for any Participant, except (A) as required by Applicable Laws or (B) where the entire cost of coverage or benefits is borne by the Participant.

(iv)         (A) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (alone or in combination with any other event) (1) give rise to any Liability or obligation with respect to any Company Benefit Plan or to any Participant, (2) result in forgiveness of any indebtedness of any Participant, or (3) increase the amount of compensation or benefits, or accelerate the vesting or timing of payment of any compensation or benefits, payable to any Participant or increase or accelerate the funding obligation with respect to any Company Benefit Plan except, in the case of clauses (1)-(3), as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries and (B) without limiting the generality of the forgoing, no amount paid or payable to any Participant in connection with the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law).

(v)           Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code complies in all material respects in form and operation with Section 409A of the Code and the regulations thereunder so as to avoid any Tax under Section 409A of the Code, (ii) each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” of a “nonqualified entity” within the meaning of Section 457A of the Code complies in all material respects in form and operation with Section 457A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax under Section 457A of the Code, and (iii) neither the Company, nor any Subsidiary, has any indemnity obligation for any Taxes imposed under Sections 4999, 409A, or 457A of the Code.

(vi)         (A) No Stand-Alone Benefit Plan is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA,(B) neither the Company, nor any Subsidiary, maintains or has any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits (such disclosure to include the amount of any such funding) and (C) all Company Benefit Plans that are “welfare plans” (within the meaning of Section 3(1) of ERISA) are fully insured or are self-insured and subject to stop-loss coverage, and no claim under any such Company Benefit Plan could reasonably be expected to result in any material uninsured liability to the Company or any Subsidiary.

(vii)        Neither the Company nor any of the Subsidiaries has been an employer in an occupational pension scheme to which sections 38 to 51 of the Pensions Act 2004 (or the equivalent provisions under Northern Irish law) applies or an associated person or connected person with such an employer as defined for those sections.

SECTION 3.16.           Absence of Changes or Events.  From the Balance Sheet Date to the date of this Agreement, (a) the Company and the Subsidiaries have conducted their businesses in the ordinary course (other than with respect to its activities in connection with the proposed sale of the Company and the negotiation, execution and performance of this Agreement and any Ancillary Agreement) and (b) there has not been any event or change (including any disposal of material assets or business operations or the termination of any Contract material to the operation of the business of the Company and its Subsidiaries) that has had, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.17.           Risk−Based Capital.  Except as set forth on Section 3.17 of the Company Disclosure Letter, the Seller has made available to the Purchaser, prior to the date hereof, true and complete copies of all material analyses, reports and other data prepared by or for any Reinsurance Subsidiary and submitted by any Reinsurance Subsidiary to any Insurance Regulator of such Reinsurance Subsidiary since January 1, 2014, in each case relating to its risk−based capital together with true, accurate and complete copies of all substantive responses from the relevant Insurance Regulators to such submissions and any related correspondence between the Insurance Regulators and such Reinsurance Subsidiary.   There are no material disputes or issues outstanding between the relevant Reinsurance Subsidiary and any relevant Insurance Regulators concerning the adequacy of such Reinsurance Subsidiary’s regulatory capital resources.

SECTION 3.18.           Compliance with Applicable Laws.

(a)           The Company and the Subsidiaries are and have been in compliance with all Applicable Laws in all material respects since January 1, 2013.  From January 1, 2013 to the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any written notice from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any material respect with any Applicable Law.  The representations in this Section 3.18(a) do not apply with respect to Tax matters.

(b)          Neither the Company nor any Subsidiary, nor their respective directors, employees, or any person acting on their behalf have taken or will take any action in violation of the Anti-Bribery Laws, or, directly or indirectly or through a third party:

(i)            Have paid, offered, promised, given or authorized, or will pay, offer, promise, give or authorize, directly or indirectly, the payment of money or anything of value to a Government Official intending to:

(A)            influence a Government Official in his official capacity in order to assist the Company or any a Subsidiary in obtaining or retaining business or a business advantage, or in directing business to the Company or any Subsidiary;

(B)            secure an improper advantage for the Company or any Subsidiary;

(C)            induce any such Government Official to use his influence to affect or influence any act, omission or decision of a Governmental Entity in order to assist the Company or any of the Subsidiaries in obtaining or retaining business, or in directing business to the Company or any Subsidiary; or

(D)            provide an unlawful personal gain or benefit, of financial or other value, to any such Government Official on behalf of the Company or any Subsidiary; or

(ii)            otherwise, make any bribe, payoff, influence payment, kickback, or other unlawful payment to any person, regardless of the form, whether in money, property, or services, to obtain or retain business or to obtain any improper advantage for the Company or any Subsidiary.

(c)            Neither Seller, the Company nor any of the Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, affiliate, agent or representative of the Company, is an individual or entity that is, or is owned or controlled by a person that is:

(i)            the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce or any other U.S. Governmental Entity, or by the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or

(ii)            located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(d)            The operations of the Company and the Subsidiaries are and have been conducted at all times since January 1, 2013 in material compliance with the applicable anti-money laundering statutes of jurisdictions in which the Company and the Subsidiaries conduct and have in such period conducted business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).   No Proceeding by any Government Entity asserting a violation by the Company or any Subsidiary of Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(e)           To the Knowledge of the Company, the Company and each of the Subsidiaries complies in all material respects with (a) all Applicable Laws concerning data privacy, data protection and data security (“Data and Privacy Laws”) and (b) its published privacy notices and policies (including, without limitation, with respect to making disclosures to customers or consumers).  The Company and the each of the Subsidiaries takes commercially reasonable administrative, technical, and physical measures to ensure that Personal Information is protected against material loss, damage, and unauthorized access, use, modification, or other misuse.

(f)            To the Knowledge of the Company, since January 1, 2013, there has been no material loss, damage, or unauthorized access, use, modification or other misuse of any Personal Information maintained by or on behalf of the Company or any of the Subsidiaries.

(g)          Since January 1, 2013, no person (including any Governmental Entity) has provided any written notice, made any written claim, or commenced any Proceeding by or before any Governmental Entity with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained by or on behalf of the Company or any of the Subsidiaries.

SECTION 3.19.           Employee and Labor Matters.

(a)           Neither the Company nor any Subsidiary is party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization (collectively, “Labor Agreements”), and, to the Knowledge of the Company, there are not any labor unions or other organizations or groups representing, purporting to represent or attempting to represent any Employees nor has there been, to the Knowledge of the Company, any application for certification of a collective bargaining agent or other activities, efforts or proceedings of any union or other labor organization to organize any Employees.  The Company and the Subsidiaries have complied in all material respects with the terms of any Labor Agreement.

(b)           Each of the Company and the Subsidiaries: (i) is in compliance with all requirements of Applicable Laws with respect to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, benefits, collective bargaining and Labor Agreements, the payment of social security and similar taxes, worker classification, occupational safety and health, termination of employment or services, plant closing, employee classification, wages, hours and other labor-related matters, (ii) has not engaged in any unfair labor practices and (iii) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries. The Company and each Subsidiary have maintained records that are up-to-date and accurate in all material respects regarding employment of each of its Employees (including, without limitation, details of terms of employment, payments of salaries, tax and social insurance funds contributions, disciplinary and health and safety matters) and any termination of employment.

(c)           As of the date of this Agreement, there is no Proceeding, labor dispute, audit or grievance pending or, to the Knowledge of the Company, threatened with respect to the Company or any Subsidiary relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment, privacy right, labor dispute (including relating to any Labor Agreement), workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Participants, including charges of unfair labor practices or harassment complaints, except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability to the Company and the Subsidiaries. There is not presently pending or existing, and to the Knowledge of the Company, there is not threatened, any strike, lockout, slowdown, picketing, work stoppage, or employee grievance process.

(d)           The Seller, the Company and each Subsidiary have properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all Participants, and the Seller, the Company and each Subsidiary have withheld and paid over all applicable Taxes and made all appropriate filings in connection with services provided by the Participants, as applicable.

(e)            Neither the Company nor any Subsidiary has, since January 1, 2012), effectuated (a) a “plant closing” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility or (b) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility.

(f)            The execution of this Agreement does not, and the consummation of the transactions contemplated hereunder will not, either alone or in conjunction with any other event, result in or give rise to any obligation to notify, consult with or obtain the consent or approval of any Employee, union, works council, or other employee representative.

(g)           There is no person employed or engaged by the Company or any Subsidiary who is not wholly engaged in the business undertaken by the Company and the Subsidiaries. No Employee is seconded to any affiliate of the Parent other than the Company and the Subsidiaries.  No person who works in the business undertaken by the Company and the Subsidiaries is employed or engaged by any affiliate of the Parent that is not the Company or a Subsidiary.

SECTION 3.20.           Transactions with Affiliates.  Section 3.20 of the Company Disclosure Letter lists all Contracts to which the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company and the Subsidiaries), on the other hand, are a party or are otherwise bound that involve continuing liabilities or obligations of the Company and the Subsidiaries in excess of $1,000,000 (each, an “Affiliate Transaction”).  Each Reinsurance Subsidiary that is a party to an Affiliate Transaction has complied in all material respects with all requirements of Applicable Law or Governmental Entities applicable thereto and obtained all material approvals of Governmental Entities necessary in connection therewith.

SECTION 3.21.           Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby or by any Ancillary Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.22.           Environmental Matters.  Other than as arising from or relating to any liability or obligation (including for losses or loss adjustment expenses) arising under contracts for insurance or reinsurance written or assumed by the Reinsurance Subsidiaries, (a)the Company and each Subsidiary has at all times since January 1, 2014 complied in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company and each Subsidiary of all material Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof) and (b) there are no pending or, to the Knowledge of the Company, threatened Proceedings against the Company or any Subsidiary that seek to impose, or that are reasonably likely to result in, any liability or obligation of the Company or any Subsidiary under any Environmental Law, and neither the Company nor any Subsidiary is subject to any agreement, Judgment, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation on such entity with respect to any Environmental Law.

SECTION 3.23.           Insurance Regulatory Matters; Agreements with Regulators.  (a)  The Reinsurance Subsidiaries have filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since January 1, 2014, and no material deficiencies have been asserted in writing by any Governmental Entity since January 1, 2014 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved or are no longer being pursued by such Governmental Entity.  Since January 1, 2014, none of the Reinsurance Subsidiaries is or has been a “commercially domiciled insurer” under the laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.  The Company has made available to Purchaser true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of the Reinsurance Subsidiaries issued by any Insurance Regulator since January 1, 2014, (ii) all material insurance holding company filings or submissions provided to any Insurance Regulator with respect to the Company or any Subsidiary since January 1, 2014 and all material correspondence related thereto, and (iii) all other material registrations, filings and submissions provided to any Insurance Regulator with respect to any of the Reinsurance Subsidiaries since January 1, 2014 and all material correspondence related thereto.  As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any pending or, to the Knowledge of the Company, threatened financial or market conduct examination or investigation by any Insurance Regulator.

(b)          All policies or contracts of insurance or reinsurance  written by the Reinsurance Subsidiaries (collectively, “Policies”) in effect as of the date hereof have been, to the extent required under Applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection.

(c)           No provision in any Policy gives the holder thereof or any other person the right to receive policy dividends.

(d)          To the Knowledge of the Company, each agent, broker, insurance intermediary or producer engaged on behalf of the Subsidiaries (each, a “Producer”), (i) complies with all Applicable Laws regarding such Producer’s authority to engage in the type of insurance activities in which such Producer is engaged on behalf of the Subsidiaries, (ii) is duly licensed or authorized (including, the marketing, sale or issuance of any policies) in each jurisdiction in which such Producer places or sells policies and (iii) is duly authorized and appointed by the applicable Subsidiary pursuant to Applicable Laws.

(e)           Section 3.23(e) of the Company Disclosure Letter lists each Contract between the Company or any Subsidiary, on the one hand, and any third party managing general agent or managing general underwriter, on the other hand, that generated aggregate gross premiums in excess of $2,000,000 during the period from January 1, 2014, to December 31, 2014, other than any Contracts relating to general brokerage agreements.

(f)            Except as required by Applicable Laws or the byelaws or requirements of Lloyd’s with respect to insurance and the reinsurance licenses maintained by the Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on the any Subsidiary, or order or direction by, or extraordinary supervisory letter or cease-and-desist order from, any Insurance Regulator binding on any Subsidiary that restricts materially the conduct of the business of the Subsidiaries or relates to their capital adequacy, credit or risk management policies or management.  No Subsidiary has adopted any policy, procedure or board resolution at the request of any Insurance Regulator that restricts materially the conduct of the business of such Subsidiary or relates to its capital adequacy, credit or risk management policies or management.

(g)          No Subsidiary, other than those listed on Section 3.23(g) of the Company Disclosure Letter (the “Corporate Members”), has underwritten at Lloyd’s since January 1, 2014.

(h)          Since January 1, 2014, the Corporate Members have not at any time underwritten insurance or reinsurance at Lloyd’s other than on Lloyd’s syndicate 1945.

(i)            No Corporate Member has agreed to sell, transfer or “drop” any of its rights to participate on Lloyd’s syndicate 1945 for the Company’s 2015 fiscal year.

(j)            Section 3.23(j) of the Company Disclosure Letter contains a true, complete and accurate copy of the business plan submitted to Lloyd’s for 2015 and the funds at Lloyd’s supporting such business plans and, to the Knowledge of the Company, the relevant Subsidiary has not received any written notice, from Lloyd’s that it should not write business consistent with such business plan.

SECTION 3.24.           Reinsurance Contracts.  (a)  Section 3.24 of the Company Disclosure Letter lists each reinsurance or retrocession treaty or agreement to which any Reinsurance Subsidiary is the cedent relating to the Company’s 2015 or 2014 retrocession program and that is in force as of the date of this Agreement, other than any such treaty or agreement under which the Company has gross ceded premiums (calculated in accordance with SAP) of $2,500,000 or less as of January 1, 2015 (the “Company Reinsurance Contracts”).

(b)          As of the date of this Agreement, each Company Reinsurance Contract constitutes a valid and binding agreement of the Reinsurance Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or in full force and effect that are not material.  The applicable Reinsurance Subsidiary has performed all material obligations required to be performed by it to date under the Company Reinsurance Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any Company Reinsurance Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.  As of the date of this Agreement, none of Seller, the Company and the Subsidiaries has received any notice of the intention of any party to terminate any Company Reinsurance Contract.  Complete and correct copies of each Company Reinsurance Contract, together with all written modifications and amendments thereto and any related security documents, have been made available to Purchaser.

SECTION 3.25.           Actuarial Reports.  (a)  The Company has made available to Purchaser true, correct and complete copies of all actuarial reports in the Company’s or the Reinsurance Subsidiaries’ possession and prepared by the Seller, the Company or relevant Reinsurance Subsidiary or by opining actuaries, independent or otherwise, on or after January 1, 2014 with respect to the Reinsurance Subsidiaries (including all material attachments, addenda, supplements and modifications thereto.  To the Knowledge of the Company, the Company and its Subsidiaries have not intentionally withheld any information relevant to the preparation of any actuarial reports on or after January 1, 2014.

(b)          Section 3.25(b) of the Company Disclosure Letter sets forth a list of all material written correspondence between the Company or the Subsidiaries and any Insurance Regulator since January 1, 2013, regarding the amount of reserves reflected on any Statutory Statements of the Company or the Subsidiaries or the actuarial assumptions or methodologies employed in the calculation of reserves, and the Company has delivered or made available to the Purchaser, prior to the date hereof, true, correct and complete copies of all such correspondence.

SECTION 3.26.           Investment Assets.  (a)  Section 3.26(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all Investment Assets as of the close of business on June 30, 2015 (collectively, the “Scheduled Investments”), with information included therein as to the cost of each such Scheduled Investment and, if reasonably available, the market value thereof.  None of the Scheduled Investments was in arrears or default in the payment of principal or interest or dividends or, to the Knowledge of the Company, had been permanently impaired to any material extent.

(b)          Section 3.26(b) of the Company Disclosure Letter sets forth a true, complete and correct copy of the investment policy of the Company and the Subsidiaries as in effect on the date of this Agreement (the “Investment Policy”).

SECTION 3.27.           Company Ratings.  As of the date of this Agreement, the financial strength of the Reinsurance Subsidiaries is rated “A” by A.M. Best Company, Inc. (“A.M. Best”) and “A-” by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc. (“S&P”).  As of the date of this Agreement, neither A.M. Best nor S&P has announced that it has under review its rating of the financial strength of the Reinsurance Subsidiaries.  As of the date of this Agreement, there are no conditions (financial or otherwise) imposed specifically on any of the Reinsurance Subsidiaries by A.M. Best or S&P on retaining any currently held rating assigned to the Reinsurance Subsidiaries.

SECTION 3.28.           Agents; Binding Authority.  No agent, broker or other person who is not an employee of any of the Reinsurance Subsidiaries has or, since January 1, 2014, has had “binding authority” or permission to bind or obligate any of the Reinsurance Subsidiaries to issue any insurance or reinsurance Contract.

SECTION 3.29.           No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER AND THE COMPANY IN THIS AGREEMENT, SELLER AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, THE COMPANY, THE SUBSIDIARIES OR ANY OTHER MATTER, INCLUDING WITH RESPECT TO THE ADEQUACY OF RESERVES.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser Disclosure Letter, the statements contained in this Article IV are true, complete and correct:

SECTION 4.01.           Organization, Standing and Power.  Purchaser is duly organized, validly existing and in good standing under the laws Singapore and CMB is duly organized, validly existing and in good standing under the laws of Bermuda.  Each of Purchaser and CMB has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  Purchaser has made available to Seller true, correct and complete copies of the articles of association of CMI.

SECTION 4.02.           Authority; Execution and Delivery; and Enforceability.  Each of Purchaser and CMB has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which Purchaser or CMB, as applicable, is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser and CMB of this Agreement and the Ancillary Agreements to which Purchaser or CMB, as applicable, is, or is specified to be, a party and the consummation of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and CMB.  Each of Purchaser and CMB has duly executed and delivered this Agreement, and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which Purchaser or CMB, as applicable, is, or is specified to be, a party, and, assuming due authorization, execution and delivery hereof and thereof by the parties hereto or thereto, this Agreement constitutes, and each Ancillary Agreement to which Purchaser or CMB, as applicable is, or is specified to be, a party will after the Closing constitute, Purchaser’s and CMB’s legal, valid and binding obligation, enforceable against Purchaser and CMB in accordance with its terms, subject in each case to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (ii) the effect of equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

SECTION 4.03.           No Conflicts; Consents.

(a)            The execution and delivery by Purchaser and CMB of this Agreement do not, the execution and delivery by Purchaser and CMB of each Ancillary Agreement to which Purchaser or CMB, as applicable, is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser and CMB with the terms hereof and thereof will not (i) conflict with, or result in any violation of any provision of, the organization documents of Purchaser or CMB, as applicable, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Purchaser or any of its subsidiaries (including CMB) under, any provision of any Contract to which Purchaser or any of its subsidiaries (including CMB) is a party or by which any of their respective properties or assets is bound or (iii) assuming (A) compliance with the matters set forth in Section 3.04(a) (other than Section 3.04(a)(iii)(A)) (and assuming the accuracy of the representations and warranties made in Section 2.03(a) and Section 3.04(a)), (B) that the Consents referred to in Section 2.03(b), 3.04(b) and 4.03(b) are obtained and (C) that the filings referred to in Section 2.03(b), 3.04(b) and 4.03(b) are made and any waiting periods thereunder have terminated or expired, in the case of each of the foregoing clauses (A) through (C), prior to the Closing, conflict with, or result in any violation of any provision of, any Judgment or Applicable Law, in each case, applicable to Purchaser or any of its subsidiaries  (including CMB) or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.   The consummation of the Acquisition will not result in any Reinsurance Subsidiary being ineligible for a Permit to conduct its business in any jurisdiction in which it conducts its business on the date hereof on the grounds that such Reinsurance Subsidiary would then be directly or indirectly “owned” or “controlled”, in whole or in part, by any Governmental Entity within the meaning of any Government Ownership Restriction.  A “Government Ownership Restriction” is an Applicable Law restricting or prohibiting licensure of an entity owned or controlled by any Governmental Entity (such as, by way of example and not limitation, § 1102(h) of the New York Insurance Law).  No circumstance or set of facts exists that would reasonably be expected to cause a Governmental Entity or Lloyd’s to disapprove of, or seek to restrict or prevent, the Acquisition on the basis of a Government Ownership Restriction.

(b)          Assuming the accuracy of the representations and warranties set forth in the first two sentences of Section 3.11, no Consent of or from, or registration, declaration, notice or filing made to or with, any Governmental Entity or Insurance Regulator is required to be obtained or made by or with respect to Purchaser or any Purchaser Related Person in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act; (ii) the filing by Purchaser, CMI and CMB of a Form A or equivalent document with the New York State Department of Financial Services, and approval thereof, together with a request for determination of non-control in respect of HGB in accordance with § 1501(c) of the New York Insurance Law or similar relief in respect of HGB (the “New York Approvals”), (iii) the filing by Purchaser, CMI and CMB of a Form A or equivalent document with the Tennessee Department of Commerce and Insurance, and approval thereof, together with a disclaimer of affiliation in respect of HGB in accordance with § 56-11-105(k) of the Tennessee Statutes or a request for similar relief in respect of HGB (iv) assuming the Run-Off Entities are held by the Company or any Subsidiary as of the Closing, the filing by Purchaser, CMI and CMB of a Form A or equivalent document with the Illinois Department of Insurance, and approval thereof, and a disclaimer of affiliation in respect of HGB in accordance with 215 ILCS 5/131.19 or a request for similar relief in respect of HGB; (v) filings by Purchaser, CMI, CMB and HGB with, and Consents in respect thereof, from the Bermuda Monetary Authority under the Exchange Control Act of 1972 of Bermuda and regulations thereunder (the “Bermuda Approvals”); (vi) the filing of ownership and ownership management assessment forms FFFS 2009:3; appendix 1a (natural person) (as applicable), appendix 1b (legal person), appendix 1c (senior management in a firm that owns a financial institution) and appendix 2 (management assessment) of Purchaser, CMI, CMB and HGB and approval thereof by the Swedish Financial Supervisory Authority (the “FFFS Approvals”); (vii) each of the U.K. Prudential Regulation Authority and the U.K. Financial Conduct Authority having given notice that it approves or has no objection to Purchaser, CMI, CMB and HGB acquiring control (within the meaning of Section 181 of the U.K. Financial Services and Markets Act 2000) of Sirius International Managing Agency Limited or, in the absence of such notice, the U.K. Prudential Regulation Authority and/or the U.K. Financial Conduct Authority (as the case may be) being treated in accordance with Section 189(b) of the U.K. Financial Services and Markets Act 2000 as having approved Purchaser, CMI, CMB and HGB acquiring such control; (viii) the Franchise Board of Lloyd’s having given notice in accordance with paragraph 43 of the Underwriting Byelaw of Lloyd’s (no. 2 of 2003) that it approves or has no objection to Purchaser, CMI, CMB and HGB acquiring control (within the meaning of Lloyd’s Definitions Byelaw (no. 7 of 2005)) of Sirius International Managing Agency Limited; (ix) Lloyd’s having given notice in accordance with paragraph 12 of the Membership Byelaw (no. 5 of 2005) that it approves or has no objection to Purchaser, CMI, CMB and HGB acquiring control (within the meaning of Lloyd’s Definitions Byelaw (no. 7 of 2005)) of White Mountains Re Sirius Capital Limited (the approvals or notifications in clauses (vii) through (ix), the “U.K. Approvals”);  (x) approval from the Hong Kong Insurance Authority with respect to Purchaser, CMI, CMB and HGB becoming a controller of BE Re, (xi) approval from the applicable Insurance Regulators in Australia, Singapore and Labuan with respect to Purchaser, CMI, CMB and HGB becoming a controller of Sirius International Insurance Corporation which has regulated branches in those countries; and (xii) such other Consents, registrations, declarations, notifications or filings by or with respect to Purchaser or any Purchaser Related Person that, if not obtained, made or given have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

SECTION 4.04.           Litigation.  As of the date of this Agreement, (a) there is no material Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or any Purchaser Related Person and (b) to the Knowledge of Purchaser, none of Purchaser or any Purchaser Related Person is a party to any Judgment of or settlement agreement with a Governmental Entity that, in the case of clauses (a) and (b) above, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05.           Regulatory Filings; Ownership of Purchaser.

(a)           The Form A or equivalent document to be filed by Purchaser, CMI and CMB with the New York State Department of Financial Services and the Tennessee Department of Commerce and Insurance, together with all supporting materials and documentation, will be, and the forms of such documents which have been delivered to Seller prior to the date hereof are, true and correct.  The filings to be filed with the U.K. Prudential Regulation Authority, the U.K. Financial Conduct Authority and Lloyd’s by Purchaser, CMI, CMB and HGB, together with all supporting materials and documentation, will be, and the forms of such documents which have been delivered to Seller prior to the date hereof are, true and correct. Seller acknowledges that Purchaser is not making any representation in this Section 4.05(a) with respect to any information contained in such filings that was provided to Purchaser by Seller or its affiliates.

(b)          Section 4.05(b) of the Purchaser Disclosure Letter sets forth a true, correct and complete list of (i) all persons (including any group of persons acting in concert) that, upon and immediately following the Closing, directly or indirectly could be deemed to “control”, or exercise significant influence over the management of, the Company and each of the Subsidiaries, within the meaning of any Applicable Laws, (ii) all persons (including any group of persons acting in concert) directly or indirectly holding 10% or more of the shares of or voting power (including shares or voting power deemed to be held) in Purchaser, CMI, CMB, BGB or HGB as of the date hereof and, in the case of HGB, following completion of the merger of BGB with and into HGB (details of which have been disclosed to Seller) and (iii) all persons (including any group of persons acting in concert) that will directly or indirectly hold 10% or more of the shares of or voting power (including shares or voting power deemed to be held) in Purchaser, CMI, CMB, BGB or HGB immediately prior to Closing (any such person described in clauses (i) through (iii), a “Potential Controller”).

(c)           Section 4.05(c) of the Purchaser Disclosure Letter sets forth a true, correct and complete list of all officers and directors of HGB.  The NAIC biographical affidavit in respect of the sole director of HGB which has been delivered to Seller prior to the date hereof is true, correct and complete.

SECTION 4.06.           Securities Act.  The Shares purchased by Purchaser or CMB, as applicable, pursuant to this Agreement are being acquired for investment only and not with a view to, or for sale in connection with, any public distribution thereof, and neither Purchaser nor CMB shall offer to sell or otherwise dispose of the Shares so acquired by Purchaser or CMB, as applicable, in violation of any of the registration requirements of the Securities Act.  Purchaser and CMB (either alone or together with Purchaser’s and CMB’s advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of Purchaser’s and CMB’s investment in the Shares and is capable of bearing the economic risks of such investment.

SECTION 4.07.           Availability of Funds.  Purchaser has, and will have available to it at Closing on an unconditional basis, the financial capability and all sufficient cash on hand necessary to pay the Purchase Price, to effect all other transactions contemplated by this Agreement and the Ancillary Agreements and to pay all fees and expenses of or payable by Purchaser and any other amounts required to be paid by Purchaser in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.08.           Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisition or the other transactions contemplated hereby or by any Ancillary Agreement based upon arrangements made by or on behalf of Purchaser or any of Purchaser’s affiliates (including CMB).

SECTION 4.09.           No Insurance Affiliates.  As of the date hereof, neither Purchaser nor any of its affiliates (including CMB) nor BGB, nor HGB, nor any other Potential Controller, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any other person that provides insurance or reinsurance products or services or otherwise is subject to regulation by any Insurance Regulator in any jurisdiction.  For purposes of this Section 4.09, “control” means control as defined under or within the meaning of any applicable insurance laws, rules and regulations of any jurisdiction or applicable with respect to any Insurance Regulator, and the term “controlled” has the meaning correlative to the foregoing.

SECTION 4.10.           No Additional Representations and Warranties.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY PURCHASER IN THIS AGREEMENT, PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING PURCHASER OR ANY OTHER MATTER.

ARTICLE V

Covenants

SECTION 5.01.           Covenants Relating to Conduct of Business.  (a)  Except as required by Applicable Law or the byelaws or requirements of Lloyd’s, expressly required or permitted by this Agreement, as set forth in Section 5.01(a) of the Company Disclosure Letter or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Closing, the Company shall, and shall cause the Subsidiaries to: (x) conduct their respective businesses in the ordinary course in substantially the same manner as previously conducted during the twelve months prior to the date of this Agreement; and (y) to the extent consistent with clause (x), use their commercially reasonable efforts to preserve intact their respective businesses and the current relationships and goodwill of the Company and the Subsidiaries with customers, suppliers, contractors, licensors, employees, agents, producers, distributors, insureds, Insurance Regulators and others having business dealings with them.  In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.01(a) of the Company Disclosure Letter, required by Applicable Law or the byelaws or requirements of Lloyd’s or otherwise expressly required or permitted by this Agreement, from the date of this Agreement to the Closing, the Company shall not, and shall not permit any Subsidiary to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)            (A) split, combine, reclassify or recapitalize any of its outstanding capital stock or other equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or other equity interest or (B) purchase, redeem or otherwise acquire any shares of outstanding capital stock or other equity interest of the Company or any Subsidiary or any rights, warrants or options to acquire any such shares or equity interest;

(ii)            issue, sell, grant or pledge any shares of capital stock or other equity interest of the Company or any Subsidiary, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

(iii)         (A) amend the Company Memorandum of Association or the Company Bye-Laws or (B) amend the comparable organizational documents of any Subsidiary;

(iv)         purchase, sell, lease, license or otherwise dispose of (including by way of reinsurance) or acquire any assets (other than (x) Investment Assets, which are the subject of clause (xvii) of this Section 5.01, (y) interests in real property, which are the subject of clause (v) of this Section 5.01 and (z) in the ordinary course of business consistent with past practice) for which the aggregate consideration paid or payable in any individual transaction is in excess of $1,000,000 or in the aggregate in excess of $5,000,000;

                (v)          permit any Owned Property to become subject to any Lien or other encumbrance, other than Permitted Liens, or enter into any agreement for the sale, lease, option to sell or lease, or other disposition of any Owned Property, or amend, extend, renew or otherwise modify in any material respect any of the Real Property Leases;

(vi)         enter into any Contract with respect to any merger, consolidation, liquidation, dissolution, business combination or similar transaction involving a third party, on the one hand, and the Company or any Subsidiary, on the other hand, or enter into any joint venture arrangement or partnership with any third party;

(vii)        incur any financial indebtedness for borrowed money from third party lending sources or entities that are not the Company or any Subsidiary (other than accounts payable incurred in respect of property or services purchased in the ordinary course of business consistent with past practice) or assume, grant or guarantee the obligations of any third party or entity that is not the Company or any Subsidiary, or make any third party loans or advances (other than, in each case, in the ordinary course of business consistent with past practice or consistent with the Investment Policy), in each case, for individual amounts in excess of $1,000,000 or in the aggregate in excess of $5,000,000;

(viii)      make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate (other than capital expenditures included in the business plans for the Company and the Subsidiaries that have been made available to Purchaser prior to the date of this Agreement);

(ix)          establish, adopt, exercise discretion, amend or terminate any Company Benefit Plan or any arrangement which, upon its establishment or adoption, would constitute a Company Benefit Plan, except as required by Applicable Laws or as required pursuant to the terms of any Company Benefit Plan, or other written agreement, as in effect on the date of this Agreement;

(x)            make any material bonus, profit-sharing or similar payment, or grant any equity or equity-related award, or fund, materially increase or accelerate the vesting, payment or amount of, wages, salary, commissions, fringe benefits, severance benefits, deferred compensation or other compensation or benefits (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, or for the benefit of, any Employee, or communicate to an Employee a plan, proposal or intention to conduct such aforementioned actions, in each case except (A) (x) as required by Applicable Laws, (y) the terms of any Company Benefit Plan or any compensation or benefit plan maintained by Parent and its subsidiaries (other than the Company and the Subsidiaries) or (z) any other written agreement set forth in Section 5.01(x) of the Company Disclosure Letter, in each case as in effect on the date of this Agreement or (B) in the ordinary course of business consistent with past practice (including in connection with promotions and employee review cycles), provided that in the case of this clause (B), to the extent reasonably practicable, an Authorized Representative of the Company shall consult with an Authorized Representative of the Purchaser prior to taking any such action;

(xi)          (A) except in the case of an offer of employment that is outstanding on the date hereof, hire any employee with an expected annual cash compensation in excess of $500,000 or (B) terminate any Employee other than for cause (as determined by the Company or a Subsidiary, as applicable, in its reasonable discretion);

(xii)         (A) settle or compromise any material Tax audit, claim, dispute or proceeding with any Taxing Authority or forgo the right to any refund of material Taxes; (B) change the Company’s or any Subsidiary’s methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; (C) amend any material Tax Return of or with respect to the Company or any of the Subsidiaries; (D) enter into any material agreement with a Taxing Authority with respect to the Company or any of the Subsidiaries, or terminate any material agreement entered into with a Taxing Authority with respect to the Company or any of the Subsidiaries that is in effect as of the date hereof; (E) alter or make any material Tax election; (F) request a ruling relating to Taxes; or (G) grant any power of attorney relating to Tax matters;

(xiii)       make any material change in the policies, practices or principles of the Company or the Subsidiaries in effect on the date hereof with respect to underwriting or claims administration (other than any change necessitated by a change in Applicable Law, GAAP or SAP);

(xiv)      enter into any commutations of, or amend, modify or otherwise revise, any Company Reinsurance Contract that results in a material increase in risk or change in coverage (other than (A) in the ordinary course of business consistent with past practice during the 36 months prior to the date of this Agreement, (B) with respect to any such commutation or amendment, modification or other revision that would result in (1) an increase in net income or (2) a reduction in net income of less than $2,500,000, (C) with respect to any such commutations or any reinsurance agreement or treaty solely involving the Company and the Subsidiaries or (D) with respect to any such commutations or any reinsurance agreement or treaty solely involving the Company or any Subsidiary, on the one hand, and Parent or any of its subsidiaries, on the other hand, which will be fully commuted prior to Closing);

(xv)        make any changes in any respect in the Company’s or any Subsidiary’s financial accounting or actuarial methods, principles or practices, except as may be required (A) by GAAP (or any interpretation thereof), (B) by SAP (or any interpretation thereof) or (C) by Applicable Law;

(xvi)       amend or otherwise change the Investment Policy in any material respect or manage Investment Assets other than in compliance with the Investment Policy;

(xvii)     enter into any new line of business;

(xviii)    amend, extend, renew or otherwise modify in any material respect any Listed Contract or enter into any Contract that would have been required to be listed in Section 3.10 of the Company Disclosure Letter had it been entered into prior to the date of this Agreement;

(xix)        compromise or settle any Proceeding involving the Company or any Subsidiary which would result in any post-Closing obligation or restriction other than (A) any claims-related Proceedings in the ordinary course of business or (B) settlements or compromises that involve solely monetary damages;

(xx)         voluntarily abandon, terminate or fail to renew any material Permit of the Company or the Subsidiaries except (A) as may be required in order to comply with Applicable Law or (B) in the ordinary course of business; or

(xxi)        authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)           Notice of Certain Events.  (i)  From the date of this Agreement until the Closing, Seller shall promptly notify Purchaser in writing of:  (A) any circumstance, event or action relating to any of Seller, the Company or the Subsidiaries the existence, occurrence or taking of which has resulted or would reasonably be expected to result in (1) the failure of any of the conditions set forth in Section 6.01 or Section 6.02 to be satisfied or (2) Seller having the right to terminate this Agreement pursuant to Section 7.01(a)(v); (B) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement; and (C) any notice or other communication from any Governmental Entity or Lloyd’s in connection with the transactions contemplated by this Agreement.

(ii)           From the date of this Agreement until the Closing, Purchaser shall promptly notify Seller in writing of:  (A) any circumstance, event or action relating to Purchaser or any Purchaser Related Person the existence, occurrence or taking of which has resulted or would reasonably be expected to result in the failure of any of the conditions set forth in Section 6.01 or Section 6.03 to be satisfied; (B) any notice or other communication from any person alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement or that any Governmental Approval relating to any person other than Purchaser, CMI, CMB or HGB is required; and (C) any notice or other communication from any Governmental Entity or Lloyd’s in connection with the transactions contemplated by this Agreement.

(iii)         From the date of this Agreement until the Closing, to the extent reasonably practicable, Seller shall cause an Authorized Representative of the Company to consult with an Authorized Representative of Purchaser prior to discontinuing or terminating an existing line of business.

(iv)         Three Business Days prior to the Closing Date, Seller shall provide written notice to Purchaser stating whether, based on information then available to Seller and events that have occurred prior to such date, Seller intends to exercise its right to terminate this Agreement pursuant to Section 7.01(a)(v); provided, however, that in no event shall the delivery of such notice limit Seller’s ability to exercise its right to terminate this Agreement pursuant to Section 7.01(a)(v) to the extent further information becomes available to Seller or a catastrophe event or events, including any and all natural or man-made perils, occurs, in each case on or after the date of such notice.

(c)           Insurance.  The Company shall cause to be maintained all insurance policies set forth in Section 3.12 of the Company Disclosure Letter or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

(d)          From the date of this Agreement until the Closing, (i) no party shall take any action that is intended to or would reasonably be expected to result in the failure of the conditions set forth in Section 6.01 or Section 6.02 (in the case of Seller or the Company) or Section 6.01 or 6.03 (in the case of Purchaser) and (ii) Purchaser shall ensure that (1) no person, or group of persons acting in concert, directly or indirectly holds 10% or more of the shares of or voting power (including shares or voting power deemed to be held) in (x) CMI (other than BGB or HGB; provided that neither BGB nor HGB shall increase the direct or indirect beneficial ownership of shares of or voting power in CMI after the date hereof), (y) BGB or (z) HGB, (2) Purchaser is a direct wholly owned subsidiary of CMI and (3) CMB is a direct wholly owned subsidiary of Purchaser, in each case unless Seller otherwise consents in writing.

(e)           The Company shall and shall cause each of its Subsidiaries to conduct its and their business in accordance with all applicable legal and administrative requirements in any jurisdiction.

(f)            Except with respect to the transactions set forth in Section 5.01(f)(i) of the Company Disclosure Letter, Seller shall not and shall procure that neither the Company nor any of its Subsidiaries shall enter into any Contract with respect to the transactions set forth in Section 5.01(f)(ii) of the Company Disclosure Letter (the transactions set forth in Sections 5.01(f)(i) of the Company Disclosure Letter and 5.01(f)(ii) of the Company Disclosure Letter, the “Restricted Transactions”) without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). Seller shall cause an Authorized Representative of the Company to regularly consult with an Authorized Representative of Purchaser regarding the progress of the Restricted Transactions.

(g)          Promptly following the date of this Agreement, each of Purchaser and the Company shall designate one or more representatives (each, an “Authorized Representative”) who shall be the authorized representative of such party for the purposes set forth in this Agreement.

SECTION 5.02.            Access to Information; Books and Records.

(a)           Seller shall cause the Company and the Subsidiaries to afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the officers, properties and Books and Records of the Company and the Subsidiaries and, during such period, shall cause the Company and the Subsidiaries to furnish promptly to Purchaser any available information concerning the Company or a Subsidiary as Purchaser may reasonably request, so long as such access or requests do not unreasonably disrupt the normal operations of the Company and the Subsidiaries; provided, however, that the Company and the Subsidiaries may withhold any document or information to the extent that it would require the Company or any Subsidiary to (i) disclose information subject to attorney client privilege or other legal privilege if such disclosure would jeopardize such privilege, (ii) violate any Applicable Law or (iii) disclose records or information which, in the reasonable good faith opinion of the Company, would expose the Company to the risk of liability for disclosure of sensitive, confidential or Personal Information; provided, that, in each case, Seller shall cause the Company and the Subsidiaries to use commercially reasonable efforts to allow for such disclosure in a manner that does not result in the loss of such privilege, violate Applicable Law or expose the Company to liability for disclosure of sensitive, confidential or Personal Information, as applicable.

(b)          At the Closing, Seller shall cause all Books and Records (i) in the possession of Seller or Parent or any subsidiary thereof (other than the Company and the Subsidiaries), (ii) that relate exclusively to the business of the Company and the Subsidiaries and (iii) copies of which are not already located or accessible (in physical or electronic form) at any offices of any of the Company or any Subsidiary or otherwise in the possession of the Company or the Subsidiaries, to be delivered, at Purchaser’s expense, to the Company (or a person designated by Purchaser) in the manner (and in the case of physical Books and Records, at the location(s)) reasonably requested by Purchaser.  Notwithstanding the foregoing, this Section 5.02(b) shall not require Seller to cause the delivery of copies of any Books and Records relating to the business of the Company and the Subsidiaries that (A) are contained within accounts, ledgers, books, records, reports or other information of Seller or Parent or any subsidiary thereof (other than the Company and the Subsidiaries) or (B) were prepared by or exclusively for the use of Seller or Parent or any subsidiary thereof (other than the Company and the Subsidiaries).

SECTION 5.03.            Confidentiality.  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated January 29, 2015, between CM International Capital Limited and Parent (the “Purchaser Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Seller acknowledges that the information regarding Purchaser and its affiliates being provided to it by Purchaser or its representatives in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement, dated June 4, 2015, between Purchaser and Parent (the “Seller Confidentiality Agreement” and, together with the Purchaser Confidentiality Agreement, the “Confidentiality Agreements”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate with respect to information relating solely to the Company and the Subsidiaries; provided, however, that (i) Purchaser acknowledges and agrees that any and all other information provided to it by Seller or Seller’s representatives concerning Seller, Parent or any other subsidiary of Parent (other than the Company and the Subsidiaries), and (ii) Seller acknowledges and agrees that any and all other information provided to it by Purchaser concerning Purchaser or its affiliates, shall remain subject to the terms and conditions of the applicable Confidentiality Agreement after the Closing Date.

SECTION 5.04.            Reasonable Best Efforts; Consents, Approvals and Filings; Antitrust Strategy.  (a)  Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of Seller, the Company, Purchaser and CMB shall, and Purchaser and CMB shall cause CMI to, use its reasonable best efforts to take, or cause to be taken, and Purchaser and CMB shall cause all other Potential Controllers (other than Purchaser, CMI and CMB) if applicable to take or cause to be taken, all actions, and to do or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Acquisition and the other transactions contemplated by this Agreement, including using its reasonable best efforts to (i) comply as promptly as reasonably practicable with all requirements of Governmental Entities and Lloyd’s applicable to the Acquisition, (ii) seek to obtain or make as promptly as reasonably practicable all approvals, filings or notices necessary or advisable in connection with the Acquisition, including any approvals, filings or notices required under the HSR Act and in connection with the Regulatory Approvals (the “Governmental Approvals”), and (iii) fulfill or cause the fulfillment of the conditions to Closing set forth in Article VI.  The parties shall, and Purchaser shall cause all other Potential Controllers to, cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals.  In connection therewith, Seller and Purchaser shall make, and cause their respective affiliates, and in the case of Purchaser, all other Potential Controllers, to make, all filings required by Applicable Laws and the byelaws and requirements of Lloyd’s as promptly as practicable after the date hereof in order to facilitate prompt consummation of the Acquisition and the other transactions contemplated by this Agreement, and shall provide and shall cause their respective affiliates, and in the case of Purchaser, all other Potential Controllers, to provide such information and communications to Governmental Entities and Lloyd’s as such Governmental Entities and Lloyd’s may request. For the purposes of this Section 5.04, “reasonable best efforts” shall not require Purchaser to take or agree to take any action or agree to any condition, limitation, restriction or requirement that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, would result in a Burdensome Condition.  A “Burdensome Condition” means (i) a material adverse effect on the business, operations, condition (financial or otherwise) or results of operation of (x) Purchaser and its subsidiaries, taken as a whole or (y) the Company and the Subsidiaries, taken as a whole or (ii) any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing Date, any material assets (other than Investment Assets) or businesses of Purchaser, the Company or the Subsidiaries or any of their respective affiliates, or (iii) the imposition on Purchaser or any Reinsurance Subsidiary by any Governmental Entity of any capital requirement not applicable to insurers generally in the jurisdiction of such Governmental Entity that expressly requires Purchaser or any of its affiliates to contribute more than $75,000,000 of additional capital to the Company and the Subsidiaries  (including in order to fulfill trusteed assets requirements) (provided that, for the avoidance of doubt (x) to the extent that the Company and the Subsidiaries are not prohibited under Applicable Law and the byelaws or requirements of Lloyd’s, the Company and the Subsidiaries shall transfer capital and apply assets to fulfill any such capital requirement (including any such trusteed asset requirement), and (y) (1) any trusteed asset requirement to the extent so funded by capital of the Company or any of its Subsidiaries and (2) any transfer solely among the Company and its Subsidiaries shall not be deemed a contribution of Purchaser or any of its affiliates; provided further that, to the extent such transfer of capital among the Company and its Subsidiaries to fulfill such capital requirements (including any trusteed asset requirement) causes a Governmental Entity with jurisdiction over a transferring entity to impose an express obligation on Purchaser or any of its affiliates to contribute additional capital to such transferring entity, such contribution obligation shall also be subject to this clause (iii), including the foregoing proviso).

(b)       Without limiting the generality of the foregoing, as soon as reasonably practicable after the date of this Agreement, the parties shall make, and Purchaser shall cause all other Potential Controllers to make, all filings and notifications with all Governmental Entities and Lloyd’s that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws and the byelaws and requirements of Lloyd’s to consummate and make effective the Acquisition and the other transactions contemplated by this Agreement, including (i) Purchaser causing all documents, forms, applications, submissions and notifications (including an application by HGB for the determination of non-control in the form required by the New York State Department of Financial Services) to be filed with Insurance Regulators or otherwise in each jurisdiction where required by applicable insurance or financial services laws or the byelaws and requirements of Lloyd’s with respect to the Acquisition (including with respect to the Regulatory Approvals), such filings to be made as promptly as practicable, and in any event not later than 20 Business Days following the date of this Agreement and, in each case, to be in compliance with all material requirements of Applicable Law or the byelaws and requirements of Lloyd’s, if applicable, and (x) in the case of the Form A of Purchaser, CMI and CMB to be filed with the New York State Department of Financial Services and the Tennessee Department of Commerce and Insurance and the filings of Purchaser, CMI, CMB and HGB in respect of the U.K. Approvals, to be in substantially the form which has been delivered to Seller prior to the date hereof, (y) in the case of the request for determination of non-control or disclaimer of affiliation or similar relief, as applicable, in respect of HGB to be filed with the New York State Department of Financial Services and the Tennessee Department of Commerce and Insurance, to be substantially consistent with the information regarding BGB and HGB contained in the filings of HGB in respect of the U.K. Approvals in the form which has been delivered to Seller prior to the date hereof and (z) to the extent that HGB is required by the New York State Department of Financial Services or the Tennessee Department of Commerce and Insurance to file a Form A, (1) such Form A will be substantially consistent with the information regarding HGB and BGB contained in the filings of HGB in respect of the U.K. Approvals in the form which has been delivered to Seller prior to the date hereof and (2) the NAIC biographical affidavit in respect of the sole director of HGB to be submitted with such Form A will be substantially in the form which has been delivered to Seller prior to the date hereof, (ii) Seller and Purchaser each making an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Acquisition, such filings to be made not later than 10 Business Days following the date of this Agreement, (iii) Seller and Purchaser each making as promptly as reasonably practicable any other filing that may be required under any other applicable antitrust or competition law or by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws and (iv) Seller and Purchaser causing to be made as promptly as reasonably practicable any other filing that may be required under any insurance, financial services or similar Applicable Law or the byelaws or requirements of Lloyd’s or by any Governmental Entity with jurisdiction over enforcement of any applicable insurance, financial services or similar Applicable Law or Lloyd’s, including, in the case of Purchaser, any such filings required to be made by any other Potential Controller.  Seller and Purchaser each shall supply, and Purchaser shall cause each other Potential Controller to supply, as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the HSR Act or any other Applicable Laws or the byelaws or requirements of Lloyd’s.  Purchaser shall have sole responsibility for the filing fees associated with all filings under the HSR Act and any filings required by applicable insurance laws, and Seller and Purchaser shall equally bear the cost of any filing fees associated with any other required filings.  Prior to furnishing any written materials to any Insurance Regulator in connection with the Acquisition or the other transactions contemplated by this Agreement, the furnishing party shall provide the other party with a copy thereof and Purchaser shall provide Seller a copy of any such materials to be furnished by each other Potential Controller, and such other party shall have a reasonable opportunity to provide comments thereon.  Each party shall give to the other party prompt written notice if it receives, and Purchaser shall give Seller prompt written notice if any other Potential Controller receives, any notice or other communication from any Insurance Regulator in connection with the Acquisition or the other transactions contemplated by this Agreement, and, in the case of any such notice or communication which is in writing, shall promptly furnish such other party with a copy thereof.  If any Insurance Regulator requires that a hearing or pre-application meeting be held in connection with any requisite approval, Purchaser and CMB shall, and shall cause CMI to, use its reasonable best efforts to arrange, and Purchaser shall cause each other Potential Controller to arrange, for such hearing or pre-application meeting to be held as promptly as practicable after the notice that such hearing or pre-application meeting is required has been received by Purchaser, CMI, CMB or such other Potential Controller and Seller shall use its reasonable best efforts, and shall cooperate with Purchaser in its efforts, to arrange that such hearings or pre-application meetings are held as promptly as practicable after Purchaser, CMI, CMB or such other Potential Controller receives notice that such hearing or pre-application meeting is required.  Purchaser shall give to Seller reasonable prior written notice of the time and place when any meetings or other conferences may be held by it, CMI, CMB or any other Potential Controller with any Insurance Regulator in connection with the Acquisition and the other transactions contemplated by this Agreement, and Seller shall have the right to have a representative or representatives attend or otherwise participate in any such meeting or conference; provided, however, that Purchaser shall have the right to require Seller’s representative or representatives to not attend or participate in any portion of any such meeting or conference to the extent that Purchaser reasonably believes such meeting or conference will involve discussions of confidential information of Purchaser.  Neither party shall be required to comply with any of the foregoing provisions of this Section 5.04(b) to the extent that such compliance would be prohibited by Applicable Law.

   (c)      From and after the date of this Agreement, Seller and Purchaser shall use their reasonable best efforts, and shall cooperate with each other, to obtain as soon as reasonably practicable following the date hereof all required approvals, consents, waivers or authorizations from third parties under any Listed Contract required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Third Party Consent”).  Seller and Purchaser shall equally bear the costs, fees and expenses (including any license or other fees and expenses) associated with obtaining the Third Party Consents.   In the event any Third Party Consent is not obtained by the Closing Date, (i) Seller shall continue at Purchaser’s request to use reasonable best efforts to cooperate with Purchaser in attempting to obtain any such Third Party Consent, (ii) to the extent practicable, Seller and Purchaser shall negotiate in good faith with respect to an alternative arrangement (such as a license or transition services agreement) until such time as such Third Party Consent has been obtained which results in the Company and the Subsidiaries receiving the benefits and bearing all the costs, liabilities and burdens with respect to any such Listed Contract (provided, however, that the Company shall undertake to pay or satisfy all costs, expenses, obligations and liabilities incurred by Seller or any of its affiliates in connection with any such alternative arrangement) and (iii) notwithstanding anything in this Agreement to the contrary, subject to Seller using its reasonable best efforts as required by this Section 5.04(c), the failure of any such Third Party Consent to be obtained shall in no event be deemed to give rise to a breach or inaccuracy in any representation, warranty, covenant or agreement given or made by Seller in this Agreement or give rise to any indemnification obligation under Article VIII and shall not be considered for purposes of determining the satisfaction of any of the conditions set forth in Article VI.

(d)          Notwithstanding anything to the contrary in this Agreement, subject to Purchaser’s compliance with its obligations pursuant to Section 5.04(a) and (b), Purchaser has the sole right to control and direct all antitrust strategy in connection with review of the Agreement by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other person relating to the Acquisition under the HSR Act or any other antitrust law and will take the lead in all meetings, discussions and communications with any Governmental Entity relating to obtaining antitrust approval for the Agreement; provided that, to the extent reasonably practicable and not prohibited by Applicable Law, Purchaser will provide Seller an opportunity to review in advance, and Purchaser will consult with and consider in good faith the comments of Seller and/or the Company with respect to, any filing, communication, defense, litigation, negotiation or strategy. If there is a disagreement about antitrust strategy, the Purchaser’s decision controls.

SECTION 5.05.            Expenses.  Whether or not the Closing takes place, and except as set forth in Section 5.04, Article VIII and Article IX, all fees, costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs or expenses.

SECTION 5.06.            Employee Matters.

(a)            For the twelve months immediately following the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause the Company and the Subsidiaries or Purchaser’s other affiliates to, provide to each Employee who continues employment with the Company and the Subsidiaries after the Closing Date (such Employees, the “Continuing Employees”) (i) a base salary or base wages and incentive compensation opportunities (both annual and long-term) that are no less favorable in the aggregate than the base salary or base wages and incentive compensation opportunities (both annual and long-term) applicable to such Continuing Employee immediately prior to the Closing (with long-term incentive opportunities being based on performance goals relating to the Company and the Subsidiaries), (ii) employee benefits (other than defined benefit pension and retiree medical benefits) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing and (iii) in the case of each such Continuing Employee whose employment is terminated by Purchaser and its affiliates (including, after the Closing, the Company and the Subsidiaries) prior to the last day of the Continuation Period, severance benefits and payments that are no less favorable in the aggregate than the severance benefits and payments that would have been provided to such Continuing Employee under the applicable severance policy or practice of the Company and the Subsidiaries immediately prior to the Closing.  Subject to the limitations under Section 5.01(a) of this Agreement, nothing in this Agreement shall be construed as altering or limiting the rights of the Company and the Subsidiaries to (x) terminate the employment of any Employee, (y) amend, modify or terminate any compensation or employee benefit plan, program, agreement or arrangement, subject to the terms of such plan, program, agreement or arrangement or as necessary to comply with Applicable Laws or (z) except as expressly set forth herein, change the terms or conditions of employment of any Employee.  Except as contemplated under Sections 5.06(g) and 5.06(h), the active participation of the Participants in the compensation and benefit plans, programs and arrangements of Parent and its affiliates (other than a Stand-Alone Benefit Plan) shall terminate effective as of the Closing, and from and after the Closing, none of Purchaser or its affiliates (including, after the Closing, the Company and the Subsidiaries) shall have any Liability under or in respect of (and Purchaser and its affiliates (including, after the Closing, the Company and the Subsidiaries) shall be indemnified and held harmless by Parent with respect to) such compensation and benefit plans, programs and arrangements of the Parent and its affiliates.  From and after the Closing, none of Parent or any of its affiliates shall have any Liability under or in respect of (and Parent and its affiliates shall be indemnified and held harmless with respect to) the Stand-Alone Benefit Plans.

(b)            Parent, Seller and Purchaser intend that the consummation of the transactions contemplated by this Agreement shall not constitute or give rise to a severance of employment of any Employee (or, if applicable, severance from service of any other service provider) prior to or upon such consummation of such transactions and that the Employees and such service providers shall have continuous and uninterrupted employment or service (as applicable) immediately before and immediately after the Closing.  Notwithstanding anything herein to the contrary, Parent and its affiliates shall not have any responsibility for, and the Purchaser and its affiliates shall hold harmless and indemnify Parent and its affiliates with respect to, any and all Liabilities arising as a result of the actual or constructive termination of (i) an Employee’s employment (or, if applicable, other service provider’s service) as a result of the consummation of the transactions contemplated by this Agreement and (ii) a Continuing Employee’s employment (or, if applicable, other service provider’s service) with Purchaser and its affiliates (including the Company and the Subsidiaries) on or after the Closing.

(c)            From and after the Closing Date, Purchaser shall, or shall cause the Company and the Subsidiaries or Purchaser’s other affiliates to, (i) honor all obligations under the Stand-Alone Benefit Plans in accordance with their terms as in effect immediately prior to the Closing, (ii) recognize all the Continuing Employees’ accrued and unused vacation and other paid time-off benefits consistent with the terms of the vacation or similar policies of the Company and the Subsidiaries applicable to Continuing Employees as in effect immediately prior to the Closing and (iii) pay, no later than March 15, 2016, all annual bonuses that are payable to Continuing Employees with respect to the 2015 fiscal year under the terms of the annual bonus plans of the Company and the Subsidiaries (the “FY 2015 Bonuses”) provided that the aggregate amount paid by Purchaser and its affiliates (including, after the Closing, the Company and the Subsidiaries) to Continuing Employees with respect to the FY 2015 Bonuses shall not be less than the amount accrued as a liability in respect of the FY 2015 Bonuses in the calculation of the Closing Date Book Value.  For the avoidance of doubt, for purposes of the SIG LTIP, the transactions contemplated by this Agreement shall be deemed to constitute a “change in control” with respect to the Participants.

(d)            From and after the Closing Date, Purchaser shall, or shall cause the Company and the Subsidiaries or Purchaser’s other affiliates to, (i) recognize, for all purposes under all plans, programs and arrangements established or maintained by Purchaser or any of its affiliates (including, after the Closing, the Company and the Subsidiaries) a Continuing Employee’s service with Parent and its affiliates (including the Company and the Subsidiaries) and any of their respective predecessors, including for purposes of eligibility, vesting and benefit levels and benefit accruals (other than benefit accruals under a defined benefit pension plan), provided that no such recognition of service shall be required to the extent that it would result in a duplication of benefits, (ii) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or any of its affiliates (including, after the Closing, the Company and the Subsidiaries) for the benefit of Continuing Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have been applicable under the corresponding Company Benefit Plan or any plan, program, agreement, arrangement or understanding that is required by Applicable Laws immediately prior to the Closing and (c) provide full credit for any co-payments, deductibles or similar out-of –pocket payments made or incurred by Continuing Employees prior to the Closing Date for the plan year in which the Closing occurs.

(e)            Purchaser agrees to provide, or to cause its affiliates to provide, any required notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar Applicable Law and to otherwise comply with the WARN Act and any Applicable Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Employees (including as a result of the consummation of the transactions contemplated by this Agreement) and occurring on or after the Closing Date.  Parent and Purchaser shall indemnify and hold each other harmless, respectively, with respect to, any Liability incurred pursuant to the WARN Act or any similar Applicable Law in connection with any Employee whose employment terminates before the Closing Date (in the case of Parent’s indemnity) or on or after the Closing Date (in the case of Purchaser’s indemnity).    Seller shall notify Purchaser prior to the Closing of any layoffs of any Employees in the 90-day period prior to the Closing.

(f)            (i) Each SIG Performance Unit Award that is outstanding immediately prior to the Closing shall remain outstanding in accordance with its terms from and after the Closing, and service with the Company and the Subsidiaries following the Closing shall be taken into account for purposes of determining the vesting of each such SIG Performance Unit Award after the Closing.  Each SIG Performance Unit Award shall be settled in cash by Purchaser and the Company after the Closing in accordance with its terms based on the Payment Value (as defined in the SIG LTIP) and Payout Percentage (as defined in the SIG LTIP) for the applicable Award Period (as defined in the SIG LTIP), in each case, as determined by Purchaser and the Company in accordance with the SIG LTIP; provided that Parent hereby agrees and acknowledges that such Payment Value and Payout Percentage (calculated in accordance with Section 5(c) of the SIG LTIP) shall not reflect the effect of the transactions contemplated by this Agreement on the UROC (as defined in the SIG LTIP) for such Award Period; provided further that, as soon as reasonably practicable after the last day of the applicable Award Period, Purchaser and the Company shall notify Seller of the Payment Value and Payout Percentage determined by Purchaser and the Company with respect to such Award Period.  Notwithstanding any other provision of this Section 5.06 to the contrary, the aggregate amount of cash paid by Purchaser and the Company to holders of SIG Performance Unit Awards outstanding immediately prior to the Closing for purposes of settling such awards shall not be less than the Aggregate Adjusted SIG PUA Amount (as defined below).

(ii)            Purchaser acknowledges and agrees that, from and after the Closing Date, (A) Purchaser and its affiliates (including the Company and the Subsidiaries) shall be solely responsible for (and Seller and its affiliates shall not have any Liability under or in respect of (and shall be indemnified and held harmless by Purchaser and its affiliates with respect to)) any payment (including any employment or similar Taxes (including social security contributions or the local equivalent)) required to be made in respect of the settlement of SIG Performance Unit Awards, it being understood and agreed however that Parent shall indemnify and hold harmless Purchaser and its affiliates (including the Company and the Subsidiaries after the Closing Date) from and against any liability arising from or with respect to the effect of the proposed transactions contemplated by this Agreement on the calculation of the UROC under Section 5(c) of the SIG LTIP, and (B) the Company and its Subsidiaries shall be responsible for all Tax withholding and reporting obligations with respect to the SIG Performance Unit Awards.

(iii)           In connection with the Seller’s calculation of the Estimated Closing Book Value, Seller shall determine, with respect to each SIG Performance Unit Award that is outstanding immediately prior to the Closing Date, (A) the SIG PUA Amount (as defined below) and (B) the Adjusted SIG PUA Amount (as defined below).  For purposes of this Agreement, the “SIG PUA Amount” shall equal the product of (1) the number of Performance Units subject to a SIG Performance Unit Award, (2) the Payment Value with respect to such SIG Performance Unit Award and (3) the Payout Percentage with respect to such SIG Performance Unit Award, and the Payment Value and Payout Percentage shall be determined as described in this Section 5.06(f)(iii).  The Payment Value and the Payout Percentage with respect to the applicable Award Period shall be determined for purposes of the calculation of Estimated Closing Book Value and Closing Date Book Value, as applicable, by taking into account the UROC as of the Business Day immediately prior to the Closing Date and, with respect to the portion of such Award Period occurring on and after the Closing Date, based on a forecast of the UROC with respect to the remainder such Award Period (in each case, without regard to any effect of the transactions contemplated under this Agreement on the UROC).  Such determinations of the SIG PUA Amount, the applicable Payment Value and the applicable Payout Percentage shall otherwise be in accordance with the terms of the SIG LTIP and otherwise consistent with past practice.  The “Adjusted SIG PUA Amount” shall equal the product of (1) the applicable SIG PUA Amount and (2) the Pre-Closing Pro-Rata Portion.

The Estimated Closing Book Value as determined pursuant to Section 1.03(c)(i) and the Closing Date Book Value as finally determined in accordance with Section 1.04 shall (x) reflect as liabilities (A) the Aggregate Adjusted SIG PUA Amount and (B) the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) that would be imposed on the Company or a Subsidiary upon the payment of the Aggregate Adjusted SIG PUA Amount and (y) reflect as assets the Tax Benefit attributable to the amounts in clause (x).  The calculation of each amount in the preceding sentence (and each component thereof) shall be subject to the provisions of Section 1.04 and shall be made in accordance with the Applicable Accounting Principles.

(g)            (i) Prior to the Closing, the Board of Directors of Parent (or a duly authorized committee thereof) shall adopt such resolutions and take such other actions as may be necessary to provide that, notwithstanding any provision to the contrary in the Parent LTIP, each Parent Performance Share Award that is outstanding immediately prior to the Closing shall remain outstanding in accordance with its terms from and after the Closing and shall be assumed by the Company (provided that service with the Company and the Subsidiaries following the Closing shall be taken into account for purposes of vesting thereunder after the Closing) and shall be settled in cash by Purchaser and the Company after the Closing in accordance with its terms based on (A) the Performance Percentage (as defined in the Parent LTIP) for the applicable Award Period (as defined in the Parent LTIP), as determined by Parent in accordance with the Parent LTIP, which Performance Percentage shall be the same as the Performance Percentage determined by Parent to be applicable to the Parent Performance Share Awards held by then-active employees of Seller and its affiliates (other than employees of the Company and the Subsidiaries) with respect to the same Award Period and (B) the Parent common share price (as determined by the Parent in good faith in accordance with the Parent LTIP) at the time of settlement; provided that, as soon as reasonably practicable after the last day of the applicable Award Period, Seller shall notify Purchaser of the Performance Percentage for the applicable Award Period and such Parent common share price.  The amount payable by the Purchaser and the Company to settle such a Parent Performance Share Award is referred to as the “Parent PSA Amount”.

(ii)            With respect to each Parent Performance Share Award that is outstanding immediately prior to the Closing, in the event that the holder’s employment with the Company and the Subsidiaries terminates during the applicable Award Period, the Purchaser shall notify Seller of such termination promptly, and in any event no more than five days following the date of such termination.  Purchaser acknowledges and agrees that, from and after the Closing Date, (A) Purchaser and its affiliates (including the Company and the Subsidiaries) shall be solely responsible for (and Seller and its affiliates shall not have any Liability under or in respect of (and shall be indemnified and held harmless by Purchaser and its affiliates with respect to)) any payment (including any employment or similar Taxes (including social security contributions or the local equivalent)) required to be made in respect of the settlement of such Parent Performance Share Awards and (B) the Company and its Subsidiaries shall be responsible for all withholding and reporting obligations with respect to such Parent Performance Share Awards; provided, however, that Parent shall indemnify and hold harmless the Purchaser and its affiliates (including the Company and the Subsidiaries after the Closing Date), from and against any Liability arising out of or with respect to the calculation of the Parent PSA Amount.

(iii)           Section 5.06(g)(iii) of the Company Disclosure Letter sets forth the target value of each Parent Performance Share Award outstanding on the date hereof (the “Specified Target Value”).

(iv)           (A) As soon as practicable following the last day of an applicable Award Period, Seller shall determine, subject to Purchaser’s opportunity to review and comment on the basis for Parent’s determination, (1) the After-Tax Parent PSA Amount and the (2) After-Tax Post-Closing Parent PSA Amount for each Parent Performance Share Award settled at the end of such Award Period.  The “After-Tax Parent PSA Amount” for an award shall equal (1) the Parent PSA Amount for such award (which shall exclude any increase in an award by reason of the termination of employment of an Employee after the Closing Date) plus the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) imposed on the Company or its Subsidiaries with respect to the payment of the Parent PSA Amount, minus (2) the Tax Benefit attributable to the payment or accrual of the amount described in clause (1).   The “After-Tax Post-Closing Parent PSA Amount” for an award shall equal (1) the product of (x) the Specified Target Value for such award plus the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) that would be imposed on the Company or its Subsidiaries in respect of the payment of such Specified Target Value and (y) the Post-Closing Pro-Rata Portion, minus (2) the Tax Benefit attributable to the payment or accrual of the amount described in clause (1).

 (B)  If the After-Tax Parent PSA Amount for a Parent Performance Share Award settled at the end of an Award Period exceeds the After-Tax Post-Closing Parent PSA Amount for such award, then Parent shall pay to Purchaser the amount of such excess as soon as practicable after the end of such Award Period.

(v)            The Estimated Closing Book Value and the Closing Date Book Value shall, notwithstanding any other provision of this Agreement, exclude all effects of the Parent Performance Share Awards (including any accruals, and any amounts payable by either party, in respect of such awards), as provided in Section 1.04(j) of the Company Disclosure Letter.

(h)            (i) Prior to the Closing, the Board of Directors of Parent (or a duly authorized committee thereof) shall adopt such resolutions and take such other actions as may be necessary to provide that, notwithstanding any provision to the contrary in the Parent LTIP, each Parent Restricted Share Award that is outstanding immediately prior to the Closing shall remain outstanding from and after the Closing in accordance with its terms, provided that, service with the Company and the Subsidiaries following the Closing shall be taken into account for purposes of vesting thereunder after the Closing.

(ii)            With respect to each such Parent Restricted Share Award that is outstanding as of the Closing, in the event that the holder’s employment with the Company and the Subsidiaries terminates during the applicable Restricted Period (as defined in the Parent LTIP), Purchaser shall notify Seller of such termination promptly, and in any event no more than five days following the date of such termination.  Purchaser acknowledges and agrees that, from and after the Closing Date, (A) Purchaser and its affiliates (including the Company and the Subsidiaries) shall be solely responsible for (and Seller and its affiliates shall not have any Liability under or in respect of (and shall be indemnified and held harmless by Purchaser and its affiliates with respect to)) any employment or similar Taxes (including social security contributions or the local equivalent) required to be made in respect of such Parent Restricted Share Awards and (B) the Company and its Subsidiaries shall be responsible for all withholding and reporting obligations with respect to the Parent Restricted Share Awards.  Parent and the Company shall cooperate (and provide each other with all information reasonably necessary) to allow holders of Parent Restricted Share Awards to satisfy their withholding tax obligations to the Company and the Subsidiaries through share withholding as permitted by the Parent LTIP.

(iii)           Section 5.06(h)(iii) of the Company Disclosure Letter sets forth the grant date fair value of each Parent Restricted Share Award outstanding on the date hereof, as determined under Applicable Accounting Principles and FASB ASC Topic 718, Compensation – Stock Compensation (the “Total Parent RSA Amount”).

(iv)           (A) As soon as practicable following the last day of the applicable Restricted Period with respect to a Parent Restricted Share Award, Seller shall determine, subject to Purchaser’s opportunity to review and comment on the basis for Parent’s determination, (1) the Post-Closing Parent RSA Amount, (2) the Excess Employment Tax Amount and (3) the Excess Tax Benefit Amount, with respect to such Parent Restricted Share Award.  The “Post-Closing Parent RSA Amount” shall equal the Total Parent RSA Amount times the Post-Closing Pro-Rata Portion.  The “Excess Employment Tax Amount” shall equal the excess (if any) of (1) the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) imposed on the Company or its Subsidiaries in respect of such Parent Restricted Share Award over (2) the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) that would be imposed on the Company or its Subsidiaries in respect of such award at a value equal to its Post-Closing Parent RSA Amount.  The “Excess Tax Benefit Amount” shall equal the excess (if any) of (1) the Tax Benefit attributable to such Parent Restricted Share Award and the payment of any related employer-paid employment or similar Taxes (including social security contributions or the local equivalent) imposed on the Company or its Subsidiaries over (2) the Tax Benefit that would be attributable to such Parent Restricted Share Award at a value equal to its Post-Closing Parent RSA Amount and the payment of any related employer-paid employment or similar Taxes (including social security contributions or the local equivalent) imposed on the Company or its Subsidiaries.  The Excess Tax Benefit Amount shall be adjusted to take into account the tax cost of any gain recognized by the Company or the Subsidiaries in respect of any Parent Restricted Share Award.

 (B)  As soon as practicable following the last day of an applicable Restricted Period with respect to a Parent Restricted Share Award, if the Post-Closing Parent RSA Amount, plus the Excess Tax Benefit Amount, minus the Excess Employment Tax Amount (the “Parent RSA Net Payment Amount”) is a positive number then Purchaser shall pay such positive amount to Parent, and if the Parent RSA Net Payment Amount is a negative number then Parent shall pay the absolute value of such amount to Purchaser.

(v)            The Estimated Closing Book Value and the Closing Date Book Value shall, notwithstanding any other provision of this Agreement, exclude all effects of the Parent Restricted Share Awards (including any accruals, and any amounts payable by either party, in respect of such awards), as provided in Section 1.04(j) of the Company Disclosure Letter.

(i)             (i) Section 5.06(i)(i) of the Company Disclosure Letter sets forth a summary of the bonus arrangements to be entered into by the Company before the Closing Date (the “Bonus Arrangements”) and the estimated aggregate amount of the bonuses payable under such Bonus Arrangements (the “Aggregate Bonus Amount”).   Not later than three Business Days prior to the Closing Date, the Seller will deliver to the Company and Purchaser a schedule (the “Bonus Schedule”) that sets forth (A) the names of the Employees who are eligible to receive the bonuses payable under the Bonus Arrangements (the “Bonus Recipients”), (B) the bonus to be paid to each such Bonus Recipient shortly after the Closing Date as compensation for services performed before the Closing Date (the “Transaction Bonuses”), (C) the percentage (the “Applicable Bonus Percentage”) for each Bonus Recipient to be used to determine the bonuses to be paid as soon as practicable after the twelfth month anniversary of the Closing Date (the “First Retention Bonus Date”) and the twentieth month anniversary of the Closing Date (the “Second Retention Bonus Date” and, together with the First Retention Bonus Date, the “Retention Bonus Dates”) as compensation for services to be performed after the Closing Date (the “Retention Bonuses”), and (D) the formula for determining the Aggregate Bonus Amount under the Bonus Arrangements.

(ii)            As soon as practicable (but in no event later than 10 Business Days) after the Closing Date, the Company shall pay to each Bonus Recipient (reduced by applicable Tax withholding) the Transaction Bonus for such Transaction Bonus Recipient.  Not later than five Business Days after the Closing Date, Seller shall pay to the Company an amount equal to (1) the aggregate amount of the Transaction Bonuses plus the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) imposed on the Company or its Subsidiaries with respect to the payment of the Transaction Bonuses, minus (2) the Tax Benefit attributable to the payment or accrual of the amount described in clause (1).

(iii)           In the event that a Bonus Recipient’s employment with the Company and the Subsidiaries terminates prior to a Retention Bonus Date, the Purchaser shall notify Seller of such termination promptly, and in any event no more than five days following the date of such termination.  As soon as practicable after the First Retention Bonus Date, as set forth in and subject to the Bonus Arrangements, the Company shall pay to each Bonus Recipient, subject to his or her continued employment until the First Retention Bonus Date (and reduced by applicable Tax withholding), a Retention Bonus equal to the greater of (A) $0 and (B) 50% of the excess of (1) the product of (x) the Aggregate Bonus Amount (as then estimated) and (y) the Applicable Bonus Percentage for such Bonus Recipient over (2) the Transaction Bonus for such Bonus Recipient.  As soon as practicable after the Second Retention Bonus Date, as set forth in and subject to the Bonus Arrangements, the Company shall pay to each Bonus Recipient, subject to his or her continued employment until the Second Retention Bonus Date (and reduced by applicable Tax withholding), a Retention Bonus equal to the greater of (A) $0 and (B) the excess of (1) the product of (x) the Aggregate Bonus Amount (as finally determined) and (y) the Applicable Bonus Percentage for such Bonus Recipient over (2) the sum of (x) the Transaction Bonus for such Bonus Recipient and (y) the Retention Bonus for such Bonus Recipient paid in respect of the First Retention Bonus Date.  Notwithstanding the foregoing, the Retention Bonuses shall also include amounts determined under similar principles with respect to any Employee who is not employed on the Retention Bonus Date but nevertheless under the Bonus Arrangements is entitled to a Retention Bonus, and appropriate adjustments shall be made as set forth in the Bonus Arrangements in the case of certain Employees receiving a transaction bonus from Seller or an affiliate of Seller (other than the Company or a Subsidiary) as compensation for services performed before the Closing Date for the Seller or an affiliate of Seller.   Not later than five Business Days prior to each Retention Bonus Date Seller shall pay to the Company an amount equal to (1) the aggregate Retention Bonuses payable to all Bonus Recipients for such Retention Bonus Date plus the amount of the employer-paid portion of any employment or similar Taxes (including social security contributions or the local equivalent) payable by the Company or its Subsidiaries in respect of the payment of such Retention Bonuses, minus (2) the Tax Benefit attributable to the amount described in clause (1).

(iv)          The Estimated Closing Book Value and the Closing Date Book Value shall, notwithstanding any other provision of this Agreement, exclude all effects of the Transaction Bonuses and Retention Bonuses (including any accruals, and any amounts payable by either party, in respect of such bonuses).

(j)             For purposes of this Section 5.06, the following terms shall have the meanings set forth below:

“Aggregate Adjusted SIG PUA Amount” means the sum of the Adjusted SIG PUA Amounts with respect to all SIG Performance Unit Awards outstanding immediately prior to the Closing Date.

“Parent Common Share” means a common share of Parent, par value $1.00 per share.

“Parent LTIP” means the Parent Long-Term Incentive Plan, as amended.

“Parent Performance Share Award” means a performance share award with respect to Parent Common Shares granted under the Parent LTIP that is held by an Employee.

“Parent Restricted Share Award” means an award of restricted Parent Common Shares granted under the Parent LTIP that is held by an Employee.

“Performance Unit” means the units in which a SIG Performance Unit Award is denominated.

“Post-Closing Pro-Rata Portion” means, with respect to an award, a fraction (A) the numerator of which is the number of days from and including the Closing Date in the Award Period or Restricted Period applicable to such award and (B) the denominator of which is the total number of days in such Award Period or Restricted Period.

“Pre-Closing Pro-Rata Portion” means, with respect to an award, a fraction (A) the numerator of which is the number of days prior to the Closing Date in the Award Period or Restricted Period applicable to such award and (B) the denominator of which is the total number of days in such Award Period or Restricted Period.

“SIG LTIP” means the SIG Long-Term Incentive Plan.

“SIG Performance Unit Award” means a performance unit award granted under the SIG LTIP.

 “Tax Benefit” means the current or deferred benefit of a Tax deduction that is available to the Company or a Subsidiary with respect to the payment or accrual of a liability or expense, net of any valuation allowance.  Seller agrees that to the extent a Tax deduction is taken into account in the determination of a Tax Benefit, none of Seller or its affiliates will claim such Tax deduction on any of its Tax Returns.  Purchaser, the Company and the Subsidiaries shall provide Seller and its affiliates with reasonable access to information, including copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related workpapers and documents relating to rulings or other determinations by Taxing Authorities, as are reasonably necessary for the determination of a Tax Benefit (and may redact such information as is not reasonably necessary for the determination of a Tax Benefit), and Seller shall, and shall cause its affiliates to, keep all such information and items confidential and shall use such information solely in connection with the determination of a Tax Benefit.

(k)            Except as provided in Section 5.06(f), (g) and (h), Parent shall indemnify and hold harmless the Company and the Subsidiaries from and against any Liability under or arising with respect to any Company Benefit Plan (other than a Stand-Alone Benefit Plan).

(l)            Seller shall indemnify and hold harmless Purchaser (including the Company and the Subsidiaries after the Closing Date) from and against any and all Liability arising under or with respect to the defined benefit pension plan of One Beacon Services, LLC set forth on Section 3.15(c)(i)(1) of the Company Disclosure Letter and shall procure that responsibility for such defined benefit pension plan shall be transferred to the Seller Group on or before Closing.

(m)            Nothing in this Agreement shall be construed to (i) confer on any person, other than the parties hereto, their successors and permitted assigns, any benefit or right, including the right to enforce the provisions of this Section 5.06, (ii) cause any person to be a third-party beneficiary of this Agreement, or (iii) establish, amend, modify, waive or terminate any Company Benefit Plan or any comparable compensation or benefit plan, agreement or arrangement of Purchaser or its affiliates prior to, upon or following the Closing.

SECTION 5.07.            Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party or its affiliates without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Applicable Law or the rules or regulations of or any listing agreement with any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller, the Company and Purchaser and their respective affiliates may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

SECTION 5.08.            Non-Hire.  (a)  For a period of 36 months following the Closing Date, without the prior written consent of Purchaser, none of Parent or its subsidiaries shall, directly or indirectly, employ or contract for the services of any Company Covered Employee.

(b)            For a period of 36 months following the Closing Date, without the prior written consent of Parent, none of the Company, the Subsidiaries, Purchaser or Purchaser’s affiliates shall, directly or indirectly, employ or contract for the services of any Seller Covered Employee.

SECTION 5.09.            Further Assurances.  From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement; provided, nothing in this Agreement shall be construed to obligate Purchaser or its affiliates to take any action that would or would reasonably be expected to result in a Burdensome Condition.

SECTION 5.10.            Resignations.  At or prior to the Closing, Seller shall deliver to Purchaser letters of resignation, effective as of the Closing, of the directors of the Company and the Subsidiaries set forth in Section 5.10 of the Company Disclosure Letter.

SECTION 5.11.            Related Party Agreements.  Except as set forth in Section 5.11 of the Company Disclosure Letter, all arrangements between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company and the Subsidiaries), on the other hand, shall be terminated immediately prior to the Closing, and Seller shall cause all intercompany balances between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company and the Subsidiaries), on the other hand, to be paid in full and settled as of the close of business on the Business Day immediately preceding the Closing Date.

SECTION 5.12.            Parent Contributions.  Nothing contained in this Agreement shall prevent, limit or impair the ability of Parent or Seller to contribute Cash to the Company or the Subsidiaries prior to the Closing (whether as a result of a change, development, event or occurrence occurring between the date of this Agreement and Closing Date or otherwise); provided, however that, to the extent reasonably practicable, Parent or Seller, as applicable, shall consult with Purchaser prior to making any such contribution.

SECTION 5.13.            Letter of Credit.  (a)  Promptly following the Closing, Seller and Purchaser shall deliver joint written notice to the Issuing Bank of the effective delivery of funds by Purchaser at the Closing and releasing the Issuing Bank from its obligations under the Letter of Credit.

(b)            In the event that the Closing does not occur due to the valid termination of this Agreement by Seller:

(i)            Seller shall deliver written notice to the Issuing Bank releasing the Issuing Bank from its obligations under the Letter of Credit on the date which is three months after the date of such valid termination (the “Claim Deadline”) unless prior to the Claim Deadline Seller has delivered written notice to Purchaser of a claim against Purchaser for breach of this Agreement, together with reasonable detail regarding the basis of such claim and setting forth the aggregate amount claimed by Seller (such amount, the “Disputed Claim Amount”).

(ii)            Seller shall deliver written notice to the Issuing Bank releasing the Issuing Bank from its obligations under the Letter of Credit at such time as all pending claims for Purchaser’s breach of this Agreement have been finally resolved and satisfied and are not subject to appeal.

(c)            In the event that the Closing does not occur due to the valid termination of this Agreement by Purchaser:

(i)            Seller shall deliver written notice to the Issuing Bank releasing the Issuing Bank from its obligations under the Letter of Credit on the Claim Deadline unless prior to the Claim Deadline Seller has delivered written notice to Purchaser (x) that Seller has disputed the valid termination of this Agreement and (y) that Seller has a claim against Purchaser for breach of this Agreement, together with reasonable detail regarding the basis of such claim and setting forth the Disputed Claim Amount.

(ii)            Seller shall deliver written notice to the Issuing Bank releasing the Issuing Bank from its obligations under the Letter of Credit at such time as all pending claims regarding (x) valid termination of this Agreement by Purchaser and (y) Purchaser’s breach of this Agreement, in each case have been finally resolved and satisfied and are not subject to appeal.

(d)            The parties agree that, in the case of a drawing upon the Letter of Credit by Seller resulting from a Demand (as defined in the Letter of Credit) in the form of Option B, Seller shall instruct the Issuing Bank to make payment to an escrow account specified by Seller, which account shall be governed by an escrow agreement substantially in the form attached hereto as Exhibit C, with such modifications or changes as may be requested by the escrow agent party thereto (the “Escrow Agreement”).  Concurrently with any Instruction (as defined in the Escrow Agreement) delivered to the escrow agent pursuant to the terms of the Escrow Agreement, Seller shall provide a copy of such Instruction (as defined in the Escrow Agreement) to Purchaser.

(e)            At any time following the Claim Deadline, to the extent that the aggregate Disputed Claim Amount claimed by Seller in respect of any pending claims by Seller against Purchaser for breach of this Agreement is less than the amount then available for drawing under the Letter of Credit, Seller shall deliver written notice to the Issuing Bank instructing the Issuing Bank to reduce the amount then available for drawing under the Letter of Credit to the aggregate Disputed Claim Amount claimed by Seller in respect of any pending claims by Seller against Purchaser for breach of this Agreement.

(f)            Concurrently with any Demand (as defined in the Letter of Credit) delivered to the Issuing Bank, Seller shall provide a copy of such Demand (as defined in the Letter of Credit) to Purchaser.

SECTION 5.14.            Use of Trademarks.  Prior to Closing, Seller and the Company shall (a) cause any applicable Subsidiary to amend its organizational documents to change its corporate name to a name that does not use, include or otherwise incorporate the trademark “White Mountains” or any name or derivative thereof (including “WM”) (the “Parent Mark”) and (b) use commercially reasonable efforts to cause the Subsidiaries to cease using the Parent Mark.  From and after the date that is 45 calendar days after the Closing Date, the Company, the Subsidiaries and Purchaser shall, and shall cause each of their respective affiliates, members, managers, officers, directors, employees, agents and representatives to, cease to, and thereafter not, use or register the Parent Mark or any derivative thereof or any name or trademark confusingly similar thereto in or for any business anywhere in the world.

SECTION 5.15.            Solutions Entity.  In the event that the Solutions Entity is sold, transferred and delivered to Seller or any of its affiliates (other than the Company and the Subsidiaries) pursuant to Section 1.03(g), until such time as the Regulatory Approvals from the Insurance Regulators in the State of Tennessee have been obtained, Seller and Purchaser shall negotiate in good faith with respect to an alternative arrangement (such as a license or transition services agreement) until such time as such Regulatory Approvals from the Insurance Regulators in the State of Tennessee have been obtained which results in the Company and the Subsidiaries receiving the benefits and bearing all the costs, liabilities and burdens with respect to the Solutions Entity (provided, however, that the Company shall undertake to pay or satisfy all costs, expenses, obligations and liabilities incurred by Seller or any of its affiliates in connection with any such alternative arrangement).  Promptly upon receipt of the Regulatory Approvals from the Insurance Regulators in the State of Tennessee, Seller or its applicable affiliate shall sell, transfer and deliver to Purchaser or any of its subsidiaries, in exchange for immediately available funds in U.S. dollars in an amount equal to the Solutions Entity Value, the Solutions Entity.  The obligations set forth in this Section 5.15 shall expire on the date that is 12 months following the Closing.

SECTION 5.16.            Non-Competition.

(a)            For a period of 18 months following the Closing Date, without the prior written consent of Purchaser, Seller shall not, and Seller shall cause Parent and its subsidiaries not to, directly or indirectly, for its or their own account (i) engage in the business of underwriting, writing, issuing or selling any property, accident and health, trade credit or aviation reinsurance products of the types written by the Company and its Subsidiaries as of the Closing Date (a “Competing Business”), or (ii) acquire, or enter into an agreement to acquire, any equity interest in any person that engages directly or indirectly in a Competing Business. Notwithstanding the foregoing, nothing in this Agreement shall preclude, prohibit or restrict Parent and its subsidiaries from engaging in any manner in any of the following:

(i)        owning or acquiring, directly or indirectly, securities of any person engaging in a Competing Business if Parent or such subsidiary, directly or indirectly, do not own or acquire 35% or more of the outstanding voting securities of such person;

(ii)       managing or controlling investment funds that make investments in persons engaging in a Competing Business, so long as such investments are in the ordinary course of business and not for the account of Parent or any of its subsidiaries (other than in connection with co-investment obligations equal to or less than 35% of the capital commitments of any such fund);

(iii)     selling and/or underwriting any insurance products whatsoever other than any such selling or underwriting activities that comprise a Competing Business; or

(iv)     acquiring, hiring, merging or combining with any business, person or assets that would otherwise violate this Section 5.16 after the Closing Date (an “After-Acquired Business”) (and, following such acquisition, hiring, merger or combination, no activities of such After-Acquired Business or of Parent or any of its subsidiaries relating to or in connection with the activities of such After-Acquired Business shall be deemed to violate this Section 5.16) if at the time of such acquisition, hiring, merger or combination, the portion of the aggregate gross revenues of the After-Acquired Business attributable to the Competing Business in the most recently completed fiscal year immediately prior to the date of such acquisition, hiring, merger or combination is less than 35%; provided, for the avoidance of doubt, that Parent and its subsidiaries may not hire any person pursuant to this clause (iv) to the extent that such action would result in a breach of Section 5.08(a).

(b)            Notwithstanding anything in this Section 5.16 to the contrary, Parent and its subsidiaries shall have the right to engage in any Competing Business after a Change of Control has occurred.

(c)            Notwithstanding anything in this Section 5.16 to the contrary, Parent and its subsidiaries shall be permitted to own or acquire, or agree to acquire, securities in OneBeacon Insurance Group, Ltd. and its subsidiaries and any securities into which such securities are converted or for which such securities are exchanged or any other securities received in respect of such securities and nothing herein shall in any way restrict the operations or conduct of business of OneBeacon Insurance Group, Ltd. and its subsidiaries.

(d)            Parent acknowledges that the restrictions contained in this Section 5.16 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 5.16 and each provision of this Section 5.16 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)            For purposes of this Section 5.16, the term “Change of Control” shall mean, after the date hereof (A) any person or group being the owner, directly or indirectly, beneficially or of record, of more than 50% of the voting power or equity interests in Parent or any successor thereto, (B) any person or group acquiring all or substantially all of the assets of Parent and its subsidiaries, or (C) members of the board of directors of Parent as of the date of this Agreement, or directors nominated by the board of directors of Parent as of the date of this Agreement, ceasing to constitute a majority of such board of directors.

SECTION 5.17.            Investment Management Agreement.  From and after the Closing until the date that is six months following the Closing Date, Seller shall cause White Mountains Advisors LLC to not terminate the Investment Management Agreements without the consent of the Company.

SECTION 5.18.            Bi-Lateral Services Agreement.  (a)  Between the date of this Agreement and the Closing, Seller, Purchaser and the Company will cooperate with each other in good faith to agree to Annex A and Annex B of the Bi-Lateral Services Agreement.

(b)            If on or prior to the Closing, Annex A and Annex B of the Bi-Lateral Services Agreement is not agreed between the parties and a Bi-Lateral Services Agreement is entered into between the Company and Seller (or its relevant affiliates), with effect from the Closing and in consideration for the mutual undertakings set out in this Agreement,

(i)             Seller shall (and Seller shall procure that Parent or the relevant subsidiary of Parent shall) provide or procure the provision of such services as requested by Purchaser at Closing to the Company and the Subsidiaries (x) as are necessary to operate the relevant business of the Company and the Subsidiaries in a manner conducted in the 12-month period prior to the Closing; and (y) as have been provided by Seller (or Parent or the relevant subsidiary of Parent (other than the Company and the Subsidiaries)) during the 12-month period prior to the Closing;

(ii)            the Company shall (and the Company shall procure that the Subsidiaries shall) provide or procure the provision of such services as requested by Seller at Closing to Seller and its affiliates (x) as are necessary to operate the relevant business of the Seller and its affiliates in a manner conducted in the 12-month period prior to the Closing; and (y) as have been provided by the Company (or its relevant affiliates) during the 12-month period prior to the Closing; and

(iii)           any services provided by Seller (or its affiliates) pursuant to Section 5.15(b)(i), or the Company (or its subsidiaries) pursuant to Section 5.15(b)(ii) shall be provided on a “fully allocated cost basis” as incurred by the party providing such services, without additional mark-up, in the substantially same manner provided by such party during the 12-month period prior to the Closing and for such time periods as may be reasonably requested (provided that such time periods shall be no longer than 6 months following the Closing).

SECTION 5.19.            Preparation of Financial Statements.  Purchaser shall cause HGB and BGB to prepare and make available to Seller, as soon practicable after the date of this Agreement, audited consolidated financial statements of BGB and its subsidiaries as of and for the fiscal years ending December 31, 2010, 2011 and 2012, together with the report of the independent auditor of BGB thereon, including, in each case, a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity and related footnotes.  Such financial statements shall reflect historical operations of BGB solely as an investment vehicle with no other operations during such periods.  To the extent that HGB is required by the New York State Department of Financial Services of the Tennessee Department of Commerce and Insurance to file a Form A, Purchaser shall cause such financial statements, in the form made available to Seller pursuant to the first sentence of this Section 5.19, to be submitted with HGB’s Form A.

SECTION 5.20.            Additional Directors.  During the period from and after the date of this Agreement and until the Closing, Purchaser and CMB shall not, and shall cause CMI and HGB not to, elect, appoint or otherwise add any additional directors to its board or directors (or equivalent governing body) or elect, appoint or otherwise add any additional officers, in each case without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller shall be deemed to have consented to any such additional director or officer to the extent that a true, correct and complete NAIC biographical affidavit in respect of such person was provided to Seller prior to the date of this Agreement; provided further that any biographical affidavit or other background information in respect of such officer or director submitted in connection with any Regulatory Approval shall be consistent with the NAIC biographical affidavit in respect of such person provided to Seller prior to the date of this Agreement.

ARTICLE VI

Conditions Precedent

SECTION 6.01.            Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase and pay for the Shares and the obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)            Governmental Approvals.  All Regulatory Approvals listed in Section 6.01(a) of the Company Disclosure Letter shall have been obtained without the imposition of a Burdensome Condition, and the waiting period (and any extension thereof) under the HSR Act, if applicable to the consummation of the Acquisition, shall have expired or been terminated.

(b)            No Injunctions or Restraints.  No Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition (a “Legal Restraint”) shall be in effect (other than any such Applicable Law, Judgment or Legal Restraint enacted, entered, promulgated, enforced, issued or imposed by any Governmental Entity of, or located in or organized under the laws of, the People’s Republic of China).

SECTION 6.02.            Conditions to Obligation of Purchaser.  The obligation of Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties of the Company.  The representations and warranties of the Company (i) contained in the first sentence of Section 3.01(a) and Sections 3.02(a), 3.02(b), 3.03 and 3.16(b) shall be true and correct in all respects (except to the extent of any de minimis inaccuracy) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) contained in this Agreement, other than in those Sections identified in clause (i) of this Section 6.02(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

(b)            Representations and Warranties of Seller.  The representations and warranties of Seller contained in this Agreement (except for the representations and warranties contained in Section 2.01, 2.02 and 2.05) shall be true and correct (without giving effect to any limitation as to “materiality” or “Seller Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect, and the representations and warranties of Seller contained in Section 2.01, 2.02 and 2.05 shall be true and correct in all respects (except to the extent of any de minimis inaccuracy) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Purchaser shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

(c)            Performance of Obligations of Seller and the Company.  Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller or the Company by the time of the Closing, and Purchaser shall have received certificates signed by an authorized officer of Seller and the Company, as applicable, to such effect.

(d)            Ancillary Agreements.  Each of the Ancillary Agreements to which Seller or the Company is, or is specified to be, a party shall have been executed and delivered by Seller and the Company, as applicable.

(e)            Company Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any event, occurrence, change or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect.  Purchaser shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

(f)            Company Ratings.  The financial strength of the Reinsurance Subsidiaries shall be rated “A-” or better by A.M. Best and “A-” or better by S&P (or, if one or both of such rating entities have ceased to provide ratings of the Reinsurance Subsidiaries, ratings that are equivalent or better from another internationally recognized rating entity).  Purchaser shall have received a certificate signed on behalf of Seller by an authorized officer of Seller to such effect.

SECTION 6.03.            Conditions to Obligation of Seller.  The obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)            Representations and Warranties of Purchaser.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.  Seller shall have received a certificate signed by Purchaser to such effect.

(b)            Performance of Obligations of Purchaser.  Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by Purchaser to such effect.

(c)            Ancillary Agreements.  Each of the Ancillary Agreements to which Purchaser is, or is specified to be, a party shall have been executed and delivered by Purchaser, as applicable.

              SECTION 6.04.            Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.            Termination.  (a)  This Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of Seller and Purchaser;

(ii)            by either Seller or Purchaser:

(1)            if the Closing does not occur on or prior to May 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(a)(ii)(1) shall not be available to any party if such failure of the Closing to occur on or prior to the Outside Date is principally caused by or is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct; or

(2)            if the condition set forth in Section 6.01(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(ii)(2) shall not be available to a party if such failure to satisfy the condition set forth in Section 6.01(b) is principally caused by or is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

(iii)            by Seller, if Purchaser breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Purchaser contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not reasonably capable of being cured by Purchaser by the Outside Date or is not cured by Purchaser within 30 days after receiving written notice from Seller; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iii) shall only be available if Seller and the Company are not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Seller or the Company contained herein then fails to be true and correct such that the conditions set forth in Section 6.02(a), 6.02(b) or 6.02(c) could not then be satisfied;

(iv)            by Purchaser, if Seller or the Company breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Seller or the Company contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.02(a), 6.02(b) or 6.02(c) and (ii) is not reasonably capable of being cured by Seller or the Company by the Outside Date or is not cured by Seller or the Company within 30 days after receiving written notice from Purchaser; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iv) shall only be available if Purchaser is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Purchaser contained herein then fails to be true and correct such that the conditions set forth in Section 6.03(a) or 6.03(b) could not then be satisfied; or

(v)            by Seller, if a catastrophe event or events, including any and all natural or man-made perils, has occurred after the date of this Agreement that has resulted, or would reasonably be expected to result, in aggregate Catastrophe Losses to the Company and the Subsidiaries in excess of $350,000,000; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(v) shall only be available if Seller is not then in Intentional Breach of this Agreement.

(b)            In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice of such termination shall be given to the other parties to this Agreement and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(i)            Purchaser shall return all documents and other material received from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller or the Company, as the case may be; and

(ii)            all confidential information received by Purchaser with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02.            Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect, without any liability or obligation on the part of any party, except for the provisions of, (i) Sections 2.06, 3.20 and 4.08 relating to broker’s fees, (ii) Section 5.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (iii) Section 5.05 relating to certain expenses, (iv) Section 5.07 relating to publicity, (v) Section 7.01 and this Section 7.02 and Section 7.03 and (vi) Article X (Miscellaneous), all of which shall survive such termination.  Nothing in this Section 7.02 however, shall be deemed to release any party from any liability for damages for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

                      SECTION 7.03.            Termination Fee; Purchase Option.  (a)  In the event that this Agreement is terminated pursuant to Section 7.01(a)(v), then Seller shall pay Purchaser a fee in an amount equal to $120,000,000 (the “Termination Fee”) by wire transfer of same-day funds in U.S. dollars on the Business Day immediately following the Option Expiration Date, unless prior to the Option Expiration Date, Purchaser has elected to receive the Termination Fee in Common Shares (or equivalents) of the Company pursuant to Section 7.03(b).

(b)            In the event that this Agreement is terminated pursuant to Section 7.01(a)(v), Purchaser shall have the right to elect to receive, in exchange for the payment of the Termination Fee in same-days funds in U.S. dollars, a number of Common Shares (or equivalents) of the Company, free and clear of any Liens (other than those arising from acts of Purchaser or its affiliates or contained in the Company Memorandum of Association or the Company Bye-Laws), (the “Termination Fee Shares”) equal to (i) $120,000,000 divided by (ii) the Per Share Option Price.

(c)            In the event that Purchaser elects pursuant to Section 7.03(b) to receive Termination Fee Shares in lieu of the Termination Fee pursuant to Section 7.03(a), Purchaser shall have the right to purchase (the “Purchase Option”) from Seller, and if Purchaser exercises such right, Seller shall sell to Purchaser, an additional number of Common Shares (or equivalents) of the Company, free and clear of any Liens (other than those arising from acts of Purchaser or its affiliates or contained in the Company Memorandum of Association or the Company Bye-Laws), specified by Purchaser (the “Additional Shares” and, together with the Termination Fee Shares, the “Option Shares”) at a price per Common Share equal to the Per Share Option Price; provided that the number of Option Shares that Purchaser shall be entitled to purchase or otherwise acquire shall in no event exceed 9.9% of the then issued and outstanding Common Shares (or equivalents) of the Company.

(d)            Purchaser may exercise its right to receive the Termination Fee in the form of Termination Fee Shares and, if it does so, may also exercise the Purchase Option during the period from the date of receipt of the notice of termination of this Agreement pursuant to Section 7.01(a)(v) until the date that is 15 days following the date of receipt of such notice of termination (the “Option Expiration Date”) by delivering to Seller a written notice specifying that Purchaser elects to receive the Termination Fee Shares in lieu of the Termination Fee and stating the total number of Additional Shares Purchaser desires to purchase.

(e)            Following Purchaser’s election to receive the Termination Fee Shares and, if applicable, its exercise of the Purchase Option, Seller and Purchaser shall, as promptly as reasonably practicable, enter into a stock subscription agreement (the “Option Subscription Agreement”) containing (i) customary fundamental representations and warranties by each of Seller and Purchaser, including representations and warranties from Seller and the Company that are substantially similar to the representations set forth in Article II and Sections 3.01, 3.02, 3.03, 3.04 and 3.21, and representations and warranties from Purchaser that are substantially similar to the representations set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.06, 4.07 and 4.08 hereof, (ii) a customary right of first refusal in favor of Seller in the event that Purchaser desires to sell any Option Shares following the Option Closing, and (iii) customary tag-along and drag-along rights.  Purchaser’s investment in the Company and purchase of the Option Shares shall be structured such that Purchaser’s investment from and after the Option Closing does not reflect the results of, or other changes in the value of, the Reorganization Assets held by the Company and its Subsidiaries.

(f)            At the closing pursuant to the Option Subscription Agreement (the “Option Closing”), (i) Purchaser shall deliver to Seller, in exchange for each Additional Share, the Per Share Option Price in same-day funds in U.S. dollars; and (ii) Seller shall deliver to Purchaser certificates representing the Termination Fee Shares and the Additional Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer with appropriate Transfer Tax stamps, if any, affixed.

SECTION 7.04.            Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05.            Extension; Waiver.  At any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

Indemnification

SECTION 8.01.            Indemnification by Seller.  (a)  From and after the Closing, Seller shall indemnify Purchaser, its affiliates (including the Company and the Subsidiaries) and each of their respective former, current and future officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from any loss, liability, claim, damage or expense, including reasonable legal fees and expenses (collectively, “Losses”), suffered or incurred by such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i)            any breach as of the date of this Agreement and/or where applicable as of the Closing Date (or, to the extent expressly made as of an earlier date, as of such earlier date) of any representation or warranty of Seller or the Company contained in this Agreement or in any certificate delivered pursuant hereto; and

(ii)            any breach of any covenant or agreement of Seller (or, prior to the Closing, the Company) contained in this Agreement.

(b)            Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability, under Section 8.01(a)(i) of this Article VIII:

(i)            unless the aggregate amount of all Losses for which Seller would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to one percent (1%) of the Final Purchase Price (the “Deductible”), and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of a breach or alleged breach of any Company or Seller representation or warranty which is a Fundamental Representation;

(ii)            for any individual item or series of related items arising out of the same facts or circumstances where the Loss relating thereto is less than $100,000, and such item or series of related items arising out of the same facts or circumstances shall not be aggregated for purposes of clause (i) of this Section 8.01(b); provided, however, that this clause (ii) shall not apply to any claim for indemnification arising out of a breach or alleged breach of any Company or Seller representation or warranty which is a Fundamental Representation; and

(iii)            for Losses under Section 8.01(a)(i) in excess of an amount equal to fifteen percent (15%) of the Final Purchase Price in the aggregate (the “Cap”); provided that this clause (iii) shall not be applicable with regards to claims of, or causes of action arising from, Fraud or to any claim for indemnification arising out of a breach or alleged breach of any Company or Seller representation or warranty which is a Fundamental Representation.

(c)            Seller shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability, with respect to any breach of any representation, warranty or covenant of Seller or the Company, if:  (A) Seller provides written notice to Purchaser prior to the Closing, describing in reasonable detail such breach, (B) Seller acknowledges in writing that the effect of such breach is a failure of any condition to Purchaser’s obligations set forth in Article VI and (C) Purchaser proceeds with the Closing; provided that in no event shall this clause 8.01(c) apply to any Intentional Breach by Seller or the Company of any representation, warranty or covenant hereunder.  In the event that Seller provides such written notice in clause (A) of the previous sentence to Purchaser less than five Business Days prior to the then-scheduled Closing Date, Purchaser may, at its option, extend the Closing Date for up to five Business Days.

(d)            In no event shall Seller’s aggregate indemnification obligation for Losses and Tax Losses pursuant to this Article VIII and Article IX (including with respect to any breach or alleged breach of any Fundamental Representation), taken together, exceed the Final Purchase Price (other than claims of, or causes of action arising from Fraud).

SECTION 8.02.            Indemnification by Purchaser.

(a)            From and after the Closing, Purchaser and the Company, jointly and severally, shall indemnify Seller and its affiliates and each of their respective former, current, or future officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnitees”) against and hold them harmless from any Loss suffered or incurred by such Seller Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i)            any breach as of the Closing Date of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered pursuant hereto; and

(ii)            any breach of any covenant or agreement of Purchaser (or, after the Closing, the Company) contained in this Agreement.

(b)            Purchaser and the Company shall not be required to indemnify any Seller Indemnitee, and shall not have any liability, under Section 8.02(a)(i) of this Article VIII in respect of a breach of the Purchaser’s representations and warranties in Article IV:

(i)            unless the aggregate of all Losses for which Purchaser and the Company would, but for this clause (i), be liable thereunder exceeds the Deductible, and then only to the extent of any such excess; provided, however, that this clause (i) shall not apply to any claim for indemnification arising out of a breach or alleged breach of any Purchaser representation or warranty which is a Fundamental Representation;

(ii)            in excess of the Cap provided that this clause (ii) shall not be applicable with regards to claims of, or causes of action arising from, Fraud or to any claim for indemnification arising out of a breach or alleged breach of any Purchaser representation or warranty which is a Fundamental Representation.

(c)            In no event shall Purchaser’s aggregate indemnification obligation for Losses pursuant to this Article VIII or amounts under Section 9.05(d) (including with respect to any breach of any Fundamental Representation), taken together, exceed the Final Purchase Price (other than claims of, or causes of action arising from, Fraud).

SECTION 8.03.            Calculation of Losses.  (a)  The amount of any Loss or Tax Loss for which indemnification is provided under this Article VIII or Article IX shall be (i) net of any amounts actually recovered and received by the indemnified party as a result of any indemnification by a third party or under insurance policies with respect to such Loss and (ii) reduced to take account of any net Tax benefit currently realized (in the form of cash from, or as a reduction of a cash liability owed to, a Taxing Authority, or in the form of a deferred tax asset) by the indemnified party arising from the circumstances giving rise to the incurrence or payment of any such Loss.  For purposes of the preceding sentence, the deferred tax asset shall be calculated net of any valuation allowance reasonably determined by the Company, except that in calculating the valuation allowance, the underlying tax attribute shall be deemed to expire after five calendar years (if it does not expire earlier under then-Applicable Law).  Purchaser, the Company and the Subsidiaries shall provide Seller and its affiliates with reasonable access to information, including copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related workpapers and documents relating to rulings or other determinations by Taxing Authorities, as are reasonably necessary for the determination of any net Tax benefit (and may redact such information as is not reasonably necessary for the determination of any net Tax benefit), and Seller shall, and shall cause its affiliates to, keep all such information and items confidential and shall use such information solely in connection with the determination of any net Tax benefit.

(b)            If any insurance proceeds or other amounts are received by any Purchaser Indemnitee or Seller Indemnitee after receipt of any indemnification payment pursuant to this Article VIII, Purchaser or Seller, as applicable, shall promptly repay to the indemnifying party such portion of such indemnification payment equal to the amounts so recovered or realized.

(c)            The amount of the Loss or Tax Loss arising out of any item reflected as a liability or provided for or reserved against in calculating the Closing Date Book Value (as finally determined under Section 1.04) shall be calculated net of the amount so reflected, provided for or reserved against.  Notwithstanding any other provision of this Agreement to the contrary, no Purchaser Indemnitee shall be entitled to indemnification under this Article VIII or Article IX for any Losses or Tax Losses to the extent such Losses or Tax Losses are reflected, provided for or reserved against in the Closing Date Book Value.

(d)            For the avoidance of doubt, neither Seller nor the Company makes any representation, warranty or guarantee whatsoever that the Insurance Reserves held by or on behalf of the Company and the Subsidiaries are or will be sufficient for the purposes for which they were established, and nothing in this Agreement shall be construed as providing the economic equivalent of any such representation, warranty or guarantee.  Notwithstanding any other provision of this Agreement to the contrary, no Purchaser Indemnitee shall be entitled to indemnification under this Article VIII for any Losses to the extent such Losses arise out of any failure of the Insurance Reserves held by or on behalf of the Company and the Subsidiaries to be sufficient for the purposes for which they were established and regardless of whether such Insurance Reserves are general in nature or specific to a particular matter.

(e)            No indemnified party shall be entitled to indemnification under this Article VIII or Article IX with respect to any Losses or Tax Losses that are in the nature of punitive, incidental, consequential, special, treble or indirect damages or damages based on any multiple, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity, in each case of any kind or nature, regardless of the form of action through which any of the foregoing are sought unless such party satisfies all of the elements necessary for recovery of such Losses under the laws of the State of New York.

SECTION 8.04.            Termination of Indemnification.  The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.01(a)(i) or 8.02(a)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06 and (ii) pursuant to Section 8.01(a)(ii) or 8.02(a)(ii) shall terminate when the applicable covenant terminates pursuant to Section 8.06; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific item as to which the person to be indemnified has, before the expiration of the applicable survival period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the party to be providing the indemnification (it being understood and agreed that such obligations to indemnify and hold harmless shall survive only until, and only for the purposes of, the final resolution of the matter covered by such notice).

SECTION 8.05.            Procedures.  (a)  Third Party Claims.  In order for a Seller Indemnitee or a Purchaser Indemnitee, as applicable (each, an “indemnified party”) to be entitled to any indemnification provided for under Section 8.01 or 8.02 in respect of, arising out of or involving a claim made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 30 days following receipt by such indemnified party of notice of the Third Party Claim; provided, however, that, subject to Sections 8.04 and 8.06, failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice).  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b)            Assumption.  If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party, so long as such counsel is not reasonably objected to by the indemnified party; provided, however, that as a condition to assuming such defense, the indemnifying party shall acknowledge its responsibility for Losses resulting from or relating to such Third Party Claim.  Should the indemnifying party so elect  in writing to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above).  If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof in a commercially reasonable manner.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that such indemnified parties may withhold any such records or information to the extent necessary to preserve attorney client privilege, so long as such indemnified parties deliver to the indemnifying party the information contained in such records or information to the extent possible while preserving such attorney client privilege.  Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).  If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to bear the full amount of the liability in connection with such Third Party Claim and which releases the indemnified party completely in connection with such Third Party Claim; provided, however, that the indemnifying party shall not, without prior written consent of the indemnified party (which consent shall not be unreasonably withheld), settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) injunctive or other nonmonetary relief against the indemnified party, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the indemnified party, or (B) a finding or admission of a violation of law by the indemnified party.   Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if (W) the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages (and if such equitable relief or other nonmonetary relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages), (X) the indemnifying party and the indemnified party both are named parties to the proceedings and the indemnified party has reasonably concluded, after conferring with its outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (Y) the indemnifying party is not entitled to a legal defense or counterclaim available to the indemnified party.

(c)            Direct Claims.  In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim (a “Direct Claim”) being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party.  Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnifying party shall have a period of 30 days within which to respond to such Direct Claim.  If the indemnifying party does not respond within such 30-day period, the indemnifying party will be deemed to have accepted the Direct Claim.

(d)            Mitigation.  Purchaser and Seller and their respective affiliates shall use commercially reasonable efforts to mitigate or resolve any claim or liability with respect to which one party is obligated (or would be obligated, but for the limitations contained in Section 8.01(b) or 8.02(b), as applicable) to indemnify the other party hereunder.  The costs of mitigation pursuant to this Section 8.05(d) will themselves be Losses.

SECTION 8.06.            Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VIII as follows:

(i)            the Fundamental Representations shall survive until the latest date permitted by Applicable Law;

(ii)            the representations and warranties contained in Section 3.13 shall not survive the Closing;

(iii)            the representations and warranties contained in this Agreement (other than the Fundamental Representations and the representations and warranties contained in Section 3.13) shall survive for 18 months following the Closing;

(iv)            the covenants and agreements contained in this Agreement to be performed at or prior to the Closing shall not survive the Closing; and

(v)            the covenants and agreements contained in this Agreement to be performed after the Closing shall survive in accordance with their terms.

Following the expiration of the applicable survival period, the applicable representations, warranties, covenants and agreements shall terminate and thereafter be of no force and effect, except as provided in Section 8.04.

SECTION 8.07.            No Additional Representations.  Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, Contracts, insurance or reinsurance policies (or summaries thereof) and other properties and assets of the Company and the Subsidiaries that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of the Company and the Subsidiaries to discuss the business of the Company and the Subsidiaries.  Purchaser acknowledges that (i) none of Seller, the Company or any other person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, (ii) Purchaser has not relied on any representation or warranty from Seller, the Company or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, and (iii) none of Seller or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby.

SECTION 8.08.            Exclusive Remedy.  Except (i) with respect to claims relating to the Bi-Lateral Services Agreement and (ii) as otherwise specifically provided in this Agreement, the Seller and Purchaser acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, the Acquisition and the other transactions contemplated hereby, the Company or any Subsidiary or their assets and liabilities (other than claims of, or causes of action arising from Fraud) shall, in each case, be pursuant to the indemnification provisions set forth in this Article VIII and Article IX.  In furtherance of the foregoing, each of the Seller, Purchaser and the Company (on behalf of themselves and their affiliates) hereby waive, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from Fraud) they or their affiliates may have against the Purchaser or the Seller, as applicable, arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any rights of contribution or recovery under the Comprehensive Environmental Response, Compensation, and Liability Act or any analogous state law, or relating to any other environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Article VIII and Article IX).  After the Closing, neither Seller, Purchaser nor the Company nor their affiliates may bring any suit, action or proceeding seeking to rescind the Acquisition or this Agreement, whether based on fraud, gross negligence, negligence, breach of contract, breach of statute or otherwise.

ARTICLE IX

Tax Matters

SECTION 9.01.            Tax Returns.  (a)  The Seller shall cause the Company to (i) prepare and file, to the standard reasonably expected from an independent tax accountant, all Tax Returns with respect to the Company and the Subsidiaries required to be filed on or before Closing Date (including such supplemental non-mandatory Tax forms as would reasonably be expected to accompany such Tax Returns) and (ii) pay to the relevant Taxing Authority all Taxes shown as due on such Tax Returns, within the time and in the manner prescribed by Applicable Law.

(b)            The Purchaser shall cause the Company to prepare and file (or cause to be prepared and filed), to the standard reasonably expected from an independent tax accountant, all Tax Returns with respect to the Company and the Subsidiaries required to be filed after the Closing Date (including such supplemental non-mandatory Tax forms as would reasonably be expected to accompany such Tax Returns) with respect to any Taxable Periods ending on or prior to the Closing Date (“Pre-Closing Periods”) and Taxable Periods ending after, but including, the Closing Date (“Straddle Periods”).  In the case of Tax Returns for Pre-Closing Periods, Seller shall be responsible for paying to the relevant Taxing Authority or Purchaser, as directed by Purchaser, all Taxes shown as due on such Tax Returns, within the time and in the manner prescribed by Applicable Law.  In the case of Tax Returns for Straddle Periods, at the time Purchaser provides a copy of such Tax Return to Seller, Purchaser shall provide a notice setting forth the amount of Tax allocable to the period ending on (and including) the Closing Date in accordance with Section 9.05(b), and Seller shall pay to the relevant Taxing Authority or Purchaser, as directed by Purchaser, such amount of Tax no later than 5 days prior to the time such Tax Return is due.  Notwithstanding the foregoing, Seller shall not be responsible for any Tax under this Section 9.01(b) to the extent the liability for such Tax was taken into account in the calculation of Closing Date Book Value as finally determined under Section 1.04 of this Agreement.

(c)            The payment of Taxes with a Tax Return under subsection (a) or (b) shall be without prejudice to the indemnification rights of the parties under Section 9.05.

(d)            Each of Seller and Purchaser shall use reasonable best efforts to make any Tax Returns and work papers in respect of a Taxable Period that begins on or before the Closing Date, which such party is responsible for causing to be prepared, available for review by the other party sufficiently in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 45 days prior to the date such Tax Return is required to be filed, to provide such other party with a meaningful opportunity to analyze, comment on and dispute such Tax Returns.  The reviewing party shall notify the preparing party of any comments or disputes with respect to such Tax Returns in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least 30 days prior to the date such Tax Return is required to be filed, to provide such other party with a meaningful opportunity to consider such comments or disputes and for such Tax Returns to be modified, as appropriate, before filing.  In the event of any disagreement between Purchaser and Seller, such disagreement shall be resolved in accordance with Section 9.06.  If the Tax Accountant does not resolve any differences between Seller and Purchaser with respect to such Tax Return at least five Business Days prior to the due date therefor, (i) such Tax Return shall be filed as prepared by the party having the responsibility hereunder for preparing such Tax Return and amended to reflect the Tax Accountant’s resolution and (ii) to the extent the amount of Tax shown on such return remains disputed by Seller, Seller shall not be required to pay such amount pursuant to Section 9.01(b) until such dispute is resolved.

SECTION 9.02.            Books and Records; Cooperation.  (a)  The parties to this Agreement and their respective affiliates will provide each other with such cooperation and information as Purchaser or Seller reasonably may request of the other or such affiliates with respect to any Tax matter at the expense of the requesting party (unless such expense is an expense for which an indemnity is due).  Such cooperation shall include providing signatures with respect to any Tax Returns that must be filed, and providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities.  Each of Seller, Purchaser and their respective affiliates shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries until the later of (i) the expiration of the statute of limitations of the Taxable Periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns.  Prior to disposing of any such records, notice shall be given by Purchaser or Seller, as applicable, to the other party providing reasonable terms allowing such other party to take, at its sole expense, possession of such records.

(b)            Without limiting the foregoing, at the Closing, Seller may retain any Tax Returns with respect to the Company and the Subsidiaries in the possession of Seller or any of its affiliates, and Purchaser shall be provided with copies of the Company and the Subsidiaries’ separate Tax Returns and the pro forma portion of any consolidated or combined Tax Returns relating solely to the Company and the Subsidiaries.

(c)            Any information obtained under this Section 9.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or amendments, or conducting an audit or other proceeding.

SECTION 9.03.             Transfer Taxes.  Seller and Purchaser shall each pay 50% of any Transfer Taxes incurred in connection with transactions contemplated by this Agreement, except that Purchaser shall pay 100% of any such Transfer Taxes imposed by the Republic of Singapore.  Seller and Purchaser shall cooperate with each other in the timely filing and execution of any Tax Returns and other documentation relating to such Transfer Taxes, the remitting of payment of all such Taxes and the delivery of any forms claiming exemption or relief from any such Taxes.

SECTION 9.04.             Additional Covenants.  (a)  All Tax sharing agreements with respect to the Company or any Subsidiary (except for Tax sharing agreements solely between the Company and the Subsidiaries) shall be terminated with respect to any Liability of the Company or any Subsidiary as of the day prior to the Closing Date and the Company and the Subsidiaries shall not be bound thereby or have any Liability thereunder at any time thereafter.

(b)            Seller and Purchaser (and each of their respective affiliates) agree to treat all payments made by either of them under this Agreement (other than payments made under Section 1.03, which payments constitute the Purchase Price) as adjustments to the Purchase Price for all Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Laws of a particular jurisdiction require otherwise.

SECTION 9.05.             Tax Indemnity.  (a)  From and after the Closing Date, Seller shall indemnify the Purchaser Indemnitees and hold them harmless from and against all liability for (u) Taxes imposed on or payable by or with respect to the Company or any of its Subsidiaries for any Pre-Closing Periods, (v) any Taxes imposed on or payable by or with respect to the Company or any of its Subsidiaries which are allocable to the portion of a Straddle Period ending on (and including) the Closing Date, (w) any Taxes of a person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries is or becomes liable as a result of (i) an agreement principally related to Taxes and existing at any time prior to the Closing, (ii) transferee or successor liability existing at any time prior to the Closing or (iii) being or having been a member of an affiliated, consolidated, combined or unitary tax group on or prior to the Closing Date, including pursuant to U.S. Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law, (x) a change in a Closing Statement Tax Attribute as a result of (i) a final determination by a Taxing Authority, excluding by reason of a change in law, official interpretation of a Taxing Authority or official practice of a Taxing Authority, in each case after the Closing, or, with respect to a Luxembourg Closing Statement Tax Attribute, the application of the Luxembourg Circular L.I.R. no. 114/2 of 2 September 2010 as a result of an action of the Purchaser, the Company or the Subsidiaries after the Closing (other than an action required hereunder) or (ii) the application of such Closing Statement Tax Attribute to offset or reduce any Tax liability of the Seller described in clauses (u), (v), (w) or Section 9.01(b), in each case which, if given effect as of the Closing Date (using the same accounting principles as utilized in the calculation of Closing Date Book Value), would have caused a reduction in the Net Deferred Tax Asset. in which case the amount subject to indemnification under this clause (w) shall be equal to such reduction multiplied by the Agreed Multiple, (x) a change in a Compensation Related Tax Attribute as a result of a final determination by a Taxing Authority, excluding by reason of a change in law official interpretation of a Taxing Authority or official practice of a Taxing Authority, in each case after the Closing, which, if given effect as of the date of the calculation of the related Tax Benefit (using the same accounting principles as utilized in the calculation of such Tax Benefit) would have caused a reduction in such Tax Benefit, in which case the amount subject to indemnification under this clause (y) shall be equal to such reduction, and (z) any reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred or arising in connection with or in respect of the assessment, assertion, contest or imposition of a Tax or change in a Pre-Closing or Compensation Related Tax Attribute described in any of clauses (u), (v), (w), (x) or (y) (the sum of (u), (v), (w), (x) and (y) being referred to herein as a “Tax Loss”). For the avoidance of doubt, a change in a Closing Statement Tax Attribute that results in an indemnification obligation under clause (x) shall not be taken into account in determining whether a change in a Tax Benefit occurred under clause (y).

(b)            For purposes of this Article IX, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax allocable to the portion of such Tax period ending on (and including) the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.  For purposes of determining the amount of Taxes allocable to the portion of a Straddle Period that ends on (and includes) the Closing Date, each entity in which the Company or any of its Subsidiaries owns an interest which is fiscally transparent for Tax purposes shall be treated as if its taxable year ended at the close of business on the Closing Date.

(c)            For the avoidance of doubt, Taxes of the Company and its Subsidiaries for which Seller is responsible under Section 9.01(b) or clause (v), (w) or (x) of Section 9.05(a) shall be computed after taking into account any Closing Statement Tax Attributes available to reduce such Taxes.

(d)            From and after the Closing Date, Purchaser and the Company, jointly and severally, shall indemnify the Seller Indemnitees and hold them harmless from and against all liability for (x) Taxes imposed on the Company or any of its Subsidiaries for any Taxable Period beginning after the Closing Date, (y) Taxes imposed on the Company or any of its Subsidiaries that are allocable to the portion of a Straddle Period beginning on the day after the Closing Date and (z) any Taxes described in Section 9.01(b) or clause (v), (w), (x) or (y) of Section 9.05(a) for which Seller is not responsible by reason of Section 8.03(a) or (c), the final sentence of Section 9.01(b) or Section 9.05(e). For the avoidance of doubt, the indemnity under this Section 9.05(d) shall be limited by Section 8.02(c).

(e)            Purchaser agrees to give prompt notice to Seller of any Tax Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Section 9.05 (a “Tax Proceeding”) and will give Seller such information with respect thereto as Seller may reasonably request.  Seller may (i) participate in and (ii) in the case of a Tax Proceeding for Taxes relating to a Pre-Closing Period, upon written notice to Purchaser, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (x) Seller shall thereafter consult with Purchaser upon Purchaser’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (y) Seller shall not, without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), agree to any settlement with respect to any Tax if such settlement would reasonably be expected to materially adversely affect the Tax liability of any Purchaser Indemnitee and (z) if Seller provides notice to Purchaser that Seller wishes to concede the Tax Proceeding, Seller shall not be obligated to indemnify Purchaser for further costs and expenses under 9.05(a).  If Seller assumes such defense, (i) Purchaser shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller and (ii) Seller shall not assert that the Tax Loss, or any portion thereof, with respect to which Purchaser seeks indemnification is not within the ambit of this Section 9.05.  Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Notwithstanding any other provision of this Section 9.05, Seller shall not be liable under this Section 9.05 with respect to any Tax Loss resulting from a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under this Section 9.05(e), to the extent Seller’s liability under this Section 9.05 is actually and materially adversely affected as a result thereof.

(f)            Notwithstanding anything to the contrary in this Agreement, Section 9.05 and not Sections 8.01 (other than Section 8.01(d)), 8.02, and 8.05, shall govern indemnification of the Purchaser Indemnitees in respect of Tax Losses and the conduct of Tax Proceedings.

SECTION 9.06.             Disputes.  Disputes arising under this Article IX and not resolved by mutual agreement within 30 days shall be resolved by an internationally recognized accounting firm with no material relationship with Purchaser, Seller or their affiliates (the “Tax Accountant”), chosen by and mutually acceptable to both Purchaser and Seller within five days of the date on which the need to choose the Tax Accountant arises.  The Tax Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require, and any such resolution by the Tax Accountant shall be final unless not consistent with a final determination of the applicable Taxing Authority.  The costs, fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller.

SECTION 9.07.             Survival.  The covenants and indemnities in this Article IX shall survive for purposes of this Article IX until the expiration of the relevant statute of limitations.

ARTICLE X

General Provisions

SECTION 10.01.          Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable, in whole or in part, by operations of law or otherwise, by any party without the prior written consent of the other parties hereto.  Any attempted assignment in violation of this Section 10.01 shall be null and void.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 10.02.          No Third-Party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

SECTION 10.03.          Notices.  All notices, requests, claims, demands and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (which is confirmed) or if sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(i)	if to Purchaser, to:

China Minsheng Investment Co., Ltd. No. 100 South Zhonshan Street Shanghai 200010 P.R. China
	Attention: E-mail:	Liao Feng liaofeng@cm-inv.com

with a copy (which shall not constitute notice) to:

Clifford Chance LLP 10 Upper Bank Street London E14 5JJ
	Attention: E-mail:	Katherine Coates, Esq. katherine.coates@cliffordchance.com

Clifford Chance US LLP 31 West 52nd Street New York, NY 10019-6131 United States of America
	Attention: E-mail:	Nicholas R. Williams, Esq. nick.williams@cliffordchance.com

(ii)	if to Seller, to:

c/o White Mountains Insurance Group, Ltd. 14 Wesley Street, Fifth Floor Hamilton HM 11 Bermuda
	Attention: E-mail:	Robert Seelig rseelig@whitemountains.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019
	Attention:	Philip A. Gelston, Esq. Ting S. Chen, Esq.
	E-mail:	pgelston@cravath.com tchen@cravath.com

SECTION 10.04.          Interpretation; Exhibits; Certain Definitions.  (a)  The headings contained in this Agreement, in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All references herein to “dollars”, “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States.  All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The Seller Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article II, and the disclosure in any section or subsection shall be deemed to qualify other sections and subsections in Article II to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections.  The Company Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article III and Article V, and the disclosure in any section or subsection shall be deemed to qualify other sections and subsections in Article III or Article V to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections.  The Purchaser Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article IV, and the disclosure in any section or subsection shall be deemed to qualify other sections and subsections in Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections or subsections.

(b)            For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided that, for purposes of this Agreement and the Ancillary Agreements, OneBeacon Insurance Group, Ltd. and its subsidiaries shall not be considered affiliates of Parent or Seller.  For purposes of this definition, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreed Multiple” means 1.273.

“Ancillary Agreements” means the Parent Guaranty, the CMI Guaranty, the Bi-Lateral Services Agreement, the Letter of Credit, the Investment Management Agreement and any other agreement, if any, between the parties that is identified therein as an Ancillary Agreement.

“Anti-Bribery Laws” means the US Foreign Corrupt Practices Act (15 U.S.C. §78-dd-1, et seq., as amended), the UK Bribery Act 2010, as well as all other anti-bribery laws, anti-corruption laws, conflict of interest laws, or other Applicable Laws of similar purpose and effect.

“BGB” means Beijing Guoxin Baotai Investment Consulting Co., Ltd.

“Bi-Lateral Services Agreement” means the Bi-Lateral Services Agreement between Seller and the Company, in the form attached to this Agreement as Exhibit B.

“Books and Records” means all written or electronic accounts, ledgers and records (including computer generated, recorded or stored records) relating to the business of the Company and the Subsidiaries, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), Tax records (including Tax Returns), disclosure and other documents and filings required under Applicable Law, financial records, employee records and compliance records relating to the business of the Company and the Subsidiaries; provided, however, that Books and Records does not include (i) the physical or electronic copies of financial and operational reports provided to Seller, Parent or any subsidiary thereof (other than the Company and the Subsidiaries) in the ordinary course of business (but, for the avoidance of doubt, this clause (i) does not exclude the records or other information otherwise constituting Books and Records underlying such reports)  or (ii) any financial or other information provided in connection with or contained within the consolidated or consolidating financial information of Parent and its subsidiaries.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in Bermuda and New York, New York, are open for normal banking business.

“Cash” means (i) cash and (ii) as of any date, (A) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government maturing within 91 days  of such date; (B) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P or the equivalent rating from another nationally recognized rating agency and in each case maturing within 91 days of such date; (C) marketable short-term money market and similar securities having a rating of at least P-2 by Moody’s or at least A-2 S&P or the equivalent rating from another nationally recognized rating agency and in each case maturing within 91 days of such date; (D) certificates of deposit, time deposits and eurodollar time deposits maturing within 91 days from such date, bankers’ acceptances maturing within 91 days of such date and overnight bank deposits, in each case with any U.S. commercial bank; (E) indebtedness or preferred stock issued by third parties with a rating of at least A2 from Moody’s or at least A by S&P or the equivalent rating from another nationally recognized rating agency maturing within 91 days of such date; and (F) investments with average maturities of 91 days or less from such date in money market funds rated at least AAA- by S&P or at least Aaa3 by Moody’s or the equivalent rating from another nationally recognized rating agency.

“Catastrophe Losses” means the aggregate losses and expenses resulting from any catastrophe event or events, including any and all natural or man-made perils, minus the estimated recoveries under reinsurance protections inuring to the benefit of the Company and its Subsidiaries plus the estimated associated reinstatement premiums paid by the Company or any of its Subsidiaries and minus the estimated associated reinstatement premiums received by the Company or any of its Subsidiaries, calculated on a pre-tax basis; provided that Catastrophe Losses shall be calculated assuming that none of the Parent Covers had been obtained or entered into or were ever in existence.

“Closing Date Book Value” means the Closing Date Book Value as defined in, and as calculated in accordance with, the Applicable Accounting Principles and Exhibit C of Section 1.04(j) of the Company Disclosure Letter  and as finally determined in accordance with Section 1.04 (which amount, for the avoidance of doubt, shall not include the Solutions Entity Excess Amount).

“Closing Date Reorganization Value” means an amount equal to the aggregate fair market value (as reasonably determined by Seller in accordance with the Applicable Accounting Principles) of (i) the Reorganization Assets set forth in Section 1.03(e)(i) of the Company Disclosure Letter as of the close of business on the Business Day immediately prior the Closing Date and (ii) the Reorganization Assets set forth in Section 1.03(e)(ii) of the Company Disclosure Letter as of the close of business on the last Business Day of the calendar quarter ending immediately prior to the Closing Date.

“Closing Statement Tax Attribute” means the net operating loss, foreign tax credit, tax basis in an asset or any similar tax characteristic of any of the Company or the Subsidiaries with respect to a Pre-Closing Period or the portion of a Straddle Period ending on (and including) the Closing Date (under the principles of Section 9.05(b)) or otherwise taken into account in the calculation of Closing Date Book Value.”Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, practice, arrangement or contract providing for retirement, health, life, dental, disability, accident or group insurance, vacation, holiday, sick leave, loan, child or dependent care, legal services, cafeteria, workers compensation or insurance, retiree medical insurance, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards or fringe benefits and any other compensation, employee benefits or remuneration of any kind (including, but not limited to, any “employee benefit plan” ( as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any bonus, stock bonus, stock purchase, restricted stock, stock option or other equity-based, employment, consulting, termination, retention, change in control, supplemental retirement, severance or other plan, scheme, program, policy, practice, arrangement or contract), whether written or unwritten, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any Participant, or with respect to which the Company or any Subsidiary is or was a party or has or may have any Liability or in which any Employee participates, other than any plan, scheme, program, policy, practice, arrangement or contract mandated by Applicable Laws; provided that, with respect to outstanding Parent Performance Share Awards and Parent Restricted Share Awards, Company Benefit Plans shall include the Parent LTIP.

“Company Covered Employee” means the persons identified or listed in Section 10.04(b)(1)(i) of the Company Disclosure Letter.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Purchaser in connection with the execution and delivery of this Agreement by the parties.

“Company Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, excluding any effect resulting from (a) any change, development, event or occurrence arising out of or relating to general economic, regulatory, legislative, political or market conditions, (b) any change, development, event or occurrence affecting the insurance or reinsurance industry generally, (c) changes in Applicable Law, the byelaws or requirements of Lloyd’s, GAAP or SAP, (d) any change, development, event or occurrence arising out of or relating to natural catastrophe events, man-made disasters, acts of terrorism, war (whether or not declared) or other hostilities, (e) any change in the financial condition of the Company and the Subsidiaries to the extent that such change has been remedied at or prior to the Closing or was reflected or provided for or reserved against in the calculation of the Closing Date Book Value, (f) any failure, in and of itself, of the Company and the Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or any downgrade or potential downgrade of the credit, financial strength or claims paying rating of the Company or any Subsidiary by any rating agency (it being understood that the underlying facts giving rise or contributing to such failure, change or downgrade or potential downgrade and the other effects thereof shall not be excluded pursuant to this clause (f)), (g) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any loss of or change in relationship with any customer, business partner, labor union, broker, agent, regulator or reinsurance provider, or departure of any employee or officer, of the Company or any Subsidiary resulting therefrom, (h) any action or failure to act on the part of Seller or the Company or any Subsidiary required by this Agreement or any of the Ancillary Agreements or requested or consented to in writing by Purchaser, (i) any action on the part of Purchaser or any of Purchaser’s affiliates and (j) any condition or requirement imposed by any Governmental Entity or Lloyd’s in connection with the granting or issuance of any Governmental Approval in respect of the Acquisition, but only to the extent that any such effect described in the preceding clauses (a), (b), (c) and (d) does not materially and disproportionately affect the Company and the Subsidiaries relative to other persons engaged in the reinsurance of similar risks.

“Compensation Related Tax Attribute” means a current or deferred Tax deduction or that is available to the Company or the Subsidiaries that is taken into account in the calculation of the Tax Benefit in Section 5.6 and reduces an amount otherwise payable by Seller or increases an amount otherwise payable by Purchaser.

 “Employee” means any current or former employee of the Company or any Subsidiary.

“Environmental Law” means any Applicable Law relating to pollution or protection of the environment or natural resources or human health as it relates to the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person required or any particular time to be aggregated with any of the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Book Value” means the Estimated Closing Book Value as defined in, and as calculated in accordance with, the Applicable Accounting Principles and Exhibit B of Section 1.04(j) of the Company Disclosure Letter (which amount, for the avoidance of doubt, shall not include the Solutions Entity Excess Amount).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means, (i) with respect to Seller, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article II or Article III or in any certificate delivered to Purchaser pursuant to Sections 6.02(a), 6.02(b), 6.02(c), 6.02(e) or 6.02(f), provided that such actual and intentional fraud of Seller shall be deemed to exist only if any of the individuals included on Section 10.04(b)(2)(i) of the Company Disclosure Letter or Section 10.04(b)(2)(ii) of the Seller Disclosure Letter had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties, as qualified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable, were actually breached when made, with the express intention that Purchaser may rely thereon to its detriment and (ii) with respect to Purchaser, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or in any certificate delivered to Seller pursuant to Sections 6.03(a) or 6.03(b), provided that such actual and intentional fraud of Purchaser shall be deemed to exist only if any of the individuals included on Section 10.04(b)(2)(iii) of the Purchaser Disclosure Letter had actual knowledge (as opposed to imputed or constructive knowledge) that such representations and warranties, as qualified by the Purchaser Disclosure Letter, were actually breached when made, with the express intention that Seller may rely thereon to its detriment.

“Fundamental Representations” means the representations and warranties included in Sections 2.01, 2.02, 2.05, 3.02(a), 3.02(b), 3.03, 4.01, 4.02, and 4.06 and the first sentence of Section 3.01(a).

“Governmental Entity” means (a) a national government, political subdivision thereof, or government of a state or local jurisdiction therein; or (b) an instrumentality, board, commission, court, or agency, whether civilian or military, of any of the above; or (c) a government-owned/government-run/government-controlled association, organization, business or enterprise.

“Government Official” means (i) an employee, officer, or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (ii) a legislative, administrative, or judicial official; (iii) a candidate for political office; (iv) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (v) an officer or employee of a supra-national organization (e.g., World Bank, United Nations, International Monetary Fund, OECD).

“HGB” means Horgos Guoxin Baotai Venture Capital Co., Ltd.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of any of the Reinsurance Subsidiaries, including Lloyd’s.

“Insurance Reserves” means any reserves, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the insurance or reinsurance contracts issued by the Reinsurance Subsidiaries.

“Intentional Breach” shall mean a breach of a representation, warranty or covenant of this Agreement that is caused by a deliberate act taken, or a deliberate failure to act omitted to be taken, by Seller or Company, as applicable, with actual knowledge that such act or omission to act constitutes a breach of this Agreement.

“Interim Balance Sheet” means the GAAP balance sheet as of March 31, 2015, included in the Unaudited Financial Statements described in Section 3.05(a).

“Investment Assets” means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Company or any Subsidiary, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets, in each case acquired for investment purposes and including any assets held in trust in respect of White Mountains Re Sirius Capital Limited in accordance with the Lloyd’s Premiums Trust Deed entered into between Lloyd’s and White Mountains Re Sirius Capital Limited, but excluding, for the avoidance of doubt, any equity securities of the Subsidiaries owned by the Company or other Subsidiary.

“Investment Management Agreements” means the Amended and Restated Investment Management Agreements (i) between Sirius International Insurance Corporation and White Mountains Advisors LLC, in the form attached to this Agreement as Exhibit D-1, (ii) between Sirius America Insurance Company and White Mountains Advisors LLC, in the form attached to this Agreement as Exhibit D-2 and (iii) between the Company and White Mountains Advisors LLC, in the form attached to this Agreement as Exhibit D-3.

“Issuing Bank” has the meaning set forth in the Letter of Credit from time to time.

“Key Employee” means the persons identified or listed in Section 10.04(b)(3) of the Company Disclosure Letter.

“Knowledge” means the actual knowledge after reasonable inquiry of (i) with respect to the Company, those persons listed in Section 10.04(b)(2)(i) of the Company Disclosure Letter, (ii) with respect to Seller, those persons listed in Section 10.04(b)(2)(ii) of the Seller Disclosure Letter and (iii) with respect to Purchaser, those persons listed in Section 10.04(b)(2)(iii) of the Purchaser Disclosure Letter (in each case whether or not such inquiry was actually made).

“Liability” means any and all liabilities, obligations, debts and commitments of any kind, character or description.

“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts 1871 to 1982 (including the council constituted by the Lloyd’s Act 1982 and any delegate or person through whom the council is authorized to act).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Deferred Tax Asset” means the aggregate of the deferred tax assets and deferred tax liabilities, net of any valuation allowance, of the Company and the Subsidiaries, taken into account in the calculation of Closing Date Book Value.

“Parent Covers” means retrocessions, industry loss warranties, insurance linked securities and other similar protections, in each case obtained by the Company or any of the Subsidiaries for the benefit of Parent or any of its subsidiaries (other than the Company or any of the Subsidiaries) and set forth on Section 10.04(b)(4) of the Company Disclosure Letter, as supplemented from time to time by delivery of notice of supplement from Seller to Purchaser following the date of this Agreement.

“Participant” means any current or former employee, officer, director, consultant or individual service provider of the Company or any Subsidiary.

“Per Share Option Price” means a dollar amount equal to (A) the sum of (1) (i) the Closing Date Book Value  multiplied by (ii) the Agreed Multiple and (2) $10,000,000, divided by (B) the number of Common Shares (or equivalents) issued and outstanding as of the Option Closing.  For purposes of this definition, the Closing Date Book Value shall be calculated (x) assuming that the transactions described in Section 1.03(e) had been effected prior to the close of business on the Business Day immediately prior to the date of the Option Closing and (y) in accordance with the Applicable Accounting Principles (provided that all references in the Applicable Accounting Principles to the Closing or the Closing Date shall be deemed to be replaced with a reference to the Option Closing or the date of the Option Closing, as applicable).

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Information” means  (i) name, address, telephone number, health information, drivers’ license number, government issued identification number, or any other data that can be used to identify, contact, or precisely locate an individual; (ii) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution; or (iii) Internet Protocol addresses or other persistent device identifiers. Personal Information may relate to any individual, including employees, contractors, customers, and end users.

“Preference Shares” means the shares of fixed/floating perpetual non-cumulative preference shares of SIG, par value $0.01 per share.

“Purchaser Disclosure Letter” means the disclosure letter delivered by Purchaser to Seller in connection with the execution and delivery of this Agreement by the parties.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party or a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby.

“Purchaser Related Person” means (i) any affiliate of Purchaser, CMI or CMB or (ii) any direct or indirect shareholder of Purchaser, CMI or CMB (including, for the avoidance of doubt, BGB, HGB and any other shareholder of Purchaser, CMI, CMB, BGB or HGB holding shares that are (x) not fully paid or are assessable, (y) non-voting or (z) otherwise limited in their rights and privileges).

“Reference Book Value” means $1,747,449,220.

“Regulatory Approvals” means any approvals, filings or notifications required in connection with the acquisition of Shares contemplated by this Agreement by the laws, rules and regulations of Australia, Bermuda, Hong Kong, Labuan, the State of New York, the State of Tennessee, Sweden, Singapore and the United Kingdom or the byelaws and requirements of Lloyd’s, as applicable, including, with respect to Purchaser, (i) the filing of a Form A with the New York State Department of Financial Services and approval thereof by the New York State Superintendent of Financial Services, (ii) the U.K. Approvals and (iii) the FFFS Approvals.

“Reinsurance Subsidiaries” means the Subsidiaries set forth in Section 10.04(b)(5) of the Company Disclosure Letter.

“Reorganization Assets” means the assets and other items set forth in Sections 1.03(e)(i) and 1.03(e)(ii) of the Company Disclosure Letter.

“Run-Off Entity SPA” means, as applicable, (i) the stock purchase agreement by and between White Mountains Solutions Holding Company and Sojourner Holding Company LLC dated May 22, 2015; or (ii) the stock purchase agreement by and between White Mountains Solutions Holding Company and Agency Bonding Captives, Inc. dated September 17, 2014.

“SAP” means, with respect to any Reinsurance Subsidiary, the statutory accounting practices prescribed or permitted by its domiciliary Insurance Regulator, including, if applicable, International Financial Reporting Standards.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Covered Employee” means the persons identified or listed in Section 10.04(b)(1)(ii) of the Seller Disclosure Letter.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser in connection with the execution and delivery of this Agreement by the parties.

“SIG” means Sirius International Group, Ltd., an exempt company with limited liability incorporated under the laws of Bermuda with registered number 33445 having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and an indirect wholly owned subsidiary of the Company.

“Solutions Entity Excess Amount” means an amount equal to (i) the Solutions Entity Value minus (ii) the carrying book value of the Solutions Entity as of the Closing Date.

“Stand-Alone Benefit Plans” means each Company Benefit Plan that (i)is sponsored solely by the Company or any Subsidiary or (ii) to which the Company or any Subsidiary and a Participant are the only parties.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person; provided that, for purposes of this Agreement and the Ancillary Agreements, OneBeacon Insurance Group, Ltd. and its subsidiaries shall not be considered subsidiaries of Parent or Seller.

“Tax” means (i) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies or other assessments or charges in the nature of a tax or any other similar payment imposed by any Taxing Authority, including income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, premium, excise, property, sales, use, value-added, registration duty, net worth, transfer, franchise, payroll, withholding, social security, estimated or other taxes and (ii) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not. The term “Tax” shall also include (without limitation) taxes prescribed under Luxembourg income tax law and related regulations, circulars, amendments and public case law.  This contains the following forms of direct taxation: (i) Municipal Business Tax, (ii) Net Wealth Tax, and (iii) Corporate Income Tax.

 “Tax Return” means any U.S. federal, state, local or non-U.S. Tax report, return (including information return), claim for refund, election, notice, estimated Tax filing, declaration, statement, schedule, form, request or other document (including (i) Corporate income tax, municipal business, net wealth tax and value added tax returns and (ii) any related or supporting information or any amendment to any of the foregoing) supplied to, required to be filed with or required to be maintained by any Taxing Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Taxing Authority” means any Governmental Entity having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transfer Tax” means any and all sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, registration, securities transactions, conveyance and notarial Taxes, and similar fees, Taxes and governmental charges (together with any interest, penalty, addition to Tax, and additional amount imposed in respect thereof).

 “Year End Balance Sheets” means (a) the GAAP balance sheet as of December 31, 2014, included in the Audited Financial Statements described in Section 3.05(a) and (b) the statutory balance sheets as of December 31, 2014, included in the Statutory Statements described in Section 3.05(b).

SECTION 10.05.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.06.          Entire Agreement.  This Agreement, the Seller Disclosure Letter, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, relating to such subject matter.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Seller Disclosure Letter, the Company Disclosure Letter, the Purchaser Disclosure Letter, the Ancillary Agreements or the Confidentiality Agreement.

SECTION 10.07.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.07 with respect thereto.  Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

SECTION 10.08.          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Subject to Section 8.07, it is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York, without proof of damages or otherwise, this being in addition to the recovery of monetary damages or any other remedy to which they are entitled at law or in equity.  The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Seller, the Company or Purchaser would have entered into this Agreement.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.08 shall not be required to provide any bond or other security in connection with any such order or injunction, and the party opposing such injunction or injunctions hereby agrees that it shall not contest the amount or absence of any such bond or other security requested or offered by the party seeking such injunction or injunctions.

SECTION 10.09.          Arbitration.  (a)  Any dispute arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the arbitration rules of the International Chamber of Commerce (the “ICC”) then in effect, which rules are deemed to be incorporated by reference into this Section 10.09 (the “ICC Rules”).  The arbitral tribunal shall consist of three arbitrators.  Purchaser and Seller shall each nominate one arbitrator, the party requesting arbitration concurrently with such request and the other party within fifteen calendar days from receipt of the request for arbitration.  In the event that Purchaser or Seller fails to nominate an arbitrator or deliver notification of such nomination to the other party and to the ICC within this time period, upon request of Purchaser or Seller, such arbitrator shall instead be appointed by the ICC within fifteen calendar days of the ICC receiving such request in accordance with the ICC Rules.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify Purchaser and Seller and the ICC in writing of such nomination within fifteen calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify Purchaser, Seller and the ICC of that nomination within this time period, then, upon request of Purchaser or Seller, the third arbitrator shall be appointed by the ICC within fifteen calendar days of the ICC receiving such request in accordance with the ICC Rules.  The third arbitrator shall serve as president of the arbitral tribunal.  The seat, or legal place, of arbitration shall be New York, New York.  The language to be used in the arbitral proceedings shall be English.  The governing law of this agreement to arbitrate shall be the laws of the State of New York.

(b)             Each arbitrator shall be qualified to practice law under the Laws of the State of New York and fluent in the English language.  No arbitrator shall be an employee, officer, director, consultant, contractor or other service provider of either party or of their respective affiliates, nor shall any arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on Purchaser and Seller and their respective successors and assigns, and the parties waive any form of challenge or appeal against it and agree that judgment may be entered on any such award by any court having competent jurisdiction. Purchaser and Seller hereby waive any right to refer any question of law to any court.

(c)             In its award the arbitrators shall allocate, in their discretion, among the parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorney’s fees, costs and expert witness expenses incurred by the parties.

(d)            The parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The parties irrevocably submit to the personal jurisdiction of the Supreme Court of the State of New York, in and for the County of New York, or the United States District Court for the Southern District of New York, each for the limited purpose of enforcing this agreement to arbitrate, including any action to compel arbitration or to stay or enjoin any action or proceeding commenced or prosecuted in violation of this Section 10.09, and irrevocably waive any objection to venue for such a proceeding in any such court.  Each party’s agreement to this arbitration is voluntary. Nothing in these dispute resolution provisions shall be construed as preventing either party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

(e)            In order to facilitate the comprehensive resolution of related disputes and to avoid inconsistent decisions in related disputes, upon request of any party to an arbitration proceeding commenced pursuant to this Section 10.09, any dispute, controversy or claim subsequently noticed for arbitration under the provisions of this Section 10.09 may be consolidated with the earlier-commenced arbitration proceeding, as determined within the discretion of the arbitral tribunal appointed in the first-commenced arbitration proceeding.  The arbitral tribunal must not consolidate such arbitrations unless the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise.  If the first-appointed arbitral tribunal determines that the arbitrations shall be consolidated, the first-appointed arbitral tribunal shall have jurisdiction over the consolidated arbitration to the exclusion of any other arbitrator or arbitral tribunal and any appointment of another arbitrator in relation to the other arbitrations will be deemed to be functus officio. Any such termination of an arbitrator’s appointment shall be without prejudice to: (i) the validity of any act done or order made by that arbitrator or by the ICC in support of that arbitration before the termination of his appointment; (ii) his entitlement to be paid his proper fees and disbursements; and (iii) the date when any claim or defence was raised for the purpose of applying any limitation bar or any similar rule or provision.

(f)            The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed other than to the arbitral tribunal, the ICC, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding.  The confidentiality obligations shall not apply (i) if disclosure is required by law, rule or regulation, or in judicial or administrative proceedings or (ii) as far as disclosure is necessary or appropriate to enforce the rights arising out of the award.

(g)            Each party to this Agreement irrevocably consents to service of process by U.S. registered mail to such party’s respective address set forth above in Section 10.03, including for proceedings regarding the recognition and enforcement of any award resulting from an arbitration brought pursuant to this Section 10.09 or any judgment, of any jurisdiction, resulting therefrom, and for enforcement of the agreement to arbitrate set forth in this Section 10.09.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

(h)            This Section 10.09 shall not apply to any dispute under Section 1.04 or 1.05 or Article IX that is required to be decided by the Accounting Firm.

SECTION 10.10.          Governing Law.  This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.11.          Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12.          Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

[Signature Pages Follow]

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

LONE TREE HOLDINGS LTD.

by:	/s/ Jennifer Pitts
Name: Jennifer Pitts
Title: Director, Vice President & Assistant Secretary

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

by:	/s/ Allan L. Waters
Name: Allan L. Waters
Title: CEO

CM INTERNATIONAL HOLDING PTE. LTD.

by:	/s/ Feng Liao
Name: Feng Liao
Title: Director

CM BERMUDA LIMITED

by:	/s/ Feng Liao
Name: Feng Liao
Title: Director

INDEX OF DEFINED TERMS

Term	Section
A.M. Best	3.27
Accounting Firm	1.04(b)
Acquisition	1.01(a)
Additional Shares	7.03(c)
Adjusted SIG PUA Amount	5.06(f)(iii)
Adjustment Amount	1.04(a)
affiliate	10.04(b)
Affiliate Transaction	3.20
After-Acquired Business	5.16(a)(iv)
After-Tax Parent PSA Amount	5.06(g)(iv)
After-Tax Post-Closing Parent PSA Amount	5.06(g)(iv)
Aggregate Adjusted SIG PUA Amount	5.06(j)
Aggregate Bonus Amount	5.06(i)
Agreed Multiple	10.04(b)
Agreement	Preamble
Ancillary Agreements	10.04(b)
Anti-Bribery Laws	10.04(b)
Anti-Money Laundering Laws	3.18(d)
Applicable Accounting Principles	1.04(i)
Applicable Law	2.03(a)
Audited Financial Statements	3.05(a)
Authorized Representative	5.01(g)
Balance Sheet Date	3.05(a)
BGB	10.04(b)
Bi-Lateral Services Agreement	10.04(b)
Bonus Arrangements	5.06(i)
Bonus Recipients	5.06(i)
Bonus Schedule	5.06(i)
Book Value Excess Amount	1.04(a)
Books and Records	10.04(b)
Burdensome Condition	5.04(a)
Business Day	10.04(b)
Cap	8.01(b)(iii)
Cash	10.04(b)
Catastrophe Losses	10.04(b)
Change of Control	5.16(e)
Claim Deadline	5.13(b)(i)
Closing	1.02
Closing Date	1.02
Closing Date Book Value	10.04(b)
Closing Date Reorganization Value	10.04(b)

Index-1

Term	Section
Closing Date Statement	1.04(a)
CMI	Recitals
CMI Guaranty	Recitals
Code	10.04(b)
Common Shares	3.02(a)
Company	Preamble
Company Benefit Plans	10.04(b)
Company Bye-Laws	3.01(b)
Company Covered Employee	10.04(b)
Company Disclosure Letter	10.04(b)
Company Intellectual Property	3.09(a)
Company Material Adverse Effect	10.04(b)
Company Memorandum of Association	3.01(b)
Company Property	3.08(a)
Company Reinsurance Contracts	3.24(a)
Company Settlement Amount	1.05
Competing Business	5.16(a)
Confidentiality Agreements	5.03
Consent	2.03(b)
Continuation Period	5.06(a)
Continuing Employees	5.06(a)
Contract	2.03(a)
Contribution Amount	1.04(a)
control	10.04(b)
controlled	10.04(b)
controlling	10.04(b)
Corporate Members	3.23(g)
Data and Privacy Laws	3.18(e)
Deductible	8.01(b)(i)
Direct Claim	8.05(c)
Disputed Claim Amount	5.13(b)(i)
Employee	10.04(b)
Environmental Law	10.04(b)
ERISA	10.04(b)
ERISA Affiliate	10.04(b)
Estimated Adjustment Amount	1.03(c)(i)
Estimated Book Value Excess Amount	1.03(c)(i)
Estimated Closing Book Value	10.04(b)
Estimated Closing Date Statement	1.04(a)
Estimated Contribution Amount	1.03(c)(i)
Estimated Payment Amount	1.03(c)(i)
Exchange Act	10.04(b)
Extracted Entities	1.03(h)
Extracted Entity Value	1.03(h)

Index-2

Term	Section
FFFS Approvals	4.03(b)
Final Purchase Price	1.04(h)
Financial Statements	3.05(a)
Fraud	10.04(b)
Fundamental Representations	10.04(b)
FY 2015 Bonuses	5.06(c)
GAAP	3.05(a)
Government Official	10.04(b)
Government Ownership Restriction	4.03(a)
Governmental Approvals	5.04(a)
Governmental Entity	10.04(b)
HGB	10.04(b)
HSR Act	10.04(b)
ICC	10.09(a)
ICC Rules	10.09(a)
indemnified party	8.05(a)
Insurance Regulator	10.04(b)
Insurance Reserves	10.04(b)
Intellectual Property	3.09(e)
Intentional Breach	10.04(b)
Interim Balance Sheet	10.04(b)
Investment Assets	10.04(b)
Investment Management Agreement	10.04(b)
Investment Policy	3.26(b)
IRS	3.15(b)
Issuing Bank	10.04(b)
IT Systems	3.09(d)
Judgment	2.03(a)
JV Entity	1.03(h)
JV Entity Value	1.03(h)
Knowledge	10.04(b)
Labor Agreements	3.19(a)
Leased Property	3.08(a)
Legal Restraint	6.01(b)
Letter of Credit	1.01(b)
Liability	10.04(b)
Liens	2.03(a)
Listed Contract	3.10(b)
Lloyd’s	10.04(b)
Losses	8.01(a)
Moody’s	10.04(b)
Net Deferred Tax Asset	10.04(b)
Notice of Disagreement	1.04(b)
Option Closing	7.03(f)

Index-3

Term	Section
Option Expiration Date	7.03(d)
Option Shares	7.03(c)
Option Subscription Agreement	7.03(e)
Outside Date	7.01(a)(ii)(1)
Owned Property	3.08(a)
Parent	Recitals
Parent Common Share	5.06(i)
Parent Common Share Price	5.06(i)
Parent Cover Benefits	1.05(a)
Parent Cover Costs	1.05(a)
Parent Cover Schedule	1.05(a)
Parent Covers	10.04(b)
Parent Guaranty	Recitals
Parent LTIP	5.06(i)
Parent Mark	5.14
Parent Performance Share Award	5.06(i)
Parent PSA Amount	5.06(g)(iii)
Parent Restricted Share Award	5.06(i)
Participant	10.04(b)
Per Share Option Price	10.04(b)
Performance Unit	5.06(j)
Permits	3.11
Permitted Liens	3.07(a)
person	10.04(b)
Personal Information	10.04(b)
Policies	3.23(b)
Post-Closing Pro-Rata Portion	5.06(j)
Potential Controller	4.05(b)
Pre-Closing Periods	9.01(b)
Pre-Closing Pro-Rata Portion	5.06(j)
Preference Shares	10.04(b)
Proceeding	3.11
Producer	3.23(d)
Property Material Adverse Effect	3.08(a)
Purchase Option	7.03(c)
Purchase Price	1.01(a)
Purchaser	Preamble
Purchaser Confidentiality Agreement	5.03
Purchaser Disclosure Letter	10.04(b)
Purchaser Indemnitees	8.01(a)
Purchaser Material Adverse Effect	10.04(b)
Purchaser Related Person	10.04(b)
Real Property Lease	3.08(b)
Reconciliation Statement	3.05(b)

Index-4

Term	Section
Reference Book Value	10.04(b)
Regulatory Approvals	10.04(b)
Reinsurance Subsidiaries	10.04(b)
Reorganization Assets	10.04(b)
Restricted Transactions	5.01(f)
Retention Bonus Date	5.06(i)
Retention Bonuses	5.06(i)
Run-Off Entities	1.03(f)
Run-Off Entity Value	1.03(f)
S&P	3.27
Sanctions	3.18(c)(i)
SAP	10.04(b)
Scheduled Investments	3.26(a)
Securities Act	10.04(b)
Seller	Preamble
Seller Confidentiality Agreement	5.03
Seller Covered Employee	10.04(b)
Seller Disclosure Letter	10.04(b)
Seller Indemnitees	8.02(a)
Seller Material Adverse Effect	2.01
Seller Settlement Amount	1.05
Shares	Recitals
SIG	10.04(b)
SIG LTIP	5.06(i)
SIG Performance Unit Award	5.06(i)
SIG PUA Amount	5.06(f)(iii)
Solutions Entity	1.03(g)
Solutions Entity Excess Amount	10.04(b)
Solutions Entity Value	1.03(g)
Specified Target Value	5.06(g)(iii)
Stand-Alone Benefit Plans	10.04(b)
Statutory Statements	3.05(c)
Straddle Periods	9.01(b)
subsidiary	10.04(b)
Subsidiary	3.01(a)
Tax	10.04(b)
Tax Accountant	9.06
Tax Attribute	10.04(b)
Tax Benefit	5.06(j)
Tax Loss	9.05(a)
Tax Proceeding	9.05(e)
Tax Return	10.04(b)
Taxable Period	10.04(b)
Taxing Authority	10.04(b)

Index-5

Term	Section
Termination Fee	7.03(a)
Termination Fee Shares	7.03(b)
Third Party Claim	8.05(a)
Third Party Consent	5.04(c)
Top-Up Amount	1.04(g)
Transaction Bonuses	5.06(i)
Transfer Tax	10.04(b)
U.K. Approvals	4.03(b)
Unaudited Financial Statements	3.05(a)
Voting Company Debt	3.02(a)
WARN Act	5.06(e)
Withholding Tax	1.06
Year End Balance Sheets	10.04(b)

Index-6